UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.          )

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ARCH CAPITAL GROUP LTD.
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Arch

Arch Capital Group Ltd.

2018 PROXY STATEMENT

Notice of Annual Meeting of Shareholders

Wednesday, May 9, 2018

8:45 a.m., local time
Arch Capital Group Headquarters
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda

Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda

T: (441) 278-9250

www.archcapgroup.com

March 28, 2018

DEAR FELLOW SHAREHOLDER:

You are cordially invited to join Arch Capital Group Ltd.’s Board of Directors and senior leadership at the 2018 annual meeting of shareholders, which will be held at 8:45 a.m. local time on Wednesday, May 9, 2018. The meeting will be held at our offices located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.
The attached notice of the 2018 annual meeting of shareholders and proxy statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. The Board of Directors recommends that you vote “FOR” each of the proposals as listed on the attached notice.
You may submit your proxy either over the telephone or the Internet. In addition, if you have requested or received a paper copy of the proxy materials, you can vote by marking, signing, dating and returning the proxy card or voter instruction form sent to you in the envelope accompanying the proxy materials.
Thank you for your continued support.
Sincerely,

CONSTANTINE IORDANOU Chairman of the Board

3	| 2018 PROXY STATEMENT

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

When:	Wednesday, May 9, 2018, 8:45 a.m., local time

Where:	Waterloo House, Ground Floor, 100 Pitts Bay Road,
Pembroke HM 08, Bermuda
We are pleased to invite you to the Arch Capital Group Ltd. 2018 Annual Meeting of Shareholders.
Items of Business:

1.	Elect four Class II Directors to serve for a term of three years or until their respective successors are elected and qualified (Item 1);

2.	Advisory vote to approve named executive officer compensation (Item 2);

3.	Appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018 (Item 3);

4.	Approve the Arch Capital Group Ltd. 2018 Long-Term Incentive and Share Award Plan (Item 4);

5.	Approve a three-for-one common share split effective on June 18, 2018 (Item 5);

6.	Elect certain individuals as Designated Company Directors of certain of our non-U.S. subsidiaries, as required by our bye-laws (Item 6);

7.	Conduct other business if properly raised.
You are eligible to vote if you were a shareholder of record at the close of business on March 14, 2018.

Susie Tindall Secretary
Hamilton Bermuda
March 28, 2018

Voting Information
Ensure that your shares are represented at the 2018 Annual Meeting of Shareholders by voting in one of several ways:

Go to the website listed on your proxy card or Notice to vote VIA THE INTERNET.
Call the telephone number specified on your proxy card or on your Voting Instruction Form to vote BY TELEPHONE.
If you received paper copies of your proxy materials, mark, sign, date and return your proxy card in the postage-paid envelope provided to vote BY MAIL.
Scan the QR Code on your proxy card, Notice or Voting Instruction Form to vote with your MOBILE DEVICE.
Attend the meeting to vote IN PERSON (see Annual Meeting Attendance in Annex A—General Information).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
This proxy statement and 2017 Annual Report to Shareholders are available at www.proxyvote.com. On or about March 29, 2018, we expect to mail to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and 2017 Annual Report to Shareholders. The Notice of Internet Availability also will instruct you on how to access and submit your proxy through the Internet, by phone or with your mobile device.

2018 PROXY STATEMENT |	4

5	| 2018 PROXY STATEMENT

PROXY SUMMARY
This summary highlights information contained in the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. As used in this report, “we,” “us,” “our,” “Arch” or the “Company” refer to the consolidated operations of Arch Capital Group Ltd. (“Arch Capital”) and its subsidiaries. For more complete information regarding the Company’s 2017 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

ROADMAP OF VOTING MATTERS
Shareholders are being asked to vote on the following matters at the 2018 Annual Meeting of Shareholders:

Our Board’s Recommendation
ITEM 1 - Election of Directors (page 9)
The Board and the Nominating Committee believe that the four Director nominees possess the necessary qualifications and experience to provide quality advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of shareholders.
FOR each Director Nominee
ITEM 2 - Advisory Vote to Approve Named Executive Officer Compensation (page 29)
The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis beginning on page 30 and the Compensation Tables beginning on page 49. The Board values shareholders’ opinions, and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
FOR
ITEM 3 - Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm (page 69)
The Audit Committee and the Board believe that the retention of PricewaterhouseCoopers LLP to serve as the Independent Auditors for the fiscal year ending December 31, 2018, is in the best interests of the Company and its shareholders. As required by Bermuda law, shareholders are being asked to appoint the Audit Committee’s selection of the Independent Auditors.
FOR One Year
ITEM 4 - Approval of the Arch Capital Group Ltd. 2018 Long-Term Incentive and Share Award Plan (page 70)
On February 28, 2018, with the recommendation of the Compensation Committee, the Board adopted the 2018 Long-Term Incentive and Share Award Plan (the “2018 Plan”), subject to shareholder approval. The Board and the Compensation Committee believe that the 2018 Plan provides for competitive compensation opportunities, encourages long-term service, recognizes individual contributions and rewards achievement of performance goals, and promotes the creation of long-term value for shareholders by aligning the interests of such persons with those of shareholders.
FOR
ITEM 5 - Approval of Three-For-One Common Share Split (page 78)
The Board and management believe that an increase in the number of issued common shares resulting from a three-for-one common share split would place the market price of the common shares in a more accessible trading range that would be increasingly attractive to investors, particularly individuals, as well as existing and prospective employees. The share split will also increase the number of Arch Capital’s authorized but unissued shares.
FOR
ITEM 6 - Election of Designated Company Directors of Certain Non-U.S. Subsidiaries (page 80)
The Board and management believe that the named Designated Company Director nominees possess the necessary qualifications and experiences to provide oversight for the Company’s non-U.S. subsidiaries.	FOR each Director Nominee

2018 PROXY STATEMENT |	6

DIRECTOR NOMINEES	See page 9.
The Board is comprised of ten members, divided into three classes, serving staggered three-year terms. The Board intends to present for action at the Annual Meeting the election of the following Class II directors for a term of three years or until their successors are duly elected and qualified:

					Committee Membership (1)
Name		Age	Director Since	Primary Occupation	UW	A	C	E	FIR	N
Eric W. Doppstadt		58	November 2010	Vice President and Chief Investment Officer of the Ford Foundation					■	■
Laurie S. Goodman		62	Nominee	Vice President of the Housing Finance Policy Center at the Urban Institute
Constantine Iordanou	(2)	68	January 2002	Chairman of Arch Capital				■	■
John M. Pasquesi		58	November 2001	Managing Member of Otter Capital LLC	■		■	■	■	■

(1)	UW = Underwriting Oversight Committee; A = Audit Committee; C = Compensation Committee; E = Executive Committee; FIR = Finance, Investment and Risk Committee; N = Nominating Committee

(2)	Effective March 3, 2018, Marc Grandisson succeeded Constantine Iordanou as CEO of the Company. Mr. Iordanou served as CEO until March 2, 2018, and will continue as Chairman of the Board.

COMPENSATION PROGRAM ENHANCEMENTS	See page 35.
We have made several key enhancements to our compensation programs to continue to improve the link between compensation and our business performance and talent strategies as well as the long-term interests of our shareholders.
2018 Short-Term Incentive Plan
Beginning in 2018, we have adopted a more formulaic approach to our annual incentive plan design for our senior executive team. In prior years, the results of the formulaic plans, which have been in place at our underwriting units since inception, has been the basis upon which the compensation decisions have been made for our named executive officers. However, with the adoption of our new plan design, we will now formally link the financial performance achieved by each of our reporting segments (i.e., insurance, reinsurance, and mortgage) and of our investment function, as measured under the current formulaic plans, to the specific payments to be made to our named executive officers. Under the formulaic plans, bonus awards are determined for each underwriting unit based on return on capital (ROC) measures (measured over the applicable 10-year development periods) and for the investment unit on the relative performance of our investment portfolio compared to the benchmark index (over the past 1, 3 and 5 years). These calculations reflect the long-term nature of the insurance business where actual results become known over time. This performance against financial goals will receive a 70% weight. In addition, a 30% weight will be assigned to the performance of our senior executive team against strategic goals. Strategic goals will be designed to incentivize our executives to achieve certain corporate objectives that cannot be measured by financial metrics. Specific individual financial and strategic goals will be set at the beginning of each year, and payouts will be determined by performance against the pre-established minimum, target and maximum goals.
2018 Long-Term Incentive Plan
To further align the interests of our executives and shareholders, we have moved away from exclusive time-based vesting to add a majority of performance-based vehicles to the structure of our long-term incentive awards for senior executives. Beginning with grants in 2018, the majority of such awards will be in the form of performance shares. The value mix of such long-term awards will be approximately (i) 80% performance-based, consisting of 55% performance shares and 25% stock options, and (ii) 20% time-based restricted shares. The performance shares will vest based on growth in tangible book value per share in relation to pre-established threshold, target and maximum goals over a rolling three year performance period. The resulting payout level will be secondarily modified by relative total shareholder return (“TSR”) over the performance period in relation to a pre-determined peer group. The maximum number of shares that can be earned will be 200% of target.

7	| 2018 PROXY STATEMENT

SHAREHOLDER ENGAGEMENT
We maintain an ongoing, proactive outreach effort with our shareholders. Throughout the year, members of our Investor Relations team and leaders of our business engage with our shareholders to seek their input, to remain well-informed regarding their perspectives and to help increase their understanding of our business.
Over the past year, as part of our engagement with our shareholders, members of our compensation committee,

our lead director and members of senior management had discussions with institutional shareholders representing a significant number of our outstanding common shares to discuss, among other things, our executive compensation program. We remain committed to listening to feedback from shareholders as we continue to review and evaluate our compensation programs.

SOUND GOVERNANCE PRACTICES AND ENHANCEMENTS	See page 35.
Our governance framework includes these key compensation policies and practices:

▪
Stock ownership guidelines: Executives and non-employee directors must hold common shares with a value at least equal to 6 times salary for our CEO, 4 times salary for our Section 16 officers and 3 times salary for our senior management, and 3 times the annual cash retainer for our non-employee directors.

▪	Stock holding requirement: Executives and non-employee directors must retain 50% of net shares received through equity awards until holding requirements are achieved.

▪	Double-trigger change in control benefits: Equity awards that are assumed by an acquirer in the case of a change in control are subject to double-trigger vesting.

▪	No excise tax gross-ups: Executives receive no excise tax gross-up payments in connection with change in control benefits.

▪	Clawback policy: All incentive-based compensation is subject to potential clawback in the event of a financial restatement.

▪	Anti-hedging policy: Executives and directors are prohibited from engaging in hedging activities.
As part of our ongoing review of our policies, we have also recently established enhanced policies:

▪	Limiting the shares that can be pledged by an executive or non-employee director.

▪	Eliminating tax gross-up payments on executive perquisites.

▪	Independent consultant: In March 2017, we selected and directly retained the services of Meridian Compensation Partners, LLC, an independent executive compensation consulting firm.

GENERAL INFORMATION	See page A-1.
Please see the General Information section, Annex A for important information about the proxy materials, voting, the 2018 Annual Meeting, Company documents,

communications and the deadlines to submit shareholder proposals and director nominees for the 2019 Annual Meeting of Shareholders.

LEARN MORE ABOUT OUR COMPANY
You can learn more about the Company by visiting:

▪	Our website — www.archcapgroup.com

▪	Proxy website — www.proxyvote.com which includes this proxy statement and our 2017 Annual Report to Shareholders.

2018 PROXY STATEMENT |	8

GOVERNANCE
ITEM 1—ELECTION OF DIRECTORS
The Board of Arch Capital is currently comprised of ten members with an eleventh Board member nominated for election, divided into three classes, serving staggered three-year terms. The Board intends to present for action at the annual meeting the election of Eric W. Doppstadt, Laurie S. Goodman, Constantine Iordanou, and John M. Pasquesi to serve as Class II Directors for a term of three years or until their successors are duly elected and qualified. Such nominees were recommended for approval by the Board by the nominating committee of the Board.
Unless authority to vote for these nominees is withheld, the enclosed proxy will be voted for these nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of these nominees is unable or declines to serve.
Nominees

Eric W. Doppstadt

■	58 years old
Mr. Doppstadt serves as Vice President and Chief Investment Officer of the Ford Foundation. Mr. Doppstadt has been with the Ford Foundation for more than 28 years, most recently as director of private equity investments for the foundation’s endowment. He joined the Ford Foundation in 1989 as resident counsel, later assuming senior positions managing the Ford’s alternative investment portfolio. He has also served on the investment advisory boards of numerous private equity and venture capital funds. Mr. Doppstadt holds the Chartered Financial Analyst designation from the CFA Institute and is a director of Makena Capital Management, LLC. He holds an A.B. from The University of Chicago and a J.D. from New York University School of Law.

Mr. Doppstadt’s qualifications for service on our Board include his extensive investment experience and investment management skills.

■	Director since November 2010
■	Class II Director of Arch Capital
■	Finance, Investment and Risk Committee
■	Nominating Committee

9	| 2018 PROXY STATEMENT

Laurie S. Goodman

■	62 years old
Ms. Goodman is the founder and serves as Co-Director of the Housing Finance Policy Center at the Urban Institute. Before joining the Urban Institute in 2013, Ms. Goodman spent 30 years at several Wall Street firms. From 2008 to 2013, she was Senior Managing Director at Amherst Securities Group LP. From 1993 to 2008, Ms. Goodman was head of global fixed income research and Manager of U.S securitized products research at UBS and predecessor firms. Before that, she was a senior fixed income analyst, a mortgage portfolio manager and a senior economist at the Federal Reserve Bank of New York.

Ms. Goodman serves on the board of directors of the real estate investment trust MFA Financial, is an adviser to Amherst Capital Management and is a member of the Federal Reserve Bank of New York’s Financial Advisory Roundtable. She has also served on the Bipartisan Policy Center’s Housing Commission and Fannie Mae’s Affordable Housing Advisory Council. Ms. Goodman has a B.A. in Mathematics from the University of Pennsylvania and an A.M. and Ph.D. in Economics from Stanford University. The nominating committee engaged an independent consulting firm to assist it in identifying and assessing potential director candidates, resulting in the identification, evaluation and nomination of Ms. Goodman for election to the Board.

Ms. Goodman’s qualifications for service on our Board include her extensive analytics and strategy experience, her housing finance expertise and her service on boards of directors of other companies.

■	Nominated Director

Constantine Iordanou

■	68 years old
Mr. Iordanou has been Chairman of the Board of Arch Capital since November 2009 and was Chief Executive Officer of Arch Capital from August 2003 to March 2018. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as Senior Executive Vice President of group operations and business development of Zurich Financial Services, President of Zurich-American Specialties Division, Chief Operating Officer and Chief Executive Officer of Zurich-American and Chief Executive Officer of Zurich North America. Prior to joining Zurich, he served as President of the commercial casualty division of the Berkshire Hathaway Group and served as Senior Vice President with the American Home Insurance Company, a member of the American International Group. Since 2001, Mr. Iordanou has served as a director of Verisk Analytics, Inc. (formerly known as ISO Inc.). He holds an aerospace engineering degree from New York University.

Mr. Iordanou’s qualifications for service on our Board include his extensive leadership, executive management and operating experience in the insurance industry, his in-depth knowledge of our operations and service on boards of directors of other companies.

■	Director since January 2002
■	Chairman of the Board and Class II Director of Arch Capital
■	Executive Committee
■	Finance, Investment and Risk Committee

2018 PROXY STATEMENT |	10

John M. Pasquesi

■	58 years old
Mr. Pasquesi is the Managing Member of Otter Capital LLC, a private equity investment firm he founded in January 2001. He holds an A.B. from Dartmouth College and an M.B.A. from Stanford Graduate School of Business.
Mr. Pasquesi’s qualifications for service on our Board include his investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries, including the insurance industry, and service on boards of directors of other companies.

■	Director since October 2001
■	Class II Director of Arch Capital
■	Lead Independent Director
■	Compensation Committee
■	Executive Committee
■	Finance, Investment and Risk Committee
■	Nominating Committee
■	Underwriting Oversight Committee
Required Vote
A majority of the voting power represented by the votes cast at the annual meeting will be required to elect the above nominees as Class II Directors of Arch Capital.
Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

11	| 2018 PROXY STATEMENT

Appointed Directors, Continuing Directors and Senior Management
The following individuals are our appointed and continuing directors:

John L. Bunce, Jr.

■	59 years old
Mr. Bunce is a Managing Director and founder of Greyhawk Capital Management, LLC and a Senior Advisor to Hellman & Friedman LLC. He joined Hellman & Friedman in 1988 and previously served as a Managing Director of the firm. Before joining Hellman & Friedman, Mr. Bunce was Vice President of TA Associates. Previously, he was employed in the mergers & acquisitions and corporate finance departments of Lehman Brothers Kuhn Loeb. He has served as a director of Duhamel Falcon Cable Mexico, Eller Media Company, Falcon Cable TV, National Radio Partners, VoiceStream Wireless Corporation, Western Wireless Corporation, National Information Consortium, Inc. and Young & Rubicam, Inc. Mr. Bunce also was an advisor to American Capital Corporation and Post Oak Bank. He holds an A.B. from Stanford University and an M.B.A. from Harvard Business School.
Mr. Bunce’s qualifications for service on our Board include his corporate finance background, investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries and service on boards of directors of other companies.

■	Director since November 2001
■	Class III Director of Arch Capital
■	Term expires 2019
■	Compensation Committee
■	Executive Committee
■	Finance, Investment and Risk Committee
■	Nominating Committee

Marc Grandisson

■	50 years old
Mr. Grandisson was promoted to the position of President and Chief Executive Officer of Arch Capital on March 3, 2018 and was appointed to our Board in February 2018. From January 2016 to March 2018, he was President and Chief Operating Officer of Arch Capital. Prior to that role, he was Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group from 2005 to 2015, and the Chairman and Chief Executive Officer of Arch Worldwide Mortgage Group from February 2014 to December 2015. He joined Arch Reinsurance Ltd. (“Arch Re Bermuda”) in October 2001 as Chief Actuary. He subsequently held various leadership roles, including Chief Underwriting Officer and Actuary, President and Chief Operating Officer, eventually being named President and Chief Executive Officer at Arch Re Bermuda. Prior to joining Arch, he held various positions with the Berkshire Hathaway Group, F&G Re, Inc. and Tillinghast/Towers Perrin. He holds a B.Sc. in Actuarial Science from Université Laval in Canada and an M.B.A. from The Wharton School of the University of Pennsylvania. He is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.
Mr. Grandisson’s qualifications for service on our Board include his financial background, extensive executive management and operating experience in the insurance industry and his in-depth knowledge of our operations.

■	With Arch since October 2001
■	President and Chief Executive Officer of Arch Capital
■	Director since February 2018
■	Class III Director of Arch Capital
■	Term expires 2019
■	Executive Committee

2018 PROXY STATEMENT |	12

Yiorgos Lillikas

■	57 years old
Mr. Lillikas is the Chief Executive Officer of BlueTree Consultants, a corporate consulting firm he founded in 2008. From 2006 to 2007, Mr. Lillikas served as the Minister of Foreign Affairs of the Republic of Cyprus (E.U.). From 2003 to 2006, he was the Minister of Commerce, Industry and Tourism of the Republic of Cyprus. From 1996 through 2003, Mr. Lillikas served as a member of the House of Representatives of the Republic of Cyprus and a member of the Parliamentary Committees for Economic and Budget, Commerce, Foreign and European Affairs and Environment. In 2000 he was elected Vice President of the Committee of Political Affairs of the Parliamentary Assembly of the OSCE. He was founder and Chief Executive Officer of Marketway, a strategic, advertising and public relations firm. Prior thereto, he served the Republic of Cyprus in various roles, including special advisor to the president. He holds a diploma in political sciences from the Institute of Political Sciences in the University of Lyon II, a D.E.A. (a diploma of doctorate cycle) in political sciences from the Institute of Political Science in Grenoble.
Mr. Lillikas’ qualifications for service on our Board include his extensive experience in the fields of international and European affairs.

■	Director since November 2010
■	Class III Director of Arch Capital
■	Term expires 2019
■	Audit Committee
■	Underwriting Oversight Committee

Louis J. Paglia

■	60 years old
Mr. Paglia is the founding member of Oakstone Capital LLC, a private investment firm. He previously founded Customer Choice LLC in April 2010, a data analytics company serving the electric utility industry. He previously served as Executive Vice President of UIL Holdings Corporation, an electric utility, contracting and energy infrastructure company. Mr. Paglia also served as UIL Holdings’ Chief Financial Officer and as President of its investment subsidiaries. Prior to joining UIL Holdings, Mr. Paglia was Executive Vice President and Chief Financial Officer of eCredit.com, a credit evaluation software company. Prior to that, Mr. Paglia served as the Chief Financial Officer for TIG Holdings Inc., a property and casualty insurance and reinsurance holding company, and Emisphere Technologies, Inc. He holds a B.S. in Engineering from Massachusetts Institute of Technology and an M.B.A. from The Wharton School of the University of Pennsylvania.
Mr. Paglia’s qualifications for service on our Board include his strong financial background and extensive executive management and operating experience in financial services companies.

■	Director since July 2014
■	Class I Director of Arch Capital
■	Term expires 2020
■	Audit Committee
■	Compensation Committee
■	Nominating Committee
■	Underwriting Oversight Committee

13	| 2018 PROXY STATEMENT

Brian S. Posner

■	56 years old
Mr. Posner has been a private investor since March 2008 and is the President of Point Rider Group LLC, a consulting and advisory services firm within the financial services industry. From 2005 to March 2008, Mr. Posner served as the President, Chief Executive Officer and Co-Chief Investment Officer of ClearBridge Advisors, LLC, an asset management company and a wholly owned subsidiary of Legg Mason. Prior to that, Mr. Posner co-founded Hygrove Partners LLC, a private investment fund, in 2000 and served as the Managing Member for five years. He served as a portfolio manager and an analyst at Fidelity Investments from 1987 to 1996 and, from 1997 to 1999, at Warburg Pincus Asset Management/Credit Suisse Asset Management where he also served as Co-Chief Investment Officer and director of research. Mr. Posner currently serves on the board of directors of Biogen Inc. and he is a trustee of the AQR Funds. He holds a B.A. from Northwestern University and an M.B.A. from the University of Chicago Booth School of Business.
Mr. Posner’s qualifications for service on our Board include his strong financial background, investment skills and extensive experience as a leading institutional investment manager and advisor.

■	Director since November 2010
■	Class I Director of Arch Capital
■	Term expires 2020
■	Audit Committee
■	Finance, Investment and Risk Committee
■	Underwriting Oversight Committee

Eugene S. Sunshine

■	68 years old
Mr. Sunshine retired at the end of August 2014 as the Senior Vice President for Business and Finance at Northwestern University, the university’s chief financial and administrative officer. Before joining Northwestern in 1997, he was Senior Vice President for Administration at The Johns Hopkins University. Prior to Johns Hopkins, Mr. Sunshine held positions as New York State Deputy Commissioner for Tax Policy and New York State Treasurer as well as Director of Energy Conservation for the New York State Energy Office. He currently is a member of the boards of directors of Chicago Board Options Exchange and Kaufman Hall and Associates. Mr. Sunshine is a former member of the boards of Bloomberg L.P., National Mentors Holdings and Nuveen Investments. He holds a B.A. from Northwestern University and a Master of Public Administration degree from Syracuse University’s School of Citizenship and Public Affairs.
Mr. Sunshine’s qualifications for service on our Board include his strong financial background and extensive executive management and operating experience.

■	Director since July 2014
■	Class III Director of Arch Capital
■	Term expires 2019
■	Audit Committee
■	Compensation Committee
■	Nominating Committee

2018 PROXY STATEMENT |	14

John D. Vollaro

■	73 years old
Mr. Vollaro has been a Senior Advisor of Arch Capital since April 2009. He was Executive Vice President and Chief Financial Officer of Arch Capital from January 2002 to March 2009 and Treasurer of Arch Capital from May 2002 to March 2009. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was President and Chief Operating Officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was Chief Executive Officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as Executive Vice President of W.R. Berkley Corporation from 1991 until 1993, Chief Financial Officer and Treasurer of W.R. Berkley Corporation from 1983 to 1993 and Senior Vice President of W.R. Berkley Corporation from 1983 to 1991. Mr. Vollaro currently serves on the board of directors of Tiberius Acquisition Corporation.
Mr. Vollaro’s qualifications for service on our Board include his financial background, extensive executive management and operating experience in the insurance industry and his in-depth knowledge of our operations.

■	Director since November 2009
■	Class I Director of Arch Capital and Senior Advisor
■	Term expires 2020
■	Finance, Investment and Risk Committee
■	Underwriting Oversight Committee
The following individuals are members of senior management, including our executive officers, who do not serve as directors of Arch Capital:

Mark D. Lyons

■	61 years old
Mr. Lyons has served as Executive Vice President, Chief Financial Officer and Treasurer of Arch Capital since September 2012. From September 2012 to May 2015, he also functioned as Chief Risk Officer. Prior to that, he served as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group, an officer position of Arch Capital, and Chairman and Chief Executive Officer of Arch Insurance Group Inc. (“Arch Insurance Group”) since July 2008. Prior thereto, he served as President and Chief Operating Officer of Arch Insurance Group from June 2006. Prior to June 2006, he served as Executive Vice President of group operations and Chief Actuary of Arch Insurance Group from August 2003. From August 2002 to 2003, he was Senior Vice President of group operations and Chief Actuary of Arch Insurance Group. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was Executive Vice President of product services at Zurich U.S. From 1987 until 1992, he was a Vice President and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. in Mathematics from Elizabethtown College. He is also an Associate of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.

■	With Arch since August 2002
■	Executive Vice President, Chief Financial Officer and Treasurer of Arch Capital

15	| 2018 PROXY STATEMENT

Nicolas Papadopoulo

■	55 years old
Mr. Papadopoulo is Chairman and Chief Executive Officer of Arch Worldwide Insurance Group and Chief Underwriting Officer for the Property & Casualty Group, executive positions at Arch Capital. From July 2014 to September 2017, Mr. Papadopoulo was Chairman and Chief Executive Officer of Arch Reinsurance Group at Arch Capital. He joined Arch Re Bermuda in December 2001 where he held variety of underwriting roles. Prior to joining Arch, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama and he was also an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l’Administration Economique in France with a masters degree in statistics. He is also a Member of the International Actuarial Association and a Fellow at the French Actuarial Society.

■	With Arch since December 2001
■	Chairman and Chief Executive Officer of Arch Worldwide Insurance Group and Chief Underwriting Officer for the Property & Casualty Group

Maamoun Rajeh

■	47 years old
Mr. Rajeh was promoted to the position of Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group in October 2017. From July 2014 to September 2017, he was Chairman and Chief Executive Officer of Arch Re Bermuda. He joined Arch Re Bermuda in 2001 as an underwriter, ultimately becoming Chief Underwriting Officer in November 2005. Most recently, he was President and Chief Executive Officer of Arch Reinsurance Europe Underwriting Designated Activity Company from October 2012 to July 2014. From 1999 to 2001, Mr. Rajeh served as Assistant Vice President at HartRe, a subsidiary of The Hartford Financial Services Group, Inc. Mr. Rajeh also served in several business analysis positions at the United States Fidelity and Guarantee Company between 1992 and 1996 and as an underwriter at F&G Re from 1996 to 1999. He has a B.S. from The Wharton School of Business of the University of Pennsylvania and he is a Chartered Property Casualty Underwriter.

■	With Arch since December 2001
■	Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group

Andrew T. Rippert

■	57 years old
Mr. Rippert has served as Chairman and Chief Executive Officer of Arch Worldwide Mortgage Group at Arch Capital since January 2014. Prior to that, he served as President and Chief Executive Officer of Arch Mortgage Insurance Designated Activity Company from December 2011 to March 2014. Prior to December 2011, he served as senior executive of mortgage insurance at Arch Re Bermuda. He joined Arch Insurance Company (Europe) Limited in September 2010 as a Senior Vice President. Prior to that time, he worked as a consultant to mortgage insurers and mortgage backed security investors. From 2001 through 2006, he held various positions at Radian Guaranty Inc., a subsidiary of Radian Group Inc., including senior vice president and managing director of the international mortgage insurance group. He has also worked in reinsurance as an actuary and underwriter. Mr. Rippert serves on the board of directors of the Mortgage Bankers Association (“MBA”) and the MBA’s Opens Doors Foundation. He is also a member of the Executive Committee of the Housing Policy Council and a voting member of the MBA’s Residential Board of Governors. Mr. Rippert graduated from Drexel University with a B.S. in Physics and Mathematics and has an M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Rippert is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.

■	With Arch since September 2010
■	Chairman and Chief Executive Officer of Arch Worldwide Mortgage Group

2018 PROXY STATEMENT |	16

Dennis R. Brand

■	67 years old
Mr. Brand is Chairman, Worldwide Services at Arch Capital Services Inc. Mr. Brand also serves on the Group Reinsurance Steering Committee. He served as Senior Executive Vice President and Chief Administration Officer for Arch Insurance Group until December 2017. Mr. Brand joined Arch Insurance Group in 2004 as Senior Vice President and Chief Reinsurance Officer where he oversaw reinsurance, finance, information technology, actuarial, corporate underwriting, human resources, legal and premium audit departments. Prior to joining Arch Insurance Group, Mr. Brand held various positions in the insurance industry: first in finance, then in assumed underwriting and ceded reinsurance, as well as serving in other operational roles in the industry. Mr. Brand has over 40 years of reinsurance and executive management experience through positions held at Kemper and Reliance National. Mr. Brand holds a B.A. in Business from West Virginia University; he has also served in the United States Navy.

■	With Arch since February 2004
■	Chairman, Worldwide Services at Arch Capital Services Inc.

W. Preston Hutchings

■	61 years old
Mr. Hutchings has served as President of Arch Investment Management Ltd. since April 2006 and Senior Vice President and Chief Investment Officer of Arch Capital since July 2005. Prior to joining Arch Capital, Mr. Hutchings was at RenaissanceRe Holdings Ltd. from 1998 to 2005, serving as Senior Vice President and Chief Investment Officer. Previously, he was Senior Vice President and Chief Investment Officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Group plc in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College and received in 1981 an M.A. in Jurisprudence from Oxford University, where he studied as a Rhodes Scholar.

■	With Arch since July 2005
■	President of Arch Investment Management Ltd. and Senior Vice President and Chief Investment Officer of Arch Capital

François Morin

■	50 years old
Mr. Morin is Senior Vice President, Chief Risk Officer and Chief Actuary of Arch Capital, a position he has held since May 2015. He joined Arch Capital in October 2011 as Chief Actuary and Deputy Chief Risk Officer. From January 1990 through September 2011, Mr. Morin served in various roles for Towers Watson & Co. and its predecessor firm Towers Perrin Forster & Crosby, including its actuarial division, Tillinghast. He holds a B.Sc. in Actuarial Science from Université Laval in Canada. He is a Fellow of the Casualty Actuarial Society, a Chartered Financial Analyst, a Chartered Enterprise Risk Analyst, and a Member of the American Academy of Actuaries.

■	With Arch since October 2011
■	Senior Vice President, Chief Risk Officer and Chief Actuary of Arch Capital

Louis T. Petrillo

■	52 years old
Mr. Petrillo has been President and General Counsel of Arch Capital Services Inc. since April 2002. From May 2000 to April 2002, he was Senior Vice President, General Counsel and Secretary of Arch Capital. From 1996 until May 2000, Mr. Petrillo was Vice President and Associate General Counsel of Arch Capital’s reinsurance subsidiary. Prior to that time, Mr. Petrillo practiced law at the New York firm of Willkie Farr & Gallagher LLP. He holds a B.A. from Tufts University and a law degree from Columbia University.

■	With Arch since January 1996
■	President and General Counsel of Arch Capital Services Inc.
Board

17	| 2018 PROXY STATEMENT

Leadership Structure
The Board reviews the Company’s leadership structure from time to time, and as a result of the transition of the role of Chief Executive Officer from Mr. Iordanou to Mr. Grandisson, the Board has determined that a split in the role of chairman of the board and chief executive officer is appropriate and in the best interests of the Company’s shareholders at this time. The Board has also determined to maintain the role of independent lead director, a role in which John Pasquesi currently serves. The Board believes that this governance structure allows it to continue to independently oversee the Company’s business and leverage the experience and perspectives of Mr. Iordanou, while also allowing Mr. Grandisson to focus his time and energy on operating and managing the Company. Throughout this period of transition, the Board will continue to assess these roles and the Board leadership structure to ensure the interests of the Company and its shareholders are best served.
Several factors ensure that we have a strong and independent Board. As indicated below, all directors, with the exception of Messrs. Grandisson, Iordanou and Vollaro, are independent as defined under the applicable listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), and the audit, compensation and nominating committees of our Board are composed entirely of independent directors. The Company’s independent directors bring experience, oversight and expertise from many industries, including the insurance industry. In addition to feedback provided during the course of Board meetings, the independent directors regularly meet in executive session without management present. The Board also has regular access to our management team.
The lead director coordinates the activities of the other non-management/independent directors, and performs such other duties and responsibilities as the Board may determine. The lead director presides at all meetings of the Board at which the chairman of the board is not present, including executive sessions of the non-management/independent directors, and has the authority to call meetings of the non-management/independent directors. The lead director also serves as principal liaison among the chairman of the board, the chief executive officer and the non-management/independent directors and works with the chairman of the board to develop an appropriate schedule of Board meetings and to establish the agendas for Board meetings. In addition, the lead director advises the chairman of the board as to the quality, quantity and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties. The lead director is also available, when appropriate, for consultation and direct communication with major shareholders.
Board Independence and Composition
The Board is required to determine which directors satisfy the criteria for independence under the rules of NASDAQ. To be considered independent, a director may not maintain any relationship that would interfere with his or her independent judgment in completing the duties of a director. The rules state that certain relationships preclude a board finding of independence, including a director who is, or during the past three years was, employed by the company, and any director who accepts any payments from the company in excess of $120,000 during the current year or any of the past three years, other than director fees or payments arising solely from investments in the company’s securities. The rules specifically provide that ownership of company stock by itself would not preclude a board finding of independence.
Our Board consists of ten directors, including seven non-employee directors. Our Board has concluded that the following seven non-employee directors and the nominated director, Laurie S. Goodman, are independent in accordance with the director independence standards set forth in Rule 5600 of the rules of NASDAQ: John L. Bunce, Jr., Eric W. Doppstadt, Yiorgos Lillikas, Louis J. Paglia, John M. Pasquesi, Brian S. Posner and Eugene S. Sunshine. In making these independence determinations, the Board reviewed the relationships with the directors set forth under the captions “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Transactions,” including ordinary course transactions not meeting the disclosure threshold with insurers, reinsurers and producers in which a director or a fund affiliated with any of our directors maintained at least a 10% ownership interest.
Role in Risk Oversight
Our Board, as a whole and also at the committee level, has an active role in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s business and operations, including with respect to underwriting, investments, capital management, liquidity, financial reporting and compliance, as well as the risks associated with these activities.

2018 PROXY STATEMENT |	18

As outlined below, Committees of the Board help oversee the business and operations of the Company.

Underwriting Oversight Committee	Oversees risks relating to our underwriting activities, including with respect to accumulations and aggregations of exposures in our insurance, reinsurance and mortgage businesses.
Audit Committee	Oversees management of financial reporting and compliance risks.
Compensation Committee	Oversees the management of risks relating to the Company’s compensation plans and arrangements, retention of personnel and succession planning.
Finance, Investment and Risk Committee	Oversees risks relating to the financial, investment, operational (including information technology and data security) and other risk affairs of the Company.
Nominating Committee	Oversees risks associated with the composition of the Board.
While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Please refer to “Committees of the Board.”
Code of Business Conduct, Committee Charters and Corporate Governance Guidelines
We have adopted a Code of Business Conduct, which describes our ethical principles, and charters of responsibilities for all of our standing Board committees, including underwriting oversight, audit, compensation, executive, finance, investment and risk and nominating committees. We have also adopted Corporate Governance Guidelines that cover issues such as executive sessions of our Board, director qualification and independence requirements, director responsibilities, access to management, evaluation and communications with the Board in order to help maintain effective corporate governance at the Company. The full text of our Code of Business Conduct, each committee charter and our Corporate Governance Guidelines are available on the Company’s website located at www.archcapgroup.com. None of the material on our website is incorporated herein by reference.
Meetings
The Board held four meetings during 2017. Each director attended 75% or more of all meetings of the Board and any committees on which the director served during fiscal year 2017. Directors are encouraged, but not required, to attend our annual meeting of shareholders. All of our then current directors attended the 2017 annual meeting.
Communications with the Board
Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, to:
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Secretary
Facsimile: (441) 278-9255
All shareholder communications will be compiled by the Secretary for review by the Board.

19	| 2018 PROXY STATEMENT

Committees of the Board

Director	Audit		Compensation		Executive		Finance, Investment and Risk		Nominating		Underwriting Oversight
John L. Bunce, Jr.			■		■		■		■	Chair
Eric W. Doppstadt							■	Chair	■
Marc Grandisson					■
Constantine Iordanou					■	Chair	■
Yiorgos Lillikas	■										■
Louis J. Paglia	■		■						■		■
John M. Pasquesi			■		■		■		■		■
Brian S. Posner	■	Chair					■				■
Eugene S. Sunshine	■		■	Chair					■
John D. Vollaro							■				■	Chair

Audit Committee
The audit committee of the Board assists the Board in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements.
All of our audit committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of audit committees and the independence requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that Mr. Posner qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission (“SEC”). The audit committee held five meetings during 2017.
Compensation Committee
The compensation committee of the Board approves the compensation of our senior executives and has overall responsibility for approving, evaluating and making recommendations to the Board regarding our officer compensation plans, policies and programs.
All of our compensation committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of compensation committees. In addition, no executive officer of the Company served on any board of directors or compensation committee of any entity (other than Arch

Capital) with which any member of our Board serves as an executive officer. The compensation committee held five meetings during 2017.
Executive Committee
The executive committee of the Board may generally exercise all the powers and authority of the Board, when it is not in session, in the management of our business and affairs, unless the Board otherwise determines. The executive committee did not meet during 2017.
Finance, Investment and Risk Committee
The finance, investment and risk committee of the Board oversees the Board’s responsibilities relating to the financial, operational (including information technology and data security) and other risk affairs of the Company and recommends to the Board financial policies, risk tolerances, strategic investments and overall investment policy, including review of manager selection, financial and risk benchmarks and investment performance. The finance, investment and risk committee held four meetings during 2017.
Nominating Committee
The nominating committee of the Board is responsible for identifying individuals qualified to become directors and recommending to the Board the director nominees for consideration at each annual meeting of shareholders.

2018 PROXY STATEMENT |	20

All of our nominating committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of nominating committees. The nominating committee held four meetings during 2017.
When the Board determines to seek a new member, whether to fill a vacancy or otherwise, the nominating committee will consider recommendations from Board members, management and others, including shareholders. In general, the committee will look for new members, including candidates recommended by shareholders, possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge and experience in the areas of insurance, reinsurance or other aspects of our business, operations or activities, as well as knowledge of the business environments in the jurisdictions in which we currently operate or intend to operate in the future. The Company endeavors to maintain a Board representing a diverse spectrum of expertise, background, perspective, race, gender and experience.
Since the departure of two very valuable Board members in the past year, the nominating committee’s search focused on candidates who offer a range of perspectives, experience and expertise required to reflect the diverse nature of the business environment in which we operate. In particular, given the growth of our mortgage insurance business, we believed that the Board would benefit from the addition of a respected leader in the mortgage insurance industry and, therefore, focused its search to meet that goal. Our search resulted in the nomination of Laurie S. Goodman for election to the Board. As this selection demonstrates, the nominating committee is committed to building value for shareholders over the long-term by having professionals of the highest caliber serving on our Board.
A shareholder who wishes to recommend a director candidate for consideration by the nominating committee should send such recommendation in writing to:
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road

Pembroke HM 08, Bermuda
Attention: Secretary

The recommendation should comply with the advance notice requirements set forth in our bye-laws, as described under the caption “Shareholder Proposals for the 2019 Annual Meeting.” As described below in more detail, every submission must include a statement of the qualifications of the nominee, a consent signed by the candidate evidencing a willingness to serve as a director if elected, and a commitment by the candidate to meet personally, if requested, with the nominating committee. It is the policy of the committee to review and evaluate each candidate for nomination submitted by shareholders in accordance with the above procedures on the same basis as candidates that are suggested by our Board.
From time to time, the nominating committee engages independent search firms to assist in identifying potential Board candidates. Services provided by the search firms include identifying and assessing potential director candidates meeting criteria established by the nominating committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member. The nominating committee engaged an independent consulting firm to assist it in identifying and assessing potential director candidates, resulting in the identification, evaluation and nomination of Laurie S. Goodman for election to the Board. The nominating committee has not rejected a candidate recommended by a 5% shareholder, but reserves the right to do so.
Underwriting Oversight Committee
The underwriting oversight committee of the Board assists the Board by reviewing the underwriting activities of our insurance, reinsurance and mortgage businesses. The members of the underwriting oversight committee regularly participate in the underwriting review meetings held in our insurance, reinsurance and mortgage operations. The underwriting oversight committee held four meetings in 2017.

Director Compensation
The compensation committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to directors for Board, committee and committee chair services.
In making non-employee director compensation recommendations, the compensation committee takes various factors into consideration, including, but not limited to, input received from the compensation committee’s independent consultant, the responsibilities of directors generally, as well as committee chairs, and the form and amount of compensation paid to directors by comparable companies. The Board reviews the recommendations of the compensation committee and

21	| 2018 PROXY STATEMENT

determines the form and amount of director compensation.
The following table provides information concerning the compensation of our directors for the year ended December 31, 2017. Arch Capital’s Board is led by our chairman, Constantine Iordanou, who was also the chief executive officer of the Company until March 2, 2018.

Directors who also serve as employees of the Company do not receive payment for service as directors.
For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table. Please also refer to the “2017 Summary Compensation Table” for Messrs. Iordanou and Grandisson’s compensation.

Name		Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
John L. Bunce, Jr.	C	158,528	74,933	—	—	—	—	233,461
Eric W. Doppstadt	FC	154,528	74,933	—	—	—	15,000	244,461
Kewsong Lee	*	157,528	—	—	—	—	50,000	207,528
Yiorgos Lillikas		173,528	74,933	—	—	—	—	248,461
Deanna Mulligan (4)		—	—	—	—	—	—	—
Louis J. Paglia		179,528	74,933	—	—	—	50,000	304,461
John M. Pasquesi	LD*	174,028	74,933	—	—	—	50,000	298,961
Brian S. Posner	AC	204,528	74,933	—	—	—	50,000	329,461
Eugene S. Sunshine	C	184,528	74,933	—	—	—	20,900	280,361
John D. Vollaro (5)(6)	C	700,000	—	—	—	—	77,777	777,777

LD = Lead Director, C = Committee Chair, AC = Audit Committee Chair, FC = Finance, Investment and Risk Committee Chair
* John Pasquesi was appointed lead director at the November 2, 2017 Board meeting. Kewsong Lee was the lead director until his resignation on November 2, 2017.

(1)	Non-Employee Director Cash Compensation	Annual Cash Retainer
	Non-Employee Director Retainer (A)	$125,000
	Additional Retainers and Fees for Board Members, Committee Chairs, Committee Members (B)
	Meeting Fees
	Board	$2,500
	Committee	$1,500
	Audit Committee Chair	$50,000
	Audit Committee Member	$25,000
	Finance, Investment & Risk Committee Chair	$15,000
	Committee Chair (other than above)	$10,000

(A)
Each non-employee member may elect to receive the retainer fee in the form of common shares instead of cash. If so elected, the number of shares distributed to the non-employee director would be equal to 100% of the amount of the annual retainer fee otherwise payable divided by the fair market value of our common shares. This column includes the annual retainer (whether paid in cash or, at the election of the director, in common shares), meeting fees and committee chairman and retainer fees, as applicable and as described above. For the 2017-2018 annual period, Mr. Sunshine received his annual retainer fees in the form of cash and Messrs. Bunce, Doppstadt, Lee, Lillikas, Paglia, Pasquesi and Posner received their annual retainers in the form of 1,286 common shares.

(B)
Beginning in May 2018, each non-employee director serving as chairman of the finance, investment and risk committee, the nominating committee and the compensation committee will receive an annual fee of $25,000 and the audit committee and executive committee chairs will continue to receive a retainer of $50,000, and $10,000, respectively. In addition, the lead director will receive an annual fee of $25,000.

2018 PROXY STATEMENT |	22

(2)
Each year, the non-employee directors are granted a number of restricted shares equal to $75,000 divided by the closing price on the date of grant (i.e., the first day of the annual period of compensation for the non-employee directors), and such shares vest on May 1st of the following year. The grant date fair value indicated in the table has been calculated in accordance with FASB ASC Topic 718 Compensation—Stock Compensation. On May 4, 2017, each non-employee director received 771 restricted common shares, which will vest on May 1, 2018. With respect to Ms. Mulligan and Mr. Lee, such restricted shares were canceled on February 23, 2017 and November 2, 2017 respectively, the dates of their respective resignations. Beginning in May 2018, non-employee directors will be granted a number of restricted shares equal to $95,000, an increase of $20,000 from 2017.

The aggregate number of share awards outstanding (i.e., unvested) as of December 31, 2017 for Messrs. Bunce, Doppstadt, Lillikas, Paglia, Pasquesi, Posner and Sunshine was 771 common shares each. In addition, as of December 31, 2017, Mr. Vollaro had 66,600 outstanding share appreciation rights (“SARs”), which were awarded while he was chief financial officer of the Company. For additional information on ownership of Arch Capital’s securities, please refer to “Security Ownership of Certain Beneficial Owners and Management.”

(3)	The amounts in the “All Other Compensation” column for Messrs. Doppstadt, Lee, Paglia, Pasquesi, Posner, and Sunshine include matching gifts made under the Company’s matching gift program.
The Company provides a matching gift program pursuant to which the Company matches eligible contributions by non-employee directors to qualified charitable organizations. During 2017, the Company made an aggregate of approximately $236,000 in matching contributions on behalf of the non-employee directors.

(4)	Ms. Mulligan served as a Director until her resignation from our Board on February 23, 2017 due to a potential conflict of interest. Ms. Mulligan received no compensation during 2017.

(5)
Mr. Vollaro is a senior advisor and an employee of the Company. Mr. Vollaro’s employment agreement provides that he receives an annual base salary of $250,000 and a bonus determined by the compensation committee and the Board for his role as Senior Advisor of the Company. For 2017, Mr. Vollaro received a cash bonus of $450,000. In addition, Mr. Vollaro serves as chairman of the underwriting and oversight committee and is a member of the finance, investment and risk committee of the Board. A description of Mr. Vollaro’s employment agreement is included below.

(6)
The amount for Mr. Vollaro includes: (a) $32,790 in contributions to our defined contribution plans and (b) $6,369, which represents an additional payment to reimburse Mr. Vollaro for the approximate amount of additional tax liability for club dues. In addition, the total amount also includes the payment for club dues, life insurance premiums and tax preparation services, which did not exceed the greater of $25,000 or 10% of the total amount of these benefits for Mr. Vollaro.

In addition to the arrangements described above, all non-employee directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board or committees.
Employment Agreement of John Vollaro
Our employment agreement with John Vollaro provides for his employment period to continue on the terms and conditions set forth in the agreement for an indefinite period until terminated by either party by providing at least six months’ prior written notice to the other party. Pursuant to the agreement, Mr. Vollaro has served as Senior Advisor of Arch Capital since April 1, 2009. Mr. Vollaro’s base salary is paid at the rate $250,000 per annum, and the target rate for the annual cash bonus is 100% of the annual base salary. Mr. Vollaro is eligible to receive annual cash bonuses and share-based awards at the discretion of Arch Capital’s Board and is also entitled to participate in employee benefit programs such as major medical, life insurance and disability insurance, the cost of preparation of annual tax returns and associated tax planning, and other fringe benefits customarily provided to similarly situated senior executives. His agreement also provides that the Company will reimburse him for his reasonable expenses incurred traveling between Bermuda and the United States.
The agreement provides that if Mr. Vollaro’s employment is terminated without cause prior to the end of the term, he will be entitled to receive an amount equal to the sum of the total remaining base salary and target annual bonus which would have been paid to Mr. Vollaro under his employment agreement for the period through six months after the date of termination of employment (the “Severance Amount”). The Severance Amount would be payable over 12 months. The agreement also provides that if Mr. Vollaro’s employment is terminated for cause, as a result of his resignation, as a result of death or permanent disability, or by written notice of the intention not to renew the agreement by us or Mr. Vollaro, he (or his estate) will be entitled to receive his base salary through the date of termination. The agreement further provides that if Mr. Vollaro’s employment is terminated by reason of death or permanent disability, he (or his estate) will also be entitled to receive for the period extending through the remainder of the employment period, an amount equal to the Severance Amount, in each case, (i) offset by any proceeds received from any insurance coverages provided by the Company, and (ii) such amount, will be paid to him (or his estate) promptly upon death or permanent disability,

23	| 2018 PROXY STATEMENT

as applicable, and in no event later than March 15 of the calendar year following the calendar year of such termination of employment. Mr. Vollaro’s major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that his employment ends due to permanent disability, or he is terminated other than for cause.
Mr. Vollaro has agreed that, during the employment period and for a period of two years after termination of employment for cause or as a result of his resignation, he will not compete with the businesses of Arch Capital or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Vollaro’s employment without cause, the term of his non-competition period will extend for one year following termination. Mr. Vollaro also agreed that he will not, for a period of two years following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.
Matters Relating to Director Share Ownership
In an effort to further align the interests of the non-employee directors with the interests of shareholders, the Company has adopted:
Share Ownership Guidelines: Share ownership guidelines require the directors to retain common shares having a value of at least three times the annual cash retainer fee payable to the director. Each non-employee director has five years to comply with the guidelines, and stock options, share appreciation rights (SARs) and unvested restricted shares/units do not count toward the requirement.
Share Holding Requirements: Until our non-employee directors meet their target ownership levels, they must retain an amount equal to 50% of the net profit shares received from Arch Capital’s equity awards until they have attained the applicable share ownership level. Net profit shares are the shares remaining after payment of the exercise price of an option and taxes owed on exercise of options or SARs, vesting of restricted stock, or vesting and payout under restricted stock units and performance shares.
No Hedging Permitted: Under the insider trading policy included in our Code of Business Conduct, our non-employee directors are not permitted to engage in hedging activities with respect to Arch Capital’s securities.

Specifically, these insiders may not engage in short sales, purchases on margin or buying or selling put options or call options with respect to our securities.

2018 PROXY STATEMENT |	24

Certain Relationships and Related Transactions
Generally, transactions with related persons are subject to the review by the Board of Arch Capital. The Board has adopted written procedures regarding the review of transactions involving companies affiliated with a company in which a non-employee director or executive officer of Arch Capital has a material interest (each a “portfolio company”), on the one hand, and Arch Capital or one of its subsidiaries, on the other hand.
Under the procedures, these transactions must be reviewed and approved by the management of Arch Capital or the operating subsidiary entering into the transaction (as applicable), and the terms of such transaction should be arm’s-length or on terms that are otherwise fair to Arch Capital and its subsidiaries. In addition, these transactions also require the approval of Arch Capital under its holding company oversight guidelines, except for the following: (1) ordinary course transactions pursuant to which any insurance subsidiary of Arch Capital writes a direct insurance policy for a portfolio company where the Company will receive less than $3 million in annual premiums and (2) a transaction in which a U.S.-based subsidiary of Arch Capital (a) assumes reinsurance from, or cedes reinsurance to, a portfolio company or (b) provides direct insurance to a portfolio company pursuant to which the Company will receive $3 million or more in annual premiums, in which case, the general counsel of Arch Capital Services Inc. should be pre-notified and appropriate steps will be implemented based on the transaction. In reviewing these proposed transactions, the effects, if any, on the independence of the relevant directors are considered under the governing NASDAQ and SEC standards. Any applicable regulatory, tax and ratings agency matters are also considered. Under these procedures, the Board is provided with an update of related party transactions entered into by the Company in accordance with the procedures on a regular basis.
Graham B. Collis, a director of certain of our non-U.S. subsidiaries, is a director of the law firm of Conyers Dill & Pearman Limited, which provides legal services to the Company and its subsidiaries.
See also “Compensation Committee Interlocks and Insider Participation” for a description of transactions with certain related persons.
Based on a Schedule 13G/A filed in January 2018, BlackRock Inc. (“BlackRock”) owned approximately 6.5% of the outstanding common shares of Arch Capital as of December 31, 2017. BlackRock, through its subsidiaries, provides various investment management, investment trade support and risk analysis services to Arch Capital and its subsidiaries.

During 2017, the Company incurred $11.6 million of fees, in the aggregate, under these services arrangements with BlackRock.
In January 2017, the Company and Kelso & Co. (“Kelso”), sponsored Premia Reinsurance Ltd., a newly formed multiline Bermuda reinsurance company (“Premia Re”). Premia Re’s strategy is to reinsure or acquire companies or reserve portfolios in the non-life property and casualty insurance and reinsurance run-off market. The initial capitalization of Premia Re’s parent, Premia Holdings Ltd. (“Premia”), consists of $400.0 million in common equity and $110.0 million in unsecured senior debt. Arch Re Bermuda and certain Arch co-investors, including senior management of Premia, invested $100.0 million and acquired 25.0% of Premia’s common equity as well as warrants to purchase additional common equity. Two of the co-investors included Nicolas Papadopoulo, Chairman and CEO of Arch Worldwide Insurance Group and Chief Underwriting Officer for Property and Casualty Operations, who invested $2.5 million for a 0.625% stake, and Maamoun Rajeh, Chairman and CEO of Arch Worldwide Reinsurance Group, who invested $0.5 million for a 0.125% stake. Affiliates of Kelso, along with co-investors of Kelso, invested $300.0 million and acquired the balance of Premia’s common equity as well as warrants to purchase additional common equity. Arch Re Bermuda is providing a 25% whole account quota share reinsurance treaty on business written by Premia Re which generated net premiums written and earned of $45.4 million for 2017. Arch Re Bermuda has appointed two directors to serve on the seven person board of directors of Premia Re. Subsidiaries of Arch Capital are providing certain administrative and support services to Premia pursuant to services agreements.
In 2017, we made a $125,000 contribution to the Urban Institute, a non-profit research organization that employs Laurie S. Goodman, a nominee for Class II Director at our annual meeting.
From time to time, in the ordinary course of our business, we may enter into transactions, including insurance and reinsurance transactions and brokerage or other arrangements for the production of business, with entities in which companies or funds affiliated with beneficial owners of more than 5% of our outstanding voting shares or directors of Arch Capital may have an ownership or other interest.

25	| 2018 PROXY STATEMENT

SHARE OWNERSHIP
Security Ownership of Certain Beneficial Owners and Management
Common Shares
The following table sets forth information available to us as of March 14, 2018 with respect to the ownership of our voting shares by (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares, (2) each director and named executive officer of Arch Capital and (3) all of the directors and executive officers of Arch Capital as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.

	Common Shares
Name and Address of Beneficial Owner	(A) Number of Common Shares Beneficially Owned(1)	(B) Rule 13d-3 Percentage Ownership(1)
Artisan Partners Holdings LP (2) 875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202	17,572,350	12.9%
Cascade Investment, L.L.C. (3) 2365 Carillon Point Kirkland, Washington 98033	11,511,099	8.4%
The Vanguard Group (4) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	10,654,794	7.8%
BlackRock Inc. (5) 55 East 52nd Street New York, New York 10022	8,897,534	6.5%
Baron Capital Group, Inc. (6) 767 Fifth Avenue New York, New York 10153	8,433,758	6.2%
Constantine Iordanou (7)	2,422,476	1.7%
Marc Grandisson (8)	865,640	*
John L. Bunce, Jr. (9)	688,022	*
Eric W. Doppstadt (10)	15,904	*
Yiorgos Lillikas (11)	18,053	*
Louis J. Paglia (12)	7,191	*
John M. Pasquesi (13)	1,723,538	1.3%
Brian S. Posner (14)	22,439	*
Eugene S. Sunshine (15)	4,128	*
John D. Vollaro (16)	184,616	*
Mark D. Lyons (17)	171,660	*
Nicolas Papadopolou (18)	227,314	*
Maamoun Rajeh (19)	203,211	*
Andrew T. Rippert (20)	74,217	*
All directors and executive officers (16 persons) (21)	7,107,361	5.1%
_________________________
* Denotes beneficial ownership of less than 1%

(1)
Pursuant to Rule 13d-3 promulgated under the Exchange Act, amounts shown include common shares that may be acquired by a person within 60 days of March 14, 2018. Therefore, column (B) has been computed based on (a) 136,702,745 common shares actually outstanding as of March 14, 2018 ; and (b) solely with respect to the person whose Rule 13d-3 Percentage Ownership of common shares is being computed, common shares that may be acquired within 60 days of March 14, 2018 upon the exercise of options held only by such person. All references to “options” in the above table and the related footnotes include SARs, as applicable.

(2)
Based on a Schedule 13G/A filed with the SEC on February 7, 2018 jointly by Artisan Partners Limited Partnership (“APLP”), Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Partners Asset Management Inc. (“APAM”) and Artisan Partners Funds, Inc. (“Artisan Funds”). APLP is an investment advisor and Artisan Funds is an investment company. Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments. Artisan Investments is the general partner of APLP and APAM is the general partner of Artisan Holdings. The Schedule 13G/A reported that the common shares have been acquired on behalf of discretionary clients of APLP, which holds 17,572,350 common shares, including 8,415,949 common shares on behalf of Artisan Funds. In addition, the Schedule 13G/A reported that (a) APLP, Artisan Investments, Artisan Holdings and APAM each has shared voting with respect to 16,335,076 common shares and shared dispositive power with respect to 17,572,350 common shares and (b) Artisan Funds has shared voting and dispositive power with respect to 8,415,949 common shares.

(3)
Based on a Schedule 13G/A filed with the SEC on February 14, 2013 jointly by Cascade Investment, L.L.C. (“Cascade”) and William H. Gates III. In the Schedule 13G/A, it is reported that Cascade has sole voting and dispositive power with respect to 11,511,099 common shares. In addition, all common shares held by Cascade may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade.

(4)
Based on a Schedule 13G/A filed with the SEC on February 8, 2018 by The Vanguard Group (“Vanguard”). In the Schedule 13G/A it is reported that Vanguard has shared dispositive power with respect to 128,793 common shares, sole voting power with respect to 101,216 shares, shared voting power with respect to 36,952 common shares and sole dispositive power with respect to 10,526,001 common shares.

(5)
Based on a Schedule 13G/A filed with the SEC on January 30, 2018 by BlackRock. In the Schedule 13G/A, it is reported that BlackRock has sole voting power with respect to 7,767,696 common shares and sole dispositive power with respect to 8,897,534 common shares.

(6)
Based upon a Schedule 13G/A filed with the SEC on February 14, 2018 jointly by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron (collectively, the “Baron Group”). In the Schedule 13G/A, the Baron Group reported that BAMCO and BCM are subsidiaries of BCG, and Ronald Baron owns a controlling interest in BCG. In addition, the Schedule 13G/A reported that (a) BCG has shared voting power with respect to 8,108,685 common shares and shared dispositive power with respect to 8,433,758 common shares; (b) BAMCO has shared voting power with respect to 7,757,314 common shares and shared dispositive power with respect to 8,082,414 common shares; (c) BCM has shared voting power with respect to 351,344 common shares and shared dispositive power with respect to 351,344 common shares; and (d) Ronald Baron has shared voting power with respect to 8,108,685 common shares and shared dispositive power with respect to 8,433,758 common shares.

(7)
Amounts in columns (A) and (B) reflect (a) 99,578 common shares owned directly by Mr. Iordanou (including 50,054 restricted shares, which are subject to vesting); (b) 3,297 common shares owned by limited liability companies, for which Mr. Iordanou serves as the managing member for the benefit of members of his family; (c) 201,676 common shares, which are held by a grantor retained annuity trust; (d) stock options and SARs with respect to 992,334 common shares that are exercisable currently or within 60 days of the date hereof, (e) stock options and SARs with respect to 1,109,726 common shares that are exercisable currently or within 60 days of the date hereof, which are held by two grantor retained annuity trusts; and (f) 15,865 restricted stock units that will be settled in common shares within 60 days hereof. Amounts do not include (a) stock options and SARs with respect to 46,987 common shares that are not exercisable within 60 days of the date hereof, (b) 31,635 restricted common share units that will not be settled in common shares within 60 days of the date hereof; and (c) 13,251 restricted common share units that will be settled in common shares after the termination of Mr. Iordanou’s employment, as provided in the award agreement. Mr. Iordanou holds a security agreement with respect to 49,524 directly owned common shares, which is not currently being utilized. Mr. Iordanou’s reported beneficial ownership (pursuant to Rule 13d-3) decreased by approximately 31% compared to the amount reported in the Proxy Statement filed on March 24, 2017. This decrease is primarily due to estate planning changes and family trust distributions.

(8)
Amounts in columns (A) and (B) reflect 608,762 common shares owned indirectly by Mr. Grandisson (including 35,805 restricted shares which are subject to vesting); (b) 660 common shares owned by his spouse; and (c) stock options and SARs with respect to 256,218 common shares that are exercisable currently or within 60 days of the date hereof. Amounts do not include stock options and SARs with respect to 19,319 common shares that are not exercisable within 60 days of the date hereof.

(9)	Amounts in columns (A) and (B) reflect 688,022 common shares owned directly by Mr. Bunce.

(10)	Amounts in columns (A) and (B) reflect 15,904 common shares owned directly by Mr. Doppstadt.

(11)	Amounts in columns (A) and (B) reflect (a) 17,968 common shares owned directly by Mr. Lillikas and (b) 85 common shares owned by his child.

(12)	Amounts in columns (A) and (B) reflect 7,191 common shares owned directly by Mr. Paglia.

(13)
Amounts in columns (A) and (B) reflect (a) 407,231 common shares owned by Otter Capital LLC, for which Mr. Pasquesi serves as the Managing Member; (b) 1,033,021 common shares owned indirectly by revocable trusts for which Mr. Pasquesi and his spouse are the trustees; (c) 52,515 common shares owned indirectly by a family limited partnership; (d) 230,000 common shares, which are held

2018 PROXY STATEMENT |	26

by a grantor retained annuity trust; and (e) 771 common shares owned directly by Mr. Pasquesi. In addition, 436,620 common shares held by the trusts and by the family limited partnership are subject to a security agreement, which is not currently being utilized. This security agreement provides for a secured loan of up to 30% of the total market value of the common shares subject to the security agreement.

(14)	Amounts in columns (A) and (B) reflect 22,439 common shares owned directly by Mr. Posner.

(15)	Amounts in columns (A) and (B) reflect 4,128 common shares owned directly by Mr. Sunshine.

(16)
Amounts in columns (A) and (B) reflect (a) 118,016 common shares owned by a revocable trust for which Mr. Vollaro serves as trustee and (b) stock options and SARs with respect to 66,600 common shares that are exercisable currently.

(17)
Amounts in columns (A) and (B) reflect (a) 76,494 common shares owned directly by Mr. Lyons (including 16,932 restricted shares, which are subject to vesting); and (b) stock options and SARs with respect to 95,166 common shares that are exercisable currently or within 60 days of the date hereof. Amounts do not include (a) stock options and SARs with respect to 8,126 common shares that are not exercisable within 60 days of the date hereof; and (b) 86,722 restricted common share units, which will be settled in common shares after the termination of Mr. Lyons’ employment as provided in the award agreements.

(18)
Amounts in columns (A) and (B) reflect (a) 216,914 common shares owned directly by Mr. Papadopolou (including 30,290 restricted shares, which are subject to vesting) and (b) stock options and SARs with respect to 10,400 common shares that are exercisable currently or within 60 days of the date hereof. Amounts do not include stock options and SARs with respect to 57,331 common shares that are not exercisable within 60 days of the date hereof.

(19)
Amounts in columns (A) and (B) reflect (a) 115,060 common shares owned directly by Mr. Rajeh (including 21,565 restricted shares, which are subject to vesting) and (b) stock options and SARs with respect to 88,151 common shares that are exercisable currently or within 60 days of the date hereof. Amounts do not include (a) stock options and SARs with respect to 15,802 common shares that are not exercisable within 60 days of the date hereof.

(20)
Amounts in columns (A) and (B) reflect (a) 36,550 common shares owned directly by Mr. Rippert (including 11,243 restricted shares, which are subject to vesting) and (b) stock options and SARs with respect to 37,667 common shares that are exercisable currently or within 60 days of the date hereof. Amounts do not include stock options and SARs with respect to 5,795 common shares that are not exercisable within 60 days of the date hereof.

(21)
In addition to securities beneficially owned by the directors and the named executive officers reflected in the table, includes an aggregate of 478,952 common shares, including common shares issuable upon exercise of stock options and SARs that are exercisable currently or within 60 days of the date hereof, which are beneficially owned by executive officers who are not directors of Arch Capital.

Preferred Shares
The following table sets forth information available to us as of March 14, 2018 with respect to the ownership of our non-cumulative preferred shares by (1) each director and named executive officer of Arch Capital who owns such shares and (2) all of the directors and executive officers of Arch Capital as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Our preferred shares are not convertible into common shares, and the holders of the preferred shares do not have any voting rights (except under certain limited circumstances). For a description of the terms of our preferred shares, please see note 19, “Shareholders’ Equity,” of the notes accompanying our consolidated financial statements included in our 2017 Annual Report.

	Preferred Shares
Name of Beneficial Owner	Number of Series E Preferred Shares Beneficially Owned	Percentage of Class Owned	Number of Series F Preferred Shares Beneficially Owned	Percentage of Class Owned
Constantine Iordanou (1)	*	*	10,000	*
Brian S. Posner	6,000	*	_	*
All directors and executive officers (16 persons)	6,000	*	10,000	*
_________________________
* Denotes beneficial ownership of less than 1%

(1)	7,000 of such preferred shares are directly owned by Mr. Iordanou and 3,000 preferred shares are owned by Mr. Iordanou’s spouse.

27	| 2018 PROXY STATEMENT

Ownership of Watford Holdings Ltd. Shares
We, through certain of our subsidiaries, serve as insurance portfolio manager for Watford Re, a subsidiary of Watford and a privately held multi-line Bermuda reinsurance company. We own common and preferred interests in Watford and have the right to designate two members of Watford’s six member board of directors. In addition, Watford has 9,065,200 cumulative redeemable preference shares outstanding with a liquidation preference of $25.00 per share. The preference shares are not convertible into or exchangeable for any other securities or property of Watford and do not have other general rights such as voting powers. For additional information about the terms of the preference shares, please see note 4, “Variable Interest Entity and Noncontrolling Interests,” of the notes accompanying our consolidated financial statements included in our 2017 Annual Report. We consolidate Watford’s financial results under applicable accounting principles. The following table sets forth information available to us as of March 14, 2018 with respect to the ownership of common and preferred shares of Watford, by (1) each director and named executive officer of Arch Capital who owns such shares and (2) all of the directors and executive officers as a group.

	Common Shares		Preferred Shares
Name of Beneficial Owner	(A) Number of Watford Common Shares Beneficially Owned(1)	(B) Rule 13d-3 Percentage Owned	(C) Number of Watford Preferred Shares Beneficially Owned(2)	(D) Percentage of Class Owned
Constantine Iordanou	50,000	*	120,000	1.3%
Marc Grandisson	125,000	*	—	*
John M. Pasquesi	125,000	*	—	*
Nicolas Papadopoulo	62,500	*	—	*
Maamoun Rajeh	12,500	*	—	*
Mark D. Lyons	6,250	*	—	*
Brian S. Posner	6,250	*	—	*
All directors and executive officers (16 persons)	393,750	2.0%	130,000	1.4%
_________________________
* Denotes beneficial ownership of less than 1%

(1)    The purchase price for such shares was $40.00 per share
(2)    The purchase price for such shares was $24.50 per share.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the year ended December 31, 2017, except for one report relating to a scheduled vesting event for each of Mr. Iordanou and Mr. Petrillo. The reports were subsequently filed.

2018 PROXY STATEMENT |	28

COMPENSATION
ITEM 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

29	| 2018 PROXY STATEMENT

We are pleased to provide our shareholders the opportunity to vote on a non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement.
We have a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of our named executive officers. This compensation philosophy, and the compensation programs approved by the compensation committee of our Board, is central to our ability to attract, retain and motivate individuals who can achieve superior results. Our approach has resulted in our ability to attract and retain the executive talent necessary to guide us during all phases of the underwriting cycle.
We are requesting shareholder approval of the compensation of our named executive officers pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” the compensation tables and any related material disclosed in this proxy statement. This vote is not intended to address any one specific item of compensation, but instead the overall compensation of our named executive officers and the policies and practices described in this proxy statement.
This vote is advisory and therefore not binding on the Company, the compensation committee of the Board or the Board. The Board and the compensation committee value the views of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns.
Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

Compensation Discussion and Analysis
This section explains our compensation philosophy, summarizes our compensation programs and reviews compensation decisions for the named executive officers listed below.

Name	Title
Constantine Iordanou	Chairman of the Board and Class II Director of Arch Capital
Marc Grandisson	President, Chief Executive Officer and Class III Director of Arch Capital
Mark D. Lyons	Executive Vice President, Chief Financial Officer and Treasurer of Arch Capital
Nicolas Papadopoulo	Chairman and Chief Executive Officer of Arch Worldwide Insurance Group and Chief Underwriting Officer for the Property & Casualty Group
Maamoun Rajeh	Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group
Andrew T. Rippert	Chairman and Chief Executive Officer of Arch Worldwide Mortgage Group

The compensation committee of our Board (which we refer to as the “Committee” in this section) is responsible for determining and approving the individual elements of total compensation paid to the chief executive officer and our other executive officers and establishing overall compensation policies for our employees. The Committee also oversees the administration of executive compensation plans and certain employee benefits. Our Board appoints each member of the Committee and has determined that each is an independent director under the applicable standards of NASDAQ.

2018 PROXY STATEMENT |	30

2017 Performance Highlights1
Our discussion in this proxy statement includes certain financial measures that are not presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”), known as “non-GAAP financial measures” as defined by regulations of the Securities and Exchange Commission. More information on the rationale for the use of these measures and reconciliations to GAAP can be found in “Annex C–Non-GAAP Financial Measures.”

(U.S. Dollars in millions, except share data)	Year Ended December 31,
	2017	2016	Change
Book value per common share at year-end	$60.91	$55.19	10.4%
Tangible book value per common share at year-end [2]	$56.19	$49.48	13.6%
Net income available to common shareholders	$566.5	$664.7	(14.8)%
Per share	$4.07	$5.33	(23.6)%
Net income return on average common equity	7.2%	10.9%	(3.7)
After-tax operating income available to Arch common shareholders [2]	$447.2	$577.4	(22.6)%
Per share	$3.21	$4.63	(30.7)%
Annualized return on average common equity	7.2%	10.9%	(3.7)
Annualized operating return on average common equity [2]	5.7%	9.4%	(3.7)
Combined ratio	88.8%	87.6%	1.2
Gross premiums written	$6,088	$5,019	21.3%
Net premiums written	$4,408	$3,518	25.3%
Underwriting income [2]	$447.4	$447.1	0.1%
Net investment income	$382	$277	37.8%
Per share	$2.74	$2.22	23.4%
Weighted average common shares and common share equivalents outstanding	139.3	124.7	11.7%
1 Excludes amounts related to the ‘other’ segment (i.e., Watford Re). All per share amounts are on a diluted basis.
2 See “Annex C—Non-GAAP Financial Measures.”
We performed reasonably well in 2017, as it was a challenging year for the property casualty industry. In 2017, pricing for many insurance and reinsurance lines remained under pressure and the industry incurred an estimated $130 billion of catastrophe losses as a result of California wildfires, three major Atlantic hurricanes and other natural disasters. Our strategic principles served us well in 2017, as we continue to grow in mortgage insurance, where we find market conditions to be favorable. Mortgage insurance is an important third leg of our strategy, complementing our strong positions in specialty insurance and reinsurance and serving to counterbalance the cyclical nature of the property casualty market. Our diversification across these segments, together with our strong balance sheet, allows us to allocate capital between and within segments as market conditions dictate. Although the profitability of our property casualty insurance and reinsurance operations declined due to market softness, this was partly offset by the robust growth and excellent profitability of our mortgage insurance and reinsurance activities.
2017 performance highlights, which are considered in our compensation determinations:

▪
Net income available to Arch common shareholders was $566.5 million, or $4.07 per share, a decrease of 23.6% on a per-share basis, while after-tax operating income available to Arch common shareholders was $447.2 million, or $3.21 per share, a decrease of 30.7% on a per-share basis. The lower level of income primarily resulted from catastrophe losses, amortization of intangible assets from the acquisition of United Guaranty Corporation (“UGC”) and a one-off charge related to the new U.S. federal tax law.

▪	Our combined ratio for the year was 88.8% with underwriting income of $510.8 million, up 6.7% from 2016.

▪	Net premiums written increased 25.3% to $4.41 billion, emanating primarily from our mortgage segment and highlighting the benefits of our diversification.

▪	Net investment income rose to $382.1 million, a 23.4% increase on a per-share basis, primarily attributable to income generated on investable assets we acquired in the UGC acquisition.

▪	Book value per common share increased 10.4% to $60.91 per share.

▪	Tangible book value per common share increased 13.6% to $56.19 per share.

▪
Our annualized return on average common equity (“Net Income ROE”) was 7.2%, and contributes more directly to value creation and book value growth over time. In addition, Net Income ROE reflects the impact of our investment philosophy of maximizing total returns in our portfolio. Total return on investments includes net investment income, net realized gains and losses, changes in unrealized gains and losses, and equity in the

31	| 2018 PROXY STATEMENT

net income or losses of investment funds accounted for using the equity method.

▪	Our annualized operating return on average common equity (“Operating ROE”) was 5.7%, and is a key driver of book value growth, which produces a stable stream of earnings in the short term.

▪	Our total shareholder return (TSR) was 5.2%, which underperformed the benchmark indices. The annual return of the S&P 500 Index and the S&P 500 Property & Casualty Insurance Index returned 21.8% and 22.4%, respectively. Although we underperformed the benchmark indices in 2017, our performance has been strong and has exceeded the benchmark indices over the longer term. Refer to “Long-Term Performance” below.

Long-Term Performance
We believe the Company’s performance is best measured over the long term. The following charts highlight certain of our key metrics for evaluating financial performance, which are considered in our compensation decisions. In evaluating the performance of the Company in connection with our compensation programs, we focus primarily on two main benchmarks: growth in book and tangible book value per share, which creates long-term shareholder value and Net Income ROE and Operating ROE, which drive book value growth and are key indicators of the efficient use of capital.

Book Value Per Common Share
Since our recapitalization in 2001, strong results have been delivered to our shareholders as our book value per common share has grown by approximately 900% from $6.09 at December 31, 2001 to $60.91 at December 31, 2017. Shareholders who invested in our recapitalization and continue to hold their common shares have seen the book value of their stock increase by 15.5% per year on a compounded basis and the price of their shares increase approximately 1,262% to $90.77 from $6.67.

Growth in Book Value Per Common Share
1 Annualized growth rate from December 31, 2001 to December 31, 2017.

Tangible Book Value Per Common Share
Tangible book value per common share represents common shareholders’ equity available to Arch less goodwill and intangible assets divided by our common shares outstanding. In 2018, long-term incentive share-based awards granted to our senior executives will pay out based on growth in our tangible book value per share, modified by our TSR performance compared to a pre-determined peer group over a three-year performance period. The Committee selected this measure because it is a strong

2018 PROXY STATEMENT |	32

indicator of growth in shareholder value for a property and casualty insurer and reinsurer and a common financial performance measure for companies in our industry. We believe goodwill and other intangible assets are not indicative of our underlying insurance results or trends. Tangible book value per common share increased 13.6% during 2017.
Our growth in book value per common share and tangible book value per common share is aligned with the trading price of our common stock (refer to “Common Share Performance” below). As such, Arch Capital focuses the long-term component of its executive compensation program on building tangible book value per common share over time, which is modified by our TSR performance relative to our defined peer group.

Return on Equity
As indicated in the following charts, our ROE for 2017 was impacted by catastrophe losses and compressed margins for many property casualty products. On a longer term, our ROEs have been closer to our return objectives, but reflect the continuing impact of low interest rates and competitive market conditions in the property casualty insurance market.

	Average Return on Equity (ROE)
	1 Year	3 Year	5 Year	10 Year
Net Income ROE	7.2%	8.7%	10.8%	12.8%
Operating ROE	5.7%	8.0%	9.4%	10.8%

Net Income ROE and Operating ROE

25.0%
20.0%
15.0%
10.0%
5.0%
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
Net Income ROE
Operating Income ROE

33	| 2018 PROXY STATEMENT

Capital Management and Balance Sheet
We maintain a strong, liquid balance sheet with appropriate leverage to support the Company’s underwriting activities and provide funds to capitalize on opportunities when they arise. In 2016, we had increased the Company’s debt and hybrids as a percentage of total capital in connection with the UGC acquisition. In 2017, as planned, we began reducing our leverage ratios, as shown below:

	December 31,
	2017	2016	Change
Senior notes/total capital available to Arch	15.3%	16.5%	(1.2)
Revolving credit agreement borrowings/total capital available to Arch	3.3%	4.8%	(1.5)
Debt/total capital available to Arch	18.6%	21.3%	(2.7)
Preferred/total capital available to Arch	7.7%	7.4%	0.3
Debt and preferred/total capital available to Arch	26.4%	28.7%	(2.3)
In 2017, we issued $330 million of new Series F preferred shares carrying a 5.45% annual dividend and redeemed the existing 6.75% Series C preferred shares. Going forward, this will result in $4.3 million of annual dividend savings. We recorded a loss on redemption of preferred shares of $6.7 million to net income in 2017, and will record a loss in $2.7 million in 2018, to remove the original costs associated with the Series C issuance from additional paid-in capital.
Common Share Performance
The chart below summarizes Arch Capital’s cumulative total shareholder return, assuming reinvestment of dividends,

from December 31, 2001 to December 31, 2017, compared with the S&P 500 Composite Stock Index (“S&P 500 Index”) and the S&P 500 Property and Casualty Insurance Index. During this sixteen-year period, the price of Arch Capital’s common stock appreciated at a compound annual rate of 17.7%, compared with a compound annual rate of return of 7.6% for the S&P 500 Index and 8.3% for the S&P 500 Property and Casualty Insurance Index. The share price performance presented below is not necessarily indicative of future results.

Total Shareholder Return

$1,361.55
$356.80
$321.98
$100
2001
2002
2003
2004
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Arch Capital Group Ltd.
S&P 500 Index
S&P 500 Property & Casualty Insurance Index

2018 PROXY STATEMENT |	34

In addition, at December 31, 2017, our common share price represented approximately 149% of our year-end 2017 book value per common share. For the property and casualty industry, price to book value is viewed as an important indicator of company performance by analysts and the investment community.

Executive Compensation Philosophy
Our executive compensation program has been designed to achieve our formal executive compensation philosophy, which has been streamlined as described below.
The objectives of the Company’s executive compensation program are to:

▪	Create Shareholder Alignment: Create strong shareholder alignment within our executive population;

▪
Link Pay with Performance: Link significant elements of executive compensation to the achievement of short- and long-term strategically important operating and financial performance goals without encouraging inappropriate risk taking;

▪	Attract and Retain: Attract and retain quality executives who will contribute to our long-term success and, thereby, increase shareholder value;

▪	Support Culture: Support the Arch Capital culture of teamwork, underwriting discipline and commitment to the highest ethical standards; and

▪
Provide Market Competitive Pay: For each executive position, we consider external market data at median values for base salary, annual target bonus levels, and annualized long-term incentive target grants. Based upon the considerable range of unique facts and circumstances pertaining to our executive talent, we adjust opportunities as appropriate, to take into consideration various factors such as consistent high performance and value delivery to the Company, retention, succession, successful tenure and other factors.

Elements of Compensation Program
The three primary components of our executive compensation program are:

1.	base salary;

2.	short-term annual cash incentive bonuses; and

3.	long-term incentive share-based awards.

Base Salary
Base salaries are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. We pay base salaries because they provide a basic level of compensation and are necessary to recruit and retain executives. The Committee has the ability, subject to the terms of any employment agreement, to make base salary adjustments to reflect an individual’s performance or changed responsibilities.
Short-Term Annual Cash Incentive Bonuses
Annual bonus awards are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibilities. The size of an executive’s bonus award is influenced by corporate performance, individual performance and market practice. As an employee’s responsibilities increase, the portion of his or her bonus that is dependent on corporate performance increases.
Changes to our short-term incentive plan, including a more formulaic approach, are described below.
Long-Term Incentive Share-Based Awards
We emphasize long-term variable compensation at the senior executive levels because of our desire to reward effective long-term management decision making and to provide the named executive officers with a future interest in the Company. Our share-based compensation is designed to align the interests of executives to the interests of shareholders by providing value to the executive as the share price increases. Due to the variability of the share price, the value of stock options, performance shares and restricted share/unit awards is dependent upon our overall results and how we are perceived by our shareholders and the marketplace. Based on the foregoing, the Company believes that share-based awards encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common shares, which benefits all Arch Capital shareholders.
Changes to our long-term incentive plan, including the use of performance shares, are described below.

Compensation Program Enhancements
As we discussed in last year’s proxy statement, as part of the Committee’s ongoing review of the Company’s programs and in order to help ensure continued alignment between pay and performance, the Committee has engaged in a process of evaluating the Company’s compensation programs for its senior management team. The results of this evaluation have included redesigning the annual and long-term incentive programs and shifting pay mix from short-term to long-term incentive pay. Specifically, effective for calendar year 2018 compensation, we have adopted the changes to our executive pay program, as described below.

35	| 2018 PROXY STATEMENT

2018 Short-Term Incentive Plan (“2018 STI Plan”)
2018 STI Plan Design
General Approach
For each executive participant in the 2018 STI Plan, a target bonus award level will be established, stated as a percentage of base salary. To establish these target bonus award levels, we consider external market data at median values adjusted as appropriate, to take into consideration various factors such as consistent high performance and value delivery to the Company, retention and succession. Group, Reporting Segments and individual performance during the year will be evaluated against a combination of pre-determined “financial” metrics and “strategic” goals.
Financial metrics will be determined from the financial performance achieved by each of the Reporting Segments (i.e., Insurance, Reinsurance, and Mortgage) and the Investment function (collectively, the “Operating Units”), such performance measured through the formula incentive compensation plans for each of the Operating Units. Group-level performance will be determined as a weighted average (weighted by allocated capital) of the performance of each of the formula plans.
Strategic goals are designed to incentivize employees to achieve certain corporate objectives that cannot be measured by financial metrics. Strategic goals will be developed for each participant and will be approved by the Committee before the end of the first quarter of each year. Performance against strategic goals will be evaluated at the end of the year.
We will use a weighting approach between the two metrics, with 70% for financial metrics and 30% for strategic metrics, to determine overall performance against goals. This performance modifier will then be applied to each individual’s stated target bonus award to derive the annual cash bonus.
Establish Minimum, Target and Maximum Opportunities
Performance against goals for each category will be subject to formally established minimum and maximum performance modifiers approved by the Committee at the beginning of each year, along with corresponding required levels of goal achievements. These payout levels and corresponding levels of goal achievement create a “payout curve.”

Establishing a formulaic payout curve ensures that earned bonuses are within a defined range of target each year. In years when target performance is not met, a lower payout can still be earned if the threshold level of performance is achieved. In addition, a formal payout curve, in conjunction with strategic metrics, will create a maximum payout cap on potential bonus payouts.
Strategic Goal Categories and Weightings
At the beginning of the year, specific strategic goals will be established for each executive in the 2018 STI Plan and will be evaluated based on a prescribed performance rating scale as already established in the organizational performance management process.
2018 STI Plan Structure
Identify Metrics, Goals and Weightings
At the beginning of each annual performance period, the Committee will establish the performance metrics, as well as the associated goals and weightings. Performance metrics include both financial and strategic metrics, as illustrated below.

Financial Metric(s) (70% weighting)	+	Individual/Operational Strategic Metric(s) (30% weighting)

Performance Criteria for 2018
For purposes of the 2018 STI Plan, the following performance criteria and weights will apply for Corporate and Unit Executives. Corporate Executives consist of senior-level executives that have a broad set of responsibilities across the entire group. They do not have specific Operating Unit profit and loss responsibilities. The employees in this group include the Arch Capital CEO and the Arch Capital CFO. Unit Executives consist of senior-level executives that have profit and loss responsibilities for a specific Operating Unit. The employees in this group include the Insurance Segment CEO, Reinsurance Segment CEO, Mortgage Segment CEO and the Arch Capital Chief Investment Officer.
As described below, the financial metric, with 70% weighting, for (i) the Corporate Executives will be based on overall group performance and (ii) the Unit Executives will be based 50% on the results of the formulaic plan for the executive’s unit and 20% based on overall group performance.

36	| 2018 PROXY STATEMENT

Performance Criteria	Measurement	Weights for Corporate Executives	Weights for Unit Executives	Range of Performance Modifiers
Financial Metrics - Group Level	The Group Performance Modifier is derived as the weighted average ROE of each of the Operating Units. In order to develop an overall Group-level ROE, the investment unit’s payout multiple (as a % of target) is converted to an implied ROE using the underwriting units’ payout scale.	70%	20%	0 - 200%
Financial Metrics - Operating Unit Level	Under our existing incentive compensation formula plans, bonus awards are determined for each underwriting unit based on ROE measures (measured over the applicable 10-year development periods) and the relative performance of the investment unit compared to the benchmark index (over the past 1, 3 and 5 years). Performance against financial goals for each Unit Executive is evaluated against the overall results of his/her respective plan.	0%	50%	0 - 200%
Strategic Metrics	Based on year-end performance evaluation.	30%	30%	0 - 250% (1)
Total		100%	100%	0 - 200%

(1)	For the Strategic criteria, performance modifiers over 200% may only be used if the overall Financial Criteria performance modifier is 100% (i.e., target level of performance) or higher.
For Unit Executives, a 20% weight on overall Group Financial Performance is used to further incentivize Unit Executives to support overall group objectives.
General Goal/Payout Matrix—Applicable to All Executives
The table below shows the performance modifiers at the threshold, target and maximum levels for each financial performance criteria:

Range of Performance Modifiers as % of Target - Financial Goals	Threshold/Minimum	Target	Maximum
Payout as a % of Target (1)	20%	100%	200%
Level of Goal Achievement Required: Financial - Group Level	85%	100%	115%
Level of Goal Achievement Required: Financial - Operating Unit Level	50%	100%	150%

(1)	Payout for performance achievement between stated levels will be interpolated on a straight-line basis.
The table below shows the performance modifiers at each performance rating for strategic performance criteria:

Strategic Performance Rating	Performance Modifier (1)
Exceptional Achievements	250%
Exceeds Expectations	150%
Meets Expectations	100%
Needs Development	50%
Unsatisfactory	0%

(1)	For the Strategic criteria, performance modifiers over 200% may only be used if the overall Financial Criteria performance modifier is 100% (i.e., target level of performance) or higher.

37	| 2018 PROXY STATEMENT

2018 Long-Term Incentive Plan (“2018 LTI Plan”)
General Approach
We have also changed the structure of our long-term incentive awards for senior executives beginning with grants in 2018 so that the majority of such awards will be in the form of performance shares. The value mix of such long-term awards will be approximately (i) 80% performance-based, consisting of 55% performance shares and 25% stock options, and (ii) 20% time-based restricted shares. The performance shares will pay out based on growth in tangible book value per share (adjusted for share buy-backs) in relation to pre-established threshold, target and maximum goals over a three year performance period. The resulting payout level will be secondarily modified by relative total shareholder return (TSR) over the performance period in relation to a pre-determined peer group. The maximum number of shares that can be earned will be 200% of target. Grants of performance shares are expected to be made annually, with three-year overlapping cycles. Earned performance shares are paid out at the end of the three-year period, in shares of Arch Capital stock.
Proposed 2018 LTI Design
The changes to our long-term incentive design for 2018 are outlined below:

Performance Shares 55% of Economic Value		Stock Options 25% of Economic Value		Restricted Stock/Units 20% of Economic Value

Performance Period: 3-year, with overlapping 3-year cycles.
Underlying Value: Denoted in shares of Arch Capital stock.
Metrics: Absolute Tangible Book Value per share growth over the 3-year performance period (adjusted for share buy-backs), with a 25% +/- TSR modifier, relative to the TSR of an established peer group.
Opportunities: Pre-established minimum, target and maximum opportunities (e.g., 50%, 100%, 200%).
Payout: In shares at the end of the performance period, with the number of shares dependent upon the level of goal achievement.
	+	Vesting: 3-year ratable commencing on first anniversary of grant date. Exercise Price: Equal to share price on grant date. Life: 10 year maximum term.	+	Vesting: 3-year ratable commencing on first anniversary of grant date. Underlying Value: Denoted in shares of Arch Capital stock. Payout: In shares. Dividends: Accrue and are paid out upon vesting.
Why Use This Approach?
A majority of the economic value is granted in performance-based vehicles, including performance shares and stock options to incent share price appreciation goals, and maintaining restricted stock to promote executive retention.
The performance share vehicle directly fulfills the Company’s objectives of linking pay with performance, and creating shareholder alignment. The TSR modifier (of 25% +/-) at the end of the three-year performance period will connect the results of the Tangible Book Value metric with the stock price results experienced by shareholders over the same three-year period. Grants of performance shares are expected to be made annually, with three year overlapping cycles. Earned performance shares are paid out at the end of the three year period, in shares of Arch Capital stock. The stock options create strong shareholder alignment and focus on driving stock price. The restricted stock/units provide direct retention.

38	| 2018 PROXY STATEMENT

2017 Compensation Decisions
Constantine Iordanou
Chief Executive Officer (2017) and Chairman of the Board
Base Salary
Mr. Iordanou did not receive a salary adjustment in 2017.
Short-Term Cash Incentive
The variable performance-based component of Mr. Iordanou’s compensation, in the form of annual cash bonus and long-term incentive share-based awards, continued to represent more than 80% of his total compensation as shown in the 2017 Summary Compensation Table. In determining Mr. Iordanou’s performance-based compensation for 2017, including his annual bonus, the Committee, in the exercise of its business judgment, evaluated Mr. Iordanou’s contributions toward creation and enhancement of shareholder value by considering the performance of the Company and a number of other factors, including the Company’s financial results and strategic initiatives achieved under his leadership over the near and long-term. The Committee also took into account the orderly chief executive officer leadership transition process that was led by Mr. Iordanou.
As part of its evaluation of Company performance, the Committee reviewed the performance results for open underwriting years under its longstanding formula-based incentive compensation plan that applies to executives at the segment and investment units. That plan generally bases payouts on achievement of return on capital targets for the current underwriting year and prior underwriting years whose ten year development periods remain open, and, in the case of the investment unit, investment returns over one, three and five years. The level of goal achievement for 2017 for the open underwriting years was 110%.
The Committee also focused on the fact that, under Mr. Iordanou’s leadership, the Company has adopted and maintained a disciplined approach to underwriting, investment management and capital management that has served us and our shareholders well. Our diversification across three business segments under Mr. Iordanou’s leadership was another important consideration, allowing us to seek out the best underwriting opportunities. The Committee recognized the challenging operating environment for our property and casualty insurance and reinsurance businesses and that the Company’s diversified platform and its collaborative culture of performance, accountability, teamwork and ethical conduct allowed the Company to meet these challenges and remain financially strong.

The alignment of interests of Mr. Iordanou with the interests of shareholders is further strengthened due to the fact that, as the Committee was aware, Mr. Iordanou had elected to receive 100% of his total bonus in the form of at-the-money stock options instead of cash under an election program offered by the Company. Accordingly, share price appreciation over an extended period of time will be required in order for Mr. Iordanou to realize any significant compensation benefit from this important component of his 2017 compensation.
Based on the above considerations, Mr. Iordanou received an annual bonus of $5,000,000. As mentioned above, Mr. Iordanou elected to receive all of his annual bonus in the form of stock options under the Company’s existing election program.
Long-Term Incentive
Mr. Iordanou received a long-term incentive grant in May 2017 valued at $5,744,023, consisting of restricted common shares (80% of the value) and stock options (20% of the value), as reported in the 2017 Summary Compensation Table.
Marc Grandisson
President and Chief Operating Officer (2017)
Base Salary
Mr. Grandisson did not receive a salary adjustment in 2017.
Short-Term Cash Incentive
In determining Mr. Grandisson’s annual bonus for 2017, the Committee took into account principles similar to those underlying the new 2018 STI Plan described above. As his responsibilities extend to all aspects of the Group, with oversight of all of the Company’s operations, Mr. Grandisson’s 2017 bonus was generally based approximately 50% on Group financial performance and 50% on achievement of strategic metrics, as described below. His target bonus was increased to 165% of base salary based on external market data at median, together with various other factors such as consistent high performance, value delivery to the Company, retention and successful tenure.
The Group financial performance metrics considered were primarily the performance results for open underwriting years under the Company’s longstanding formula-based incentive compensation plan that applies to executives at the segment and investment units. That plan generally bases payouts on achievement of return on capital targets for the current underwriting year and prior underwriting years whose ten year development periods remain open, and, in the case of the investment unit, investment returns over one, three and five years. The Group financial

39	| 2018 PROXY STATEMENT

performance metrics represent the weighted average results under the plan formula for the insurance, reinsurance, mortgage and investment operating groups determined for 2017. The level of goal achievement for the open underwriting years was 110%, which would result (under the principles of the 2018 STI Plan as described above) in a payout factor of 137% of target for the financial goal portion of bonuses.
The strategic metrics considered for Mr. Grandisson included his effective leadership of all of the Company’s operations, including the three underwriting segments, investments and the services functions. The Committee took into account the Company’s profitability achieved under his guidance, the active role he has played in diversifying our businesses, the Company’s continued strong performance in relation to its peer group and the Company’s overall focus on underwriting discipline and its disciplined approach to investment and capital management. The Committee also reviewed Mr. Grandisson’s oversight of key operational matters, including expense management initiatives through the use of Arch Global Services and the focus on building predictive analytics, as well as risk management and infrastructure initiatives. The Committee also reflected Mr. Grandisson’s effective oversight of the implementation of the Company’s succession plan in the insurance and reinsurance groups, and his successful participation in the CEO transition process. The Committee’s determination of the level of his performance would, under the principles of the 2018 STI Plan, result in a performance multiplier of 250% on the portion of his bonus that was based on strategic performance.
Based generally on the considerations outlined above, the Committee determined that Mr. Grandisson’s annual bonus for 2017 would be $3,000,000.
Long-Term Incentive
Mr. Grandisson received a long-term incentive grant in May 2017 valued at $2,805,502, consisting of restricted common shares (80% of the value) and stock options (20% of the value), as reported in the 2017 Summary Compensation Table.
Mark D. Lyons
Executive Vice President and Chief Financial Officer
Base Salary
Mr. Lyons did not receive a salary adjustment in 2017.
Short-Term Cash Incentive
In determining Mr. Lyons’ annual bonus for 2017, the Committee took into account principles similar to those underlying the new 2018 STI Plan described above. As his responsibilities extend to all aspects of the Group, Mr. Lyons’

2017 bonus was generally based 50% on Group financial performance and 50% on achievement of strategic metrics, as described below. His target bonus was 125% of base salary for 2017 and will be increased to 135% of base salary for 2018 based on external market data at median, together with various other factors such as consistent high performance, value delivery to the Company, retention and successful tenure.
The Group financial performance metrics considered were primarily the performance results for open underwriting years under the Company’s longstanding formula-based incentive compensation plan that applies to executives at the segment and investment units. That plan generally bases payouts on achievement of return on capital targets for the current underwriting year and prior underwriting years whose ten year development periods remain open, and, in the case of the investment unit, investment returns over one, three and five years. The Group financial performance metrics represent the weighted average results under the plan formula for the insurance, reinsurance, mortgage and investment operating groups determined for 2017. The level of goal achievement for the open underwriting years was 110%, which would result (under the principles of the 2018 STI Plan as described above) in a payout factor of 137% of target for the financial goal portion of bonuses.
The strategic metrics considered for Mr. Lyons were his key leadership roles in financial reporting, enterprise risk management, regulatory and tax matters, investor relations, rating agency matters and capital management, including his leadership of the refinancing of our series C preferred shares with issuances of new series F preferred shares. The Committee’s determination of the level of his performance would, under the principles of the 2018 STI Plan, result in a performance multiplier of 175% on the portion of his bonus that was based on strategic performance.
Based generally on the considerations outlined above, the Committee determined that Mr. Lyons’ annual bonus for 2017 would be $1,365,000.
Long-Term Incentive
Mr. Lyons received a long-term incentive grant in May 2017 valued at $986,763, consisting of restricted common shares (80% of the value) and stock options (20% of the value), as reported in the 2017 Summary Compensation Table.

2018 PROXY STATEMENT |	40

Nicolas Papadopoulo
Chairman and CEO of Arch Worldwide Insurance Group and P&C Group CUO (October 1, 2017-Present)

Chairman and CEO of Arch Worldwide Reinsurance Group (July 1, 2014-September 30, 2017)
Base Salary
Mr. Papadopoulo received a raise from $650,000 to $750,000 in connection with his promotion on October 1, 2017.
Short-Term Cash Incentive
In determining Mr. Papadopoulo’s annual bonus for 2017, the Committee took into account principles similar to those underlying the new 2018 STI Plan described above. Mr. Papadopoulo’s 2017 bonus was generally based 50% on the performance of the reinsurance and insurance groups under his leadership, 20% on Group financial performance, and 30% on achievement of strategic metrics, as described below. His target bonus was increased to 135% of base salary based on external market data at median, together with various other factors such as consistent high performance, value delivery to the Company, retention and successful tenure.
The Group financial performance metrics considered were primarily the performance results for open underwriting years under the Company’s longstanding formula-based incentive compensation plan that applies to executives at the segment and investment units. That plan generally bases payouts on achievement of return on capital targets for the current underwriting year and prior underwriting years whose ten year development periods remain open, and, in the case of the investment unit, investment returns over one, three and five years. The Group financial performance metrics represent the weighted average results under the plan formula for the insurance, reinsurance, mortgage and investment operating groups determined for 2017. The level of goal achievement for the open underwriting years was 110%, which would result (under the principles of the 2018 STI Plan as described above) in a payout factor of 137% of target for the Group financial goal portion of bonuses.
The level of goal achievement for the open underwriting years under the formula plan for the reinsurance and insurance segments was 105% and 83%, respectively, which would result in a combined payout factor (under the principles of the 2018 STI Plan as described above) of 100% of target for the Segment financial goal portion of bonuses.
The strategic metrics considered for Mr. Papadopoulo included the Company’s continued strong performance in relation to its peer group and Mr. Papadopoulo’s effective oversight of the reinsurance and insurance groups during the year, including an emphasis on managing the underwriting cycle. The Committee also took into account Mr. Papadopoulo’s role in strategic initiatives, including oversight of the Company’s investments in Watford and Premia and the Company’s branding activities. He also led a very orderly leadership transition process for the insurance and reinsurance groups. The Committee’s determination of the level of his performance would, under the principles of the 2018 STI Plan, result in a performance multiplier of 225% on the portion of his bonus that was based on strategic performance.
Based generally on the considerations outlined above, the Committee determined that Mr. Papadopoulo’s annual bonus for 2017 would be $1,500,000.
Long-Term Incentive
Mr. Papadopoulo received a long-term incentive grant in May 2017 valued at $888,812, consisting of restricted common shares (80% of the value) and stock options (20% of the value), as reported in the 2017 Summary Compensation Table.
Promotion
In connection with his promotion in October 2017, Mr. Papadopoulo received a long-term incentive grant valued at $3,146,095, consisting of restricted common shares (61% of the value) and stock options (39% of the value), as reported in the 2017 Summary Compensation Table. He also received payment of $2,316,414, representing legacy payments earned by him under the Incentive Compensation Plan relating to the reinsurance group.
Maamoun Rajeh
Chairman and CEO of Arch Worldwide Reinsurance Group
Base Salary
Mr. Rajeh received a raise from $525,000 to $650,000 in connection with his promotion on October 1, 2017.
Short-Term Cash Incentive
In determining Mr. Rajeh’s annual bonus for 2017, the Committee took into account principles similar to those underlying the new 2018 STI Plan described above. Mr. Rajeh’s 2017 bonus was generally based 50% on the performance of the reinsurance group under his leadership, 20% on Group financial performance and 30% on achievement of strategic metrics, as described below. His target bonus was increased to 135% of base salary based on external market data at median, together with various other factors such as consistent high performance, value delivery to the Company, retention and successful tenure.

41	| 2018 PROXY STATEMENT

The Group financial performance metrics considered were primarily the performance results for open underwriting years under the Company’s longstanding formula-based incentive compensation plan that applies to executives at the segment and investment units. That plan generally bases payouts on achievement of return on capital targets for the current underwriting year and prior underwriting years whose ten year development periods remain open, and, in the case of the investment unit, investment returns over one, three and five years. The Group financial performance metrics represent the weighted average results under the plan formula for the insurance, reinsurance, mortgage and investment operating groups determined for 2017. The level of goal achievement for the open underwriting years was 110%, which would result (under the principles of the 2018 STI Plan as described above) in a payout factor of 137% of target for the Group financial goal portion of bonuses.
The level of goal achievement for the open underwriting years under the formula plan for the reinsurance segment was 105%, which would result in a payout factor (under the principles of the 2018 STI Plan as described above) of 109% of target for the Segment financial goal portion of bonuses.
The strategic metrics considered for Mr. Rajeh included the Company’s continued strong performance in relation to its peer group and Mr. Rajeh’s oversight of the reinsurance group during the year. The Committee reviewed the profitability of the reinsurance group, including the group’s effectiveness in managing the underwriting cycle. The Committee also took into account Mr. Rajeh’s role in strategic initiatives, including development of the group’s platform in Europe. He also performed a seamless transition to his new role as CEO of the reinsurance group. The Committee ‘s determination of the level of his performance would, under the principles of the 2018 STI Plan, result in a performance multiplier of 175% on the portion of his bonus that was based on strategic performance.
Based generally on the considerations outlined above, the Committee determined that Mr. Rajeh’s annual bonus for 2017 would be $1,182,000 (inclusive of amounts calculated under the reinsurance segment’s formulaic plan for prior underwriting years).
Long-Term Incentive
Mr. Rajeh received a long-term incentive grant in May 2017 valued at $642,122, consisting of restricted common shares (80% of the value) and stock options (20% of the value), as reported in the 2017 Summary Compensation Table.
Promotion
In connection with his promotion in October 2017, Mr. Rajeh received a long-term incentive grant valued at $1,267,937, consisting of restricted common shares (80% of the value)

and stock options (20% of the value), as reported in the 2017 Summary Compensation Table.
Andrew Rippert
Chairman and CEO of Arch Worldwide Mortgage Group
Base Salary
Mr. Rippert received a raise from $650,000 to $700,000, effective January 1, 2018.
Short-Term Cash Incentive
In determining Mr. Rippert’s annual bonus for 2017, the Committee took into account principles similar to those underlying the new 2018 STI Plan described above. Mr. Rippert’s 2017 bonus was generally based 50% on the performance of the mortgage group under his leadership, 20% on Group financial performance and 30% on achievement of strategic metrics, as described below. His target bonus was increased to 135% of base salary based on external market data at median, together with various other factors such as consistent high performance, value delivery to the Company, retention and successful tenure.
The Group financial performance metrics considered were primarily the performance results for open underwriting years under the Company’s longstanding formula-based incentive compensation plan that applies to executives at the segment and investment units. That plan generally bases payouts on achievement of return on capital targets for the current underwriting year and prior underwriting years whose ten year development periods remain open, and, in the case of the investment unit, investment returns over one, three and five years. The Group financial performance metrics represent the weighted average results under the plan formula for the insurance, reinsurance, mortgage and investment operating groups determined for 2017. The level of goal achievement for the open underwriting years was 110%, which would result (under the principles of the 2018 STI Plan as described above) in a payout factor of 137% of target for the Group financial goal portion of bonuses.
The level of goal achievement for the open underwriting years under the formula plan for the mortgage segment was 118%, which would result in a payout factor (under the principles of the 2018 STI Plan as described above) of 136% of target for the Segment financial goal portion of bonuses.
The strategic metrics considered for Mr. Rippert included the Company’s continued strong performance in relation to its peer group and Mr. Rippert’s oversight of the mortgage group during the year and the group’s strong profitability. The Committee also took into account Mr. Rippert’s role in overseeing a smooth integration of UGC, which was acquired by us on December 31, 2016, into the business and

2018 PROXY STATEMENT |	42

operations of the Company. The Committee also considered his oversight of risk management activities, including the programmatic use of the capital markets through the Bellemeade transactions, and strategic initiatives, including the closing of the acquisition of AIG United Guaranty Insurance (Asia) Limited during the year. The Committee’s determination of the level of his performance would, under the principles of the 2018 STI Plan, result in a performance multiplier of 175% on the portion of his bonus that was based on strategic performance.
Based generally on the considerations outlined above, the Committee determined that Mr. Rippert’s annual bonus for 2017 would be $1,299,000 (inclusive of amounts calculated under the mortgage segment’s formulaic plan for prior underwriting years).
Long-Term Incentive
Mr. Rippert received a long-term incentive grant in May 2017 valued at $789,652, consisting of restricted common shares (80% of the value) and stock options (20% of the value), as reported in the 2017 Summary Compensation Table.
How We Make Decisions
Committee Review
The Committee reviews the performance of, and approves the compensation paid to, the chief executive officer and the other named executive officers. The chief executive officer assists in the reviews of the named executive officers other than himself through making recommendations on goals and objectives, evaluating performance and making recommendations regarding compensation. With this input from the chief executive officer with respect to the other named executive officers, the Committee uses its judgment in determining compensation for these officers.
The Committee meets in executive sessions (without management present) as necessary, particularly when administering any aspect of the compensation program for the president and chief executive officer of Arch Capital. Compensation matters in respect of the president and chief executive officer of Arch Capital, the chief financial officer of Arch Capital, the general counsel of Arch Capital Services Inc., and other senior executives designated by the Committee are subject to ratification by the Board.
In determining the amount of named executive officer compensation each year, the Committee reviews overall corporate performance, the performance of the business unit or function that the executive leads and an assessment of each executive’s performance. In connection with establishing levels of base salary, annual incentives, long-term incentives and benefits, the Committee reviews information compiled from annual reports on Form 10-K, proxy statements and other publicly available information for a representative sample of publicly-traded insurers and reinsurers which we believe compete directly with us for executive talent (the “Peer Group”). Many of these selected peers are of generally similar size and have generally similar numbers of employees, product offerings and geographic scope. See below.
The Committee also reviews extensive historical competition data, including comprehensive tally sheets.
Role of Compensation Consultant
In March 2017, the Committee selected and directly retained the services of Meridian Compensation Partners, LLC (“Meridian”), an independent executive compensation consulting firm. The Committee assessed the independence of Meridian pursuant to SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Meridian from serving as an independent consultant to the Committee. At the Committee’s request, Meridian has been providing significant input for the Committee’s review of the Company’s director and executive compensation programs in 2017. Meridian did not provide any other services to the Company and no other fees were paid to Meridian except fees related to their services to the Committee.
Selected Competitors
We used compensation data derived from the Peer Group when making certain compensation decisions. We periodically review the companies in our Peer Group.
The table below describes the multi-step filtering exercise used to choose the Peer Group:

How the Peer Group Was Chosen
Step 1: Industry Filters	Select industries relative to Arch Capital’s business operations.
Step 2: Size Filters	Filter companies based on revenue and asset size.
Step 3: Additional Objective Filters	Remove Real Estate Investment Trusts, Financial Exchanges and Investment Banks / Brokerage companies.
Step 4: Additional Subjective Filters	Review business descriptions and additional financial measures.

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The table below describes the three primary functions for the Peer Group:

How We Use the Peer Group
Pay Comparisons	Determine competitive pay levels and identify differences from general industry market data.
Assess ability to attract, retain, engage and motivate top talent.
Compensation Structure	Provide benchmarks for compensation structure (pay mix, performance metrics, leverage, vehicles, etc.).
Use as a foundation or reference when making design changes to the compensation program.
Performance Comparisons	Determine performance relative to companies facing similar business challenges.
Input to setting incentive plan goals.
The Peer Group for 2017 was comprised of 22 competitors as follows:

2017 Peer Group
Alleghany Corporation
American Financial Group, Inc.
AmTrust Financial Services, Inc.
Argo Group International Holdings, Ltd.
Aspen Insurance Holdings Limited
Assurant, Inc.
AXIS Capital Holdings Limited
CNA Financial Corporation
Cincinnati Financial Corporation
Essent Group Ltd.
Everest Re Group, Ltd.
First American Financial Corporation
The Hanover Insurance Group, Inc.
The Hartford Financial Services Group
Markel Corporation
Old Republic International Corporation
Radian Group Inc.
RenaissanceRe Holdings Ltd.
Selective Insurance Group, Inc.
Validus Holdings, Ltd.
W. R. Berkley Corporation
XL Group Ltd

Relationship Between Compensation Policies and Risk Management
We believe our approach to evaluation of performance and the design of our compensation programs assists in mitigating excessive risk-taking that could harm our Company and have concluded that there is no excessive risk inherent in our programs. We emphasize long-term compensation that is tied to Arch Capital’s performance. Furthermore, the Formula Approach included in our Incentive Compensation Plan, which is applied to employees in our insurance, reinsurance and mortgage groups, is based on underwriting performance during a given underwriting year. For each underwriting year, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants over a 10-year development period. Since much of our business requires multiple years to determine whether we have been successful in our assessment of risk, we have structured our plan in this manner so that incentive payments are made to employees as actual results become known, which effectively aligns pay with performance. In addition, a substantial component of variable compensation is granted in the form of multi-year vesting share-based awards, which make stock price appreciation over an extended period of time fundamental in realizing a compensation benefit.
Arch Capital’s compensation philosophy and related governance features are also complemented by several specific elements that are designed to align our compensation with long-term shareholder interests. These elements include the following:
Clawback Policy: A clawback policy covering all executive officers, including the chief executive officer, which provides for affected incentive-based compensation to be recouped by the Company in the event we are required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws.
Share Ownership guidelines and Share Holding Requirements: In an effort to further align the interests of the senior management team with the interests of shareholders, Arch Capital has share ownership guidelines and share holding requirements that together require our senior executives to maintain designated levels of ownership of the common shares of Arch Capital.
No Hedging Permitted: Under the insider trading policy included in our Code of Business Conduct, our named executive officers and other members of senior management are not permitted to engage in hedging activities with respect to Arch Capital’s securities.
Procedures Regarding Share-Based Compensation:
The Committee, or a sub-committee comprised of at least two of its members, approves all grants of share-based compensation to the named executive officers and other executives who file Section 16 reports with the SEC, and

2018 PROXY STATEMENT |	44

these awards have generally also been approved by the full Board. The Committee, or a sub-committee, approves annual share-based awards to other employees or, alternatively, may approve the size of the pool of such annual share-based awards to be granted to other employees, but may delegate to the chief executive officer and other members of senior management the authority to make and approve specific awards to other employees. In addition, the Committee has delegated to the chief executive officer or, in his absence, the chief financial officer, the authority to make and approve specific share-based awards to non-executives, principally new hires, who are not subject to Section 16 of the Exchange Act. The Committee reviews any grants made under this delegation on a regular basis.
Our practice is to determine the grant date for annual grants of share-based compensation on the dates of regularly scheduled meetings of the full Board. Our process for establishing the grant date soon after the May meeting of our Board provides assurance that grant timing is not being manipulated for employee gain. Generally, awards are granted to the named executive officers as part of the annual process, which encompassed 809 employees worldwide for awards granted in 2017 for 2016 performance. We may grant a small percentage of awards at other times throughout the year on the date of regularly scheduled meetings of the Committee or the full Board in connection with hiring or the promotion of an executive or special retention circumstances. In the case of new hire, the awards have grant dates corresponding to the date the employment commences for the new hire.
Additional Compensation Policies and Practices
Clawback Policy
The Company has a clawback policy covering all executive officers, including the chief executive officer. This policy provides that, in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Committee will review all incentive-based compensation that was paid to current or former executive officers during the three-year period preceding the required restatement. If any such incentive-based compensation would have been lower as a result of the restated financial results, the Committee will require the reimbursement of the incremental portion of the incentive-based compensation in excess of the compensation that would have been paid based on the restated financial results (to the extent permitted by applicable law). This policy will be interpreted in accordance with the applicable rules of NASDAQ (or other securities exchange on which our common shares are listed from time to time).
Share Ownership Guidelines
In an effort to further align the interests of the senior management team with the interests of shareholders, the Company has share ownership guidelines that require these executives to maintain designated levels of ownership of the common shares of Arch Capital. Specifically, these guidelines require common share ownership levels as follows: (1) chief executive officer of Arch Capital—six times base salary; (2) named executive officers and other executives who file reports under Section 16 of the Exchange Act and certain other members of senior management designated from time to time—four times base salary; and (3) other designated members of senior operating management—three times base salary. Each executive has five years to comply with the guidelines, and stock options, SARs and unvested restricted shares/units do not count toward the requirement. See also “Director Compensation—Matters Relating to Director Share Ownership” for a description of share ownership guidelines that require our non-employee directors to maintain designated levels of ownership of common shares of Arch Capital.
Share Holding Requirements for Executives
To ensure each of our senior executives meets our share ownership guidelines, the Company requires each senior executive retain 50% of the net profit shares received from Company equity awards until the executive meets target ownership levels. Net profit shares are the shares remaining after payment of the exercise price of an option and taxes owed on exercise of options or SARs, vesting of restricted stock, or vesting and payout under restricted stock units and performance shares. See also “Director Compensation—Matters Relating to Director Share Ownership” for a description of share retention guidelines that require our non-employee directors to maintain designated levels of ownership of common shares of Arch Capital.
No Hedging Permitted
Under the insider trading policy included in our Code of Business Conduct, our named executive officers and other members of senior management are not permitted to engage in hedging activities with respect to the Arch Capital’s securities. Specifically, these insiders may not engage in short sales, purchases on margin or buying or selling put options or call options with respect to our securities. See also “Director Compensation—Matters Relating to Director Share Ownership” for a description of comparable restrictions with respect to hedging activities by our non-employee directors.

45	| 2018 PROXY STATEMENT

Options and SARs
Our plans do not permit granting of stock options or SARs at an exercise price below the closing price on the grant date and also do not allow for repricing or reducing the exercise price of a stock option or SAR. We also do not allow out-of-the-money options or SARs to be exchanged for cash or other property. We set the exercise price of stock options and SARs at the closing share price on the date of grant.
No Excise Tax Gross-Ups
The Company does not provide excise tax gross-up payments to any of its executives in connection with change in control payments.
No Tax Gross-Ups
Effective for 2018, the Company will no longer include tax gross-up provisions in employment agreements and has eliminated tax gross-ups on certain perquisites and benefits provided to our named executives. The Company provides our named executive officers with benefits that we believe are reasonable and consistent with our overall compensation program to better enable the Company to attract and retain key employees. These perquisites and benefits primarily relate to those executives who work and reside in Bermuda and are typical of such benefits provided to expatriates located in Bermuda, such as housing allowances and home leave for executives and family working outside their home country. Prior to 2018, in certain of these situations, we provided an additional payment to reimburse the executive for approximate amounts of additional tax liability the executive will need to pay as a result of receiving these benefits. In 2018, we have reviewed and adjusted the amount of the underlying benefits and eliminated the practice of providing tax gross-ups on these benefits.
Limits on Pledging
Our Code of Business Conduct discourages the pledging of our common shares as collateral for loans since inception. In 2018, we recently adopted a provision that continues to discourage pledging for all employees, and have added a new limitation on pledging for all executive officers and directors. Specifically, our revised policy provides that:

▪
in no event may any executive officer or director of the Company pledge an amount of common shares that exceeds the lesser of 30% of the common shares beneficially owned by the individual (as reported or would be reported in our proxy statement) or 0.5% of the then outstanding common shares of Arch Capital; and

▪	any securities pledged would not count toward satisfying any required ownership level of securities under relevant share retention guidelines.

Double Trigger Change in Control Provision
The award agreements for the named executive officers provide that, in the event that the officer’s employment is terminated by the Company other than for cause or by the officer for good reason within two years following the consummation of a change in control, unvested awards would immediately vest, and the options and SARs would have a remaining term of 90 days from termination. In the event of termination for any reason other than as indicated above in this section, all unvested awards would be forfeited, and the holder may exercise vested options and SARs for a period of 90 days from termination. The foregoing description is qualified in its entirety by reference to the award agreements.
Tax Considerations
Section 162(m)
Section 162(m) of the Code generally limits the deductible amount of annual compensation paid to a “covered employee” (i.e., the chief executive officer, chief financial officer and certain other current or former executive officers) to no more than $1,000,000 each. Since Arch Capital will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of Arch Capital if it employs a covered employee. The Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to our success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary or advisable in some circumstances due to the restrictions of Section 162(m).
Sections 409A and 457A
Section 409A of the Code, which governs deferred compensation arrangements, generally provides that distributions of deferred compensation to our senior officers as a consequence of termination of employment may not be made sooner than six months after termination. Section 409A also governs the timing of elections and distributions with respect to deferred compensation. In addition, Section 457A of the Code generally prohibits U.S. taxpayers from deferring U.S. income tax on compensation attributable to services performed after December 31, 2008 for certain employers, including Bermuda-based employers such as Arch Capital and Arch Re Bermuda. As a result, for periods on or after January 1, 2009, certain employees of Arch Capital, including Messrs. Iordanou, Grandisson, Lyons and Papadopoulo are no longer permitted to participate in the non-qualified defined contribution retirement plan. In lieu of pension and matching contributions previously provided to these former participants through the non-qualified plan, we provide comparable benefits to these

2018 PROXY STATEMENT |	46

participants in the form of current cash payments subject to taxation. In addition, in light of Section 457A, and in an effort to maintain comparable benefits for all employees, the Company has provided certain of its Bermuda-based employees who are U.S. taxpayers with the opportunity to receive a portion of their annual incentive bonus in the form of stock options or restricted shares. There is no matching or additional Company contributions associated with this election and, as a result, the Company will not incur any additional expense by providing this benefit. As required in order to match income inclusions mandated by Section 457A, the non-qualified plan provided that compensation that was previously deferred by these employees would be distributed on or before December 31, 2017, with the exception of Mr. Lyons. Such distributions were made in December of 2017.
Report of the Compensation Committee on the Compensation Discussion and Analysis
The Committee reviewed and discussed the “Compensation Discussion and Analysis” section included in this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in the 2017 Annual Report and this proxy statement for filing with the SEC.

COMPENSATION COMMITTEE Eugene S. Sunshine (chairman) John L. Bunce, Jr. Louis J. Paglia John M. Pasquesi

47	| 2018 PROXY STATEMENT

Compensation Committee Interlocks and Insider Participation
During 2017, the compensation committee consisted of John L. Bunce, Jr., Kewsong Lee, Deanna Mulligan and Eugene S. Sunshine. Ms. Mulligan and Mr. Lee resigned from the committee in February 2017 and November 2017, respectively, and John M. Pasquesi was added to the committee in February 2017. Mr. Bunce served as chairman of the committee until he was succeeded by Mr. Sunshine in November 2017.
From time to time, in the ordinary course of our business, we may enter into transactions, including insurance and reinsurance transactions and brokerage or other arrangements for the production of business, with entities in which companies or funds affiliated with directors of Arch Capital may have an ownership or other interest.
Kewsong Lee, a director of Arch Capital until November 2, 2017, resigned from Arch Capital’s Board because of the expansion of his duties at The Carlyle Group (“Carlyle”) following his promotion to co-CEO effective January 1, 2018. As part of its investment philosophy, the Company invests a portion of its investment portfolio in alternative investment funds. As of December 31, 2017, the total value of the Company’s investments in funds or other investments managed by Carlyle was approximately $293.0 million, and the Company had aggregate unfunded commitments to funds managed by Carlyle of $468.8 million. The Company may make additional commitments to funds managed by Carlyle from time to time. During 2017, 2016 and 2015, the Company made aggregate capital contributions to funds managed by Carlyle of $131.8 million, $62.1 million and $116.5 million, respectively. During 2017, 2016 and 2015, the Company received aggregate cash distributions from funds managed by Carlyle of $55.6 million, $21.5 million and $44.6 million, respectively.
In the ordinary course of its investment activities, The Guardian Life Insurance Company of America (“Guardian”) invests funds in equity and debt securities of many companies, and from time to time may own equity and/or debt securities of the Company. In connection with our senior note offering in December 2013, Guardian purchased $30 million of the Arch Capital Group (U.S.) Inc. 5.144% senior notes due in 2043. In connection with our senior note offering in November 2016, Guardian purchased $20 million of Arch Capital Finance LLC’s 5.031% senior notes due in 2046. Deanna M. Mulligan, who served as a director of Arch Capital and a member of the compensation committee until her resignation from the Board on February 23, 2017, is President and Chief Executive Officer of Guardian.

Certain of our directors and executive officers acquired shares of Watford Holdings Ltd. (“Watford”) at the time of its launch in March 2014 at the same price per share paid by other investors. We own common and preferred interests in Watford and have the right to designate two members of Watford’s six member board of directors. We consolidate Watford’s financial results under applicable accounting principles. See “—Ownership of Watford Holdings Ltd. Shares” in this Proxy Statement and notes 4 “Variable Interest Entity and Noncontrolling Interests” and 5 “Segment Information,” of the notes accompanying our consolidated financial statements included in our 2017 Annual Report (as defined below) for more information about Watford.
During 2015, a subsidiary of Arch Capital, Arch Reinsurance Company (“Arch Re U.S.”), invested $8 million for an approximately 19% equity interest in Sojourner Holding Company LLC, which through its subsidiary Spinnaker Insurance Company (“Spinnaker”), conducts a property-focused program business. In connection with its investment, the Company has the right to appoint one member of Sojourner’s board of managers, and also has a right of first refusal to provide, on market terms, a specified percentage of certain reinsurance purchased by Spinnaker. At the same time, Otter Capital Partners LP (“OCP”) invested $10 million on the same economic terms for an approximately 24% equity interest in Sojourner. The general partner of OCP is Otter Capital LLC and John M. Pasquesi, one of Arch Capital’s directors, serves as the sole member. Otter Capital also has the right to appoint one member of Sojourner’s board of managers. We have a right of first refusal on certain of the business of Spinnaker, and, from time to time, may enter into reinsurance transactions with Spinnaker in the ordinary course of business. Arch Re U.S. entered into a quota share agreement with Spinnaker covering property risks which renewed in June 2017 at a 30% share and generated net premiums written and earned of $1.1 million and $1.4 million, respectively, for 2017. Arch Re U.S. also entered into property catastrophe excess of loss agreements with Spinnaker which renewed in June 2017 and generated net premiums written and earned of $313,000 and $114,000, respectively, for 2017. Additionally, in November 2016, Arch Re Bermuda entered into a quota share agreement with Spinnaker Insurance covering property business, with a 40% share, which generated net premiums written and earned of $42,000 and $52,000, respectively, for 2017.

2018 PROXY STATEMENT |	48

Executive Compensation Tables
The following tables, narrative and footnotes discuss the compensation of the chief executive officer, chief financial officer and the four other most highly compensated executive officers during 2017, who are referred to as the named executive officers.
2017 Summary Compensation Table
The following table provides information concerning the compensation for services in all capacities earned by the named executive officers for fiscal year 2017.

Name and Principal Position	Year	Salary ($)	Annual Bonus ($)		UGC Acquis. Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Non-qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)		Total ($)
Constantine Iordanou*	2017	1,000,000	5,000,000		—	(3)	4,572,350	1,171,673	—	—	1,008,073	(4)	12,752,096
Chairman of the Board and Class II Director of Arch Capital	2016	1,000,000	4,550,000		1,500,000	(3)	3,305,370	805,054	—	—	1,050,962		12,211,386
	2015	1,000,000	4,050,000		—	(3)	3,632,166	935,124	—	—	995,269		10,612,559
Marc Grandisson*	2017	900,000	3,000,000		—		2,233,232	572,270	—	—	426,243	(5)	7,131,745
President, Chief Executive Officer and Class III Director of Arch Capital	2016	900,000	2,500,000		1,200,000		832,437	202,748	—	—	416,167		6,051,352
	2015	775,000	2,250,000		—		914,448	235,430	—	—	421,646		4,596,524
Mark D. Lyons	2017	700,000	1,365,000		—		785,482	201,281	—	—	501,529	(6)	3,553,292
Executive Vice President, Chief Financial Officer and Treasurer of Arch Capital	2016	700,000	1,200,000		900,000		579,336	141,103	—	—	450,917		3,971,356
	2015	700,000	1,080,000		—		636,301	163,820	—	—	421,439		3,001,560

Nicolas Papadopoulo	2017	675,000	3,816,414	(7)	—		2,635,311	1,399,596	—	—	362,353	(8)	8,888,674
Chairman and Chief Executive Officer of Arch Worldwide Insurance Group and Chief Underwriting Officer for the Property & Casualty Group	2016	650,000	2,500,000	(7)	—		524,127	127,656	—	—	368,690		4,170,473
	2015	—	—		—		—	—	—	—	—		—

Maamoun Rajeh	2017	556,250	1,182,000		—	(9)	1,523,236	386,823	—	—	495,772	(10)	4,144,081
Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group	2016	—	—		—		—	—	—	—	—		—
	2015	—	—		—		—	—	—	—	—		—

Andrew T. Rippert	2017	650,000	1,299,000		—	(11)	628,578	161,074	—	—	380,479	(12)	3,119,131
Chairman and Chief Executive Officer of Arch Worldwide Mortgage Group	2016	—	—		—		—	—	—	—	—		—
	2015	—	—		—		—	—	—	—	—		—
_________________________

*	Effective March 3, 2018, Marc Grandisson succeeded Constantine Iordanou as CEO of Arch Capital. Mr. Iordanou served as CEO until March 2, 2018, and continues to serve as Chairman of the Board.

49	| 2018 PROXY STATEMENT

(1)
Represents an additional bonus to reflect the named executive officers’ role in connection with the UGC acquisition, which closed on December 31, 2016. Please see “Compensation Discussion and Analysis—2017 Performance Highlights” and “Compensation Discussion and Analysis—2017 Compensation Decisions.”

(2)
The amounts shown in these columns represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Compensation—Stock Compensation, excluding the effect of forfeitures. We have computed the estimated grant date fair values of share-based compensation related to stock options using the Black-Scholes option valuation model having applied the assumptions set forth in the notes accompanying our financial statements. See note 20, “Share-Based Compensation,” of the notes accompanying our consolidated financial statements included in our 2017 Annual Report. These grants were made in May of the year for which they are reported and were based on performance for the prior year, e.g., the 2017 awards were based on 2016 performance.

(3)
Mr. Iordanou elected to receive 100% of his approved cash bonuses for 2017, 2016 and 2015 in the form of stock options under elections provided by the Company for Bermuda-based employees. On March 1, 2018, February 24, 2017 and February 26, 2016, Mr. Iordanou was awarded 212,480, 250,468, and 244,750 stock options respectively, with a Black-Scholes value equal to $5.0 million, $6.05 million and $4.05 million, respectively, but each with an intrinsic value of zero on the grant date, respectively. The stock options awarded to Mr. Iordanou are fully vested and will expire 10 years from the date of grant. The stock options granted on February 24, 2017 are included in the Grants of Plan-Based Awards table.

(4)
The amount for Mr. Iordanou includes: (a) contributions to our defined contribution plans of $32,790 and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $105,850, which, due to applicable tax laws, was made outside the plan; (b) a housing allowance in Bermuda of $137,419; (c) incremental costs to the Company of $451,458 resulting from the use of Company-provided aircraft primarily for commuting to the Company’s offices; and (d) an aggregate of $183,972 for additional payments pursuant to his employment agreement intended to reimburse the executive for approximate amounts of additional tax liability arising from his working and residing in Bermuda. The tax reimbursement payments are subject to adjustment—up or down—based upon the executive’s final tax return filed for the year (accordingly, such amount originally recorded for 2016 and 2015 has been adjusted). The calculation of the incremental cost for Company-provided aircraft use is based on the variable operating costs to the Company for each flight, including hourly charges, fuel variable charges and applicable international fees. In addition, the total amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Iordanou: an automobile allowance, tax preparation services, club dues, and life insurance premiums.

Many of the above listed benefits are provided to expatriates residing in Bermuda. For a description of these benefits and the Company’s other employee benefits programs, please see “Compensation Discussion and Analysis—Elements of Compensation Program—Benefits.”

(5)
The amount for Mr. Grandisson includes: (a) contributions to our defined contribution plans of $20,000 and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $91,350 which, due to applicable tax laws, was made outside the plan; (b) a housing allowance in Bermuda of $210,754; (c) fees for children’s schooling of $61,829; and (d) payment of Bermuda social insurance in the amount of $1,792. In addition, the amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Grandisson: an automobile allowance, tax preparation services, family travel, club dues, and life insurance premiums.

Many of the above listed benefits are provided to expatriates residing in Bermuda. For a description of these benefits and the Company’s other employee benefits programs, please see “Compensation Discussion and Analysis—Elements of Compensation Program—Benefits.”

(6)
The amount for Mr. Lyons includes: (a) $32,790 in contributions to our defined contribution plans and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $62,350, which, due to applicable tax laws, was made outside the plan; (b) a housing allowance in Bermuda of $79,101; (c) payment of Bermuda social insurance in the amount of $1,792; and (d) an aggregate of $269,478 for additional payments pursuant to his employment agreement intended to reimburse the executive for approximate amounts of additional tax liability arising from his working and residing in Bermuda. The tax reimbursement payments are subject to adjustment—up or down—based upon the executive’s final tax return filed for the year (accordingly, such amount originally recorded for 2016 and 2015 has been adjusted). In addition, the total amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Lyons: commercial jet for commuting to the Company’s offices, tax preparation services, and life insurance premiums.

Many of the above listed benefits are provided to expatriates residing in Bermuda. For a description of these benefits and the Company’s other employee benefits programs, please see “Compensation Discussion and Analysis—Elements of Compensation Program—Benefits.”

(7)
The 2016 amount for Mr. Papadopoulo, who previously participated in the Formula Approach through the 2014 underwriting year, includes a payment of $1,171,364 based on the calculated results for prior underwriting years under such Formula Approach. The 2017 amount includes a payment received by Mr. Papadopoulo in December of 2017 of $2,316,414 in full settlement of his entitlements under the Formula Approach.

(8)
The amount for Mr. Papadopoulo includes: (a) contributions to our defined contribution plans of $20,000 and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $58,725, which, due to applicable tax laws, was made outside the plan; (b) a housing allowance in Bermuda of $219,290; and (c) payment of Bermuda social insurance in the amount of $1,792. In addition, the amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Papadopoulo: fees for children’s schooling, automobile allowance, tax preparation services, family travel, club dues, and life insurance premiums.

Many of the above listed benefits are provided to expatriates residing in Bermuda. For a description of these benefits and the Company’s other employee benefits programs, please see “Compensation Discussion and Analysis—Elements of Compensation Program—Benefits.”

(9)
The 2017 amount for Mr. Rajeh, who previously participated in the Formula Approach through the 2017 underwriting year, includes a payment of $851,547 based on the calculated results for prior underwriting years under such Formula Approach.

2018 PROXY STATEMENT |	50

(10)
The amount for Mr. Rajeh includes: (a) contributions to our defined contribution plans of $32,790 and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $41,506, which, due to applicable tax laws, was made outside the plan; (b) a housing allowance in Bermuda of $197,403; (c) payment of Bermuda social insurance in the amount of $1,792; and (d) an aggregate of $129,742 for additional payments pursuant to his employment agreement intended to reimburse the executive for approximate amounts of additional tax liability arising from his working and residing in Bermuda. In addition, the amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Rajeh: fees for children’s schooling, automobile allowance, tax preparation services, family travel, club dues, and life insurance premiums.

Many of the above listed benefits are provided to expatriates residing in Bermuda. For a description of these benefits and the Company’s other employee benefits programs, please see “Compensation Discussion and Analysis—Elements of Compensation Program—Benefits.”

(11)
The 2017 amount for Mr. Rippert, who previously participated in the Formula Approach through the 2016 underwriting year, includes a payment of $375,261 based on the calculated results for prior underwriting years under such Formula Approach.

(12)
The amount for Mr. Rippert includes: (a) contributions to our defined contribution plans of $32,790 and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $55,100, which, due to applicable tax laws, was made outside the plan; (b) a housing allowance in Bermuda of $148,939; (c) payment of Bermuda social insurance in the amount of $1,792; and (d) an aggregate of $104,458 for additional payments pursuant to his employment agreement intended to reimburse the executive for approximate amounts of additional tax liability arising from his working and residing in Bermuda. In addition, the amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Rippert: tax preparation services, family travel, and life insurance premiums.

Many of the above listed benefits are provided to expatriates residing in Bermuda. For a description of these benefits and the Company’s other employee benefits programs, please see “Compensation Discussion and Analysis—Elements of Compensation Program—Benefits.”
2017 Grants of Plan-Based Awards
The following table provides information concerning grants of share-based awards made to our named executive officers in fiscal year 2017:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)		Exercise or Base Price of Option Awards($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Constantine Iordanou	2/24/2017	—	—	—	250,468	(3)	94.54	6,049,979
	5/8/2017	—	—	—	47,500		96.26	1,171,673
	5/8/2017	—	—	47,500	—		—	4,572,350
Marc Grandisson	5/8/2017	—	—	—	23,200		96.26	572,270
	5/8/2017	—	—	23,200	—		—	2,233,232
Mark D. Lyons	5/8/2017	—	—	—	8,160		96.26	201,281
	5/8/2017	—	—	8,160	—		—	785,482
Nicolas Papadopoulo	5/8/2017	—	—	—	7,350		96.26	181,301
	5/8/2017	—	—	7,350	—		—	707,511
	9/19/2017	—	—	—	50,000		96.39	1,218,295
	9/19/2017	—	—	5,000	—		—	481,950
	9/19/2017	—	—	15,000	—		—	1,445,850
Maamoun Rajeh	5/8/2017	—	—	—	5,310		96.26	130,981
	5/8/2017	—	—	5,310	—		—	511,141
	9/19/2017	—	—	—	10,500		96.39	255,842
	9/19/2017	—	—	10,500	—		—	1,012,095
Andrew T. Rippert	5/8/2017	—	—	—	6,530		96.26	161,074
	5/8/2017	—	—	6,530	—		—	628,578
_________________________

(1)
All of the grants indicated above were awarded under the 2015 Long-Term Incentive and Share Award Plan in the form of stock options and restricted share awards or units except for the February 24, 2017 grant to Mr. Iordanou which was awarded under the 2012 Long-Term Incentive and Share Award Plan.

51	| 2018 PROXY STATEMENT

The May 2017 and September 2017 awards will vest over a three-year period, except for two of Mr. Papadopoulo’s awards granted on September 19, 2017: (a) the restricted share award for 5,000 common shares vested immediately upon grant and (b) 12,500 of the 50,000 stock options vested immediately upon grant and become exercisable on the first anniversary of the grant date. All of the stock options were awarded at the closing price on their respective grant dates and, subject to the award agreements, will expire 10 years from the grant date. The restricted share awards shown in the above table were granted in the form of restricted common shares.

(2)
The amounts shown in this column represent the grant date fair value of the underlying award computed in accordance with accounting guidance governing share-based compensation arrangements as discussed in note 20, “Share-Based Compensation,” of the notes accompanying our consolidated financial statements included in our 2017 Annual Report.

(3)
Mr. Iordanou elected to receive 100% of his approved cash bonus for 2016 in the form of stock options under an election provided by the Company for Bermuda-based employees. On February 24, 2017, Mr. Iordanou was awarded 250,468 stock options, with a Black-Scholes value equal to $6.05 million. The stock options are fully vested and will expire 10 years from the date of grant. The Black-Scholes value of these stock options is reflected in the “2017 Summary Compensation Table” in the “Bonus” column for 2016, but had an intrinsic value of zero on the grant date.

Outstanding Equity Awards at 2017 Fiscal Year-End
The following table provides information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of December 31, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Constantine Iordanou (4)	135,000	—	—	23.10	5/9/2018	97,554	8,854,977	—	—
	50,000	—	—	19.29	5/6/2019
	212,253	—	—	24.67	2/25/2020
	126,000	—	—	25.01	5/5/2020
	100,065	—	—	33.91	5/6/2021
	161,636	—	—	37.05	2/28/2022
	101,000	—	—	38.58	5/9/2022
	300,187	—	—	49.12	2/28/2023
	70,930	—	—	53.53	5/9/2023
	302,555	—	—	56.12	2/29/2024
	63,000	—	—	57.27	5/13/2024
	149,556	—	—	59.16	2/27/2025
	38,759	19,351	—	62.51	5/13/2025
	244,750	—	—	68.20	2/26/2026
	15,397	30,703	—	71.70	5/13/2026
	250,468	—	—	94.54	2/24/2027
	—	47,500	—	96.26	5/8/2027
Marc Grandisson	30,000	—	—	23.10	5/9/2018	35,805	3,250,020	—	—
	22,800	—	—	19.29	5/6/2019
	30,000	—	—	25.01	5/5/2020
	24,000	—	—	33.91	5/6/2021
	25,000	—	—	38.58	5/9/2022
	33,600	—	—	42.65	11/12/2022
	17,700	—	—	53.53	5/9/2023
	16,000	—	—	57.27	5/13/2024

2018 PROXY STATEMENT |	52

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	26,997	—	—	57.08	11/6/2024
	9,758	4,872	—	62.51	5/13/2025
	3,877	7,733	—	71.70	5/13/2026
	—	23,200	—	96.26	5/8/2027
Mark D. Lyons	60,000	—	—	40.10	9/6/2022	16,932	1,536,918	—	—
	14,272	—	—	56.12	2/29/2024
	6,000	—	—	57.27	5/13/2024
	3,390	3,390	—	62.51	5/13/2025
	2,698	5,382	—	71.70	5/13/2026
	—	8,160	—	96.26	5/8/2027
Nicolas Papadopoulo	—	3,071	—	62.51	5/13/2025	30,290	2,749,423	—	—
	2,441	4,869	—	71.70	5/13/2026
	—	7,350	—	96.26	5/8/2027
	—	50,000	—	96.39	9/19/2027
Maamoun Rajeh	8,850	—	—	33.91	5/6/2021	21,565	1,957,455	—	—
	8,250	—	—	38.58	5/9/2022
	19,071	—	—	39.69	7/1/2022
	16,130	—	—	42.65	11/12/2022
	6,600	—	—	53.53	5/9/2023
	6,500	—	—	57.27	5/13/2024
	10,762	—	—	58.00	7/1/2024
	4,455	2,225	—	62.51	5/13/2025
	1,770	3,530	—	71.70	5/13/2026
	—	5,310	—	96.26	5/8/2027
	—	10,500	—	96.39	9/19/2027
Andrew T. Rippert	1,500	—	—	38.58	5/9/2022	11,243	1,020,527	—	—
	8,960	—	—	42.65	11/12/2022
	2,500	—	—	53.53	5/9/2023
	10,062	—	—	53.04	2/4/2024
	4,100	—	—	57.27	5/13/2024
	3,648	1,822	—	62.51	5/13/2025
	1,449	2,891	—	71.70	5/13/2026
	—	6,530	—	96.26	5/8/2027
_________________________

(1)
Each of the above stock options and SARs, as applicable, vest in three equal annual installments commencing on the first anniversary of the grant date, except for the award granted on September 19, 2017 to Mr. Papadopoulo. For such award, 25% vested immediately on September 19, 2017, and the remaining stock options will vest in three equal annual installments commencing on the first anniversary of the grant date. The portion that vested immediately is not exercisable until the first anniversary of the grant date. All of the options and SARs will expire 10 years from the grant date, subject to the terms of the award agreements.

(2)
The above restricted share or unit awards vest in three equal annual installments commencing on the first anniversary of the grant date. Mr. Lyons’ awards granted in May 2012 were granted in the form of restricted common share units, a portion of such units will be settled in common shares

53	| 2018 PROXY STATEMENT

after the termination of his employment as provided in the award agreements and the balance will be settled in common shares on the applicable future vesting dates.

(3)	Market value of unvested shares or units on an aggregate basis are valued as of December 31, 2017 in accordance with applicable SEC rules.

(4)
As of December 31, 2017, such stock option and SAR awards have been transferred other than for value to grantor retained annuity trusts, except for 40,710 SARs from the May 2009 grant, 100,065 SARs from the May 2011 grant, 97,248 SARs from the February 2012 grant, 244,750 stock options from the February 2016 grant, 46,100 stock options from the May 2016 grant, 250,468 stock options from the February 2017 grant and 47,500 stock options from the May 2016 grant, which are held directly by Mr. Iordanou.

2017 Option Exercises and Stock Vested
The following table provides information concerning each exercise of stock options and each vesting of stock during fiscal year 2017 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Constantine Iordanou	199,750	14,564,686	95,480	8,874,473
Marc Grandisson	31,350	2,204,949	56,668	5,402,840
Mark D. Lyons	73,600	3,556,898	69,751	6,611,998
Nicolas Papdopoulo	155,246	8,660,452	41,718	3,982,810
Maamoun Rajeh	18,750	1,347,128	25,873	2,458,622
Andrew T. Rippert	—	—	16,948	1,599,467
_________________________

(1)	We computed the dollar amount realized upon vesting by multiplying the number of shares by the market value of the underlying shares on the vesting date.
2017 Non-Qualified Deferred Compensation
The Company maintains tax-qualified and non-qualified defined contribution plans but does not maintain any defined benefit retirement or pension plans. The following table provides information with respect to our defined contribution plans that provide for the deferral of compensation on a basis that is not tax-qualified:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)		Aggregate Balance at Last FYE ($)
Constantine Iordanou	—	—	6,149,317	(28,504,633)	(4)	3,163,258	(1)
	—	—	198,898	(3,569,819)	(5)	1,202,793	(2)
Marc Grandisson	—	—	—	—		—
Mark D. Lyons	—	—	14,508	(7,438)	(3)	1,154,852	(1)
	—	—	388,515	—		7,871,756	(2)
Nicolas Papadopoulo	—	—	—	—		—
Maamoun Rajeh	—	—	—	—		—
Andrew T. Rippert	—	—	—	—		—
_________________________

(1)	Includes the following cash amounts which we also included in the “2017 Summary Compensation Table” for fiscal year 2017 or in prior years: Mr. Iordanou—$2,824,232 and Mr. Lyons—$602,582.

(2)
Indicates the value of restricted common share units that will be settled in common shares after the termination of employment as provided in the applicable award agreements. The amounts indicated in the “Aggregate Balance at Last FYE” column are based on

2018 PROXY STATEMENT |	54

the closing price of Arch Capital’s common shares on December 31, 2017 and have been included in the “2017 Summary Compensation Table” for fiscal year 2017 or prior years: Mr. Iordanou—$125,000 and Mr. Lyons—$2,155,217.

(3)	Amount represents a distribution based on an irrevocable payout election made by the named executive officer in accordance with the terms of the deferred compensation plan.

(4)	Amount represents a distribution prior to December 31, 2017, in accordance with Internal Revenue Code Section 457A.

(5)
On December 14, 2017, 39,753 restricted stock units held by Mr. Iordanou were settled in accordance with Internal Revenue Code Section 457A by distribution of shares having a fair market value of $89.80 per share on the date of distribution.

The Company maintains an Executive Supplemental Non-Qualified Savings and Retirement Plan. Under this plan, participants may defer eligible base salary in excess of the compensation limit imposed by the Code (“Excess Compensation”) (for 2017, base salary in excess of $270,000) and, with respect to the eligible named executive officers, the Company provides matching contributions on these deferrals in amounts equal to 100% of the first 3% of salary contributed to the plan and 50% of the next 3% of salary contributed to the plan. The Company also makes pension-like contributions on behalf of the eligible named executive officers in an amount equal to 10% of Excess Compensation. In addition, the eligible named executive officers may defer up to 100% of annual bonus paid each year and these bonus deferral contributions are not eligible for matching contributions by the Company. Until distribution, the contributions and any earnings are held in an irrevocable trust known as a “rabbi trust” by an independent trustee, and the trust assets remain subject to the Company’s creditors. The participants may elect to have their contributions under the plan deemed to be invested among certain permissible mutual fund options. The plan provides that, as soon as practicable following retirement, death or other termination of employment, but subject to any delay required by the Code, all benefits under the plan will be distributed either in a single lump sum in cash or, if elected, in installments over a period not to exceed 10 years.
As indicated above, Section 457A of the Code generally prohibits U.S. taxpayers from deferring U.S. income tax on compensation attributable to services performed after December 31, 2008 for certain employers, including Bermuda-based employers such as Arch Capital and Arch Re Bermuda. As a result, for periods on or after January 1, 2009, certain employees of Arch Capital and Arch Re Bermuda, including Messrs. Iordanou, Grandisson, Lyons, Papadopoulo, Rajeh, and Rippert are no longer permitted to participate in the non-qualified defined contribution retirement plan. In addition, and as required in order to match required income inclusions under Section 457A, the non-qualified plan provided that compensation that had been previously deferred by these employees would be distributed on or before December 31, 2017. Those distributions were made in December of 2017. In lieu of pension and matching contributions previously provided to these former participants through the non-qualified plan, we have provided comparable benefits to these participants in the form of current cash payments, subject to tax. Such cash payments have been included in the “2017 Summary Compensation Table” in the “All Other Compensation” column for fiscal years 2017, 2016 and 2015.

55	| 2018 PROXY STATEMENT

Termination Scenarios—Potential Payments
The following table provides information on the various payments and benefits that each named executive officer would have been entitled to receive if his last day of employment with the Company had been December 31, 2017 under the various circumstances presented. Please refer to the descriptions of our employment agreements and share-based award agreements, which outline these potential payments and benefits (see “Employment Arrangements” and “Share-Based Award Agreements”).

Name	Without Good Reason ($) (1) (2) (11)	For Cause ($)	Death ($)(9)	Disability ($)(10)	Without Cause or For Good Reason (as applicable) ($)(9)	Without Cause or For Good Reason (as applicable) following a Change in Control ($)(9)
Constantine Iordanou
Cash Severance (3)	—	—	5,000,000	1,000,000	5,000,000	5,000,000
Accelerated Vesting of Share-Based Awards (4)	—	—	9,987,439	9,987,439	—	9,987,439
Health & Welfare (5)	—	—	28,754	28,754	28,754	28,754
Total	—	—	15,016,193	11,016,193	5,028,754	15,016,193
Marc Grandisson
Cash Severance (6)	—	—	—	—	900,000	900,000
Accelerated Vesting of Share-Based Awards (4)	—	—	3,535,195	3,535,195	—	3,535,195
Health & Welfare (5)	—	—	—	31,350	31,350	31,350
Total	—	—	3,535,195	3,566,545	931,350	4,466,545
Mark D. Lyons
Cash Severance (7)	—	—	1,160,000	1,160,000	1,050,000	1,050,000
Accelerated Vesting of Share-Based Awards (4)	—	—	1,735,371	1,735,371	—	1,735,371
Health & Welfare (5)	—	—	—	13,579	13,579	13,579
Total	—	—	2,895,371	2,908,950	1,063,579	2,798,950
Nicolas Papadopoulo
Cash Severance (8)	—	—	—	—	1,875,000	1,875,000
Accelerated Vesting of Share-Based Awards (4)	—	—	2,929,077	2,929,077	—	2,929,077
Health & Welfare (5)	—	—	27,436	27,436	27,436	27,436
Total	—	—	2,956,513	2,956,513	1,902,436	4,831,513
Maamoun Rajeh
Cash Severance (8)	—	—	—	—	1,625,000	1,625,000
Accelerated Vesting of Share-Based Awards (4)	—	—	2,087,662	2,087,662	—	2,087,662
Health & Welfare (5)	—	—	27,436	27,436	27,436	27,436
Total	—	—	2,115,098	2,115,098	1,652,436	3,740,098
Andrew T. Rippert
Cash Severance (8)	—	—	—	—	1,625,000	1,625,000
Accelerated Vesting of Share-Based Awards (4)	—	—	3,882,437	3,882,437	—	3,882,437
Health & Welfare (5)	—	—	27,436	27,436	27,436	27,436
Total	—	—	3,909,873	3,909,873	1,977,436	5,534,873
_________________________

(1)
In the case of resignation by giving six months’ advance notice without good reason by Messrs. Papadopoulo, Rajeh or Rippert, the Company may elect to place them on “garden leave” during all or part of the notice period. In this event, each of these individuals will (a) continue to receive base

2018 PROXY STATEMENT |	56

salary and benefits through the garden leave period of up to six months, and (b) receive, following the end of the garden leave period, a cash lump sum payment equal to one half of the sum of (i) the “bonus amount” (which is the greater of the annual target bonus or the average of the annual bonuses received for the preceding three years) and (ii) a prorated portion of the “bonus amount” through the date of notice. If the Company does not elect to place them on garden leave, and these individuals continue to work during the six month notice period, they will be entitled to receive the amounts set forth in the preceding sentence pursuant to their employment agreement. See “Employment Arrangements.” For a termination date of December 31, 2017, the total of these cash amounts accruing from the notice date would have been $2.1 million for Mr. Papadopoulo, $1.4 million for Mr. Rajeh and $0.8 million for Mr. Rippert. In addition, if the Company elects to extend their non-competition period for six months after the end of the notice or garden leave period, Messrs. Papadopoulo, Rajeh and Rippert will (a) continue to receive base salary and medical benefits through the extended non-competition period, and (b) receive, during the extended non-competition period, payments in the aggregate equal to one half of the sum of (i) the “bonus amount” and (ii) a prorated portion of the “bonus amount” through the date of notice of termination. For a termination date of December 31, 2017 and a six month extension of the noncompetition period, the total of these cash amounts would have been $2.1 million for Mr. Papadopoulo, $1.4 million for Mr. Rajeh and $0.8 million for Mr. Rippert.

(2)
Since Messrs. Iordanou, Lyons, Papadopoulo and Rippert are of retirement age (as defined in our plans), any unvested restricted shares/units and unvested stock options/SARs will continue to vest according to the vesting schedule and, in the case of stock options/SARs, the options/SARs will continue to have the full exercise period of 10 years from the date of grant, so long as they do not engage in a competitive activity (as defined in the applicable award agreements). In the event the executives engage in a competitive activity following retirement, unvested awards will be forfeited and the exercise periods for vested options/SARs would be reduced.

(3)
In the case of termination (i) due to death, (ii) by the Company without cause or (iii) by the executive for good reason, Mr. Iordanou (or his estate) would have been entitled to receive a prorated target bonus based on the termination date plus two times the sum of his base salary and target annual bonus, with such amounts payable (A) in a lump sum as soon as practicable following death but offset by life insurance proceeds received by his estate from coverage provided by the Company and (B) except as otherwise required to be deferred for six months under Section 409A of the Code, over a nine-month period for the other cases as provided in his employment agreement. In the case of termination due to disability, Mr. Iordanou would have been entitled to receive a prorated bonus based on the termination date.

(4)
Represents the intrinsic value (i.e., the value based upon the Company’s closing share price on December 31, 2017 or in the case of stock options/SARs, the excess of the closing price over the exercise price) of accelerated vesting of certain unvested share-based awards as of December 31, 2017 under the various circumstances presented.

(5)	Represents the employer cost relating to the continuation of medical insurance coverage under the terms described in each executive’s employment agreement for the various circumstances presented.

(6)
In the case of termination by the Company without cause or by the executive for good reason, Mr. Grandisson will be entitled to receive twelve months of base salary payable in equal monthly installments.

(7)
In the case of termination by the Company due to death or disability, Mr. Lyons (or his estate) will receive a prorated bonus based on the termination date. For such purposes, the annual bonus will not be less than the average annual bonus received for the preceding three years. In the case of termination by the Company without cause or by the executive for good reason, Mr. Lyons will be entitled to receive an amount equal to the greater of (i) 18 months of base salary and (ii) the total remaining base salary payable under his agreement, except as otherwise required to be deferred for six months under Section 409A of the Code, in equal monthly installments.

(8)
In the case of termination by the Company without cause or by Messrs. Papadopoulo, Rajeh or Rippert for good reason, each will be entitled to receive twelve months of base salary from the date of notice of termination and an amount equal to the sum of the (i) the annual target bonus plus (ii) a pro-rated portion of the annual target bonus through the date of notice, one half of which amount shall be paid in a single lump sum on the date that is sixty days following the date of termination and the remaining half will be payable in equal monthly installments over six months following the date of termination.

(9)
Messrs. Rajeh and Rippert participated under the Formula Approach of our Incentive Compensation Plan for underwriting years through 2017 and 2016, respectively. In the event of termination on December 31, 2017 due to death, termination without cause or termination for good reason, Messrs. Rajeh and Rippert would have been entitled to payments in full settlement under the Formula Approach in the amounts determined by the Committee, taking into account such factors it deems relevant including that such amounts are generally subject to recalculation over the applicable 10-year development periods for open underwriting years. As of December 31, 2017, such amounts for Messrs. Rajeh and Rippert are estimated to be up to approximately $5,680,000 and $2,435,000, respectively. Any such payments would be made by the end of the year following termination.

(10)
Upon termination on December 31, 2017 due to disability, Messrs. Rajeh and Rippert would have been entitled to payments in full settlement under the Formula Approach as described in footnote 9 above, provided they did not engage in competition with the Company.

(11)
Since Mr. Rippert is of retirement age (as defined in our plans), if Mr. Rippert retired on December 31, 2017 he would have been entitled to payments in full settlement under the Formula Approach as described in footnote 9 above, provided he did not engage in competition with the Company.

57	| 2018 PROXY STATEMENT

Pay Ratio
In accordance with Item 402(u) of Regulation S-K, we determined the ratio of the annual total compensation of our CEO relative to the median of the annual total compensation of our employees. We identified the median employee from among our global employee population (excluding the CEO) as of December 31, 2017. Our global employee population included all of our full-time and part-time employees who were employed on December 31, 2017.
We determined each employee’s consistently applied compensation measure which was equal to the sum of the following pay components:

▪	2017 base salary;

▪	bonuses paid during 2017;

▪	variable incentive compensation paid during 2017; and

▪	the fair value of all equity grants made during 2017.
We annualized the 2017 base salary for full-time employees that were not employed by us for all of 2017. Amounts paid in currencies other than U.S. dollars were converted into U.S. dollars based on the applicable exchange rate at December 31, 2017.
Based on each employee’s consistently applied compensation measure, we were able to identify the median employee who was a full-time, permanent employee based in the United States.
After identifying the median employee, we calculated the median employee’s annual total compensation for 2017 using the same requirements applied to calculate our CEO annual total compensation as set forth in the 2017 Summary Compensation Table, and then added the estimated value of the median employee’s health plan benefits. Based on the foregoing, the annual total compensation calculated for the median employee for 2017 was $123,542. For purposes of the pay ratio rule, the annual total compensation calculated for our CEO for 2017, was $12,752,096, our CEO’s annual total compensation as set forth in the 2017 Summary Compensation Table, plus $31,696, the estimated value of our CEO’s health plan benefits, or $12,783,792. Accordingly, for 2017, our CEO to median employee pay ratio was 104 to 1.

Employment Arrangements
Set forth below is a summary of the material terms of the employment arrangements with each of the named executive officers.
Constantine Iordanou
On October 1, 2014, Arch Capital and Constantine Iordanou entered into an employment agreement, as amended, pursuant to which Mr. Iordanou agreed to serve as Arch Capital’s Chief Executive Officer through March 2, 2018. That agreement is described below. Pursuant to a service agreement dated September 21, 2017, commencing March 3, 2018, Mr. Iordanou transitioned from Chief Executive Officer of Arch Capital, and he remains a member of Arch Capital’s Board and serves as its non-executive Chairman of the Board. The service agreement superseded the employment agreement.
Service Agreement (in effect from March 3, 2018)
Under the service agreement, Mr. Iordanou has agreed to provide 50 days of services per year to Arch Capital, as requested by Arch Capital’s Chief Executive Officer or the Board. For his services, Mr. Iordanou will be paid annual base compensation of $500,000, and he will participate in an annual bonus plan on terms established by the Board. The target rate for the annual cash bonus will be 100% of his annual base compensation. Mr. Iordanou will also be entitled to participate in employee benefit programs such as major medical, life insurance and disability insurance, and annual tax return preparation and associated tax planning arrangements on a basis no less favorable than provided to senior executives. Mr. Iordanou will be reimbursed for all reasonable business expenses incurred by him in the course of performing his duties, and upon his reasonable request any private aircraft owned or leased by Arch Capital will be made available to him for business travel consistent with his duties under the service agreement. During the service period Arch Capital will use its reasonable best efforts to cause Mr. Iordanou to be elected to the Board.
Mr. Iordanou’s service period will continue under the service agreement until terminated (a) by either party by providing at least six months’ prior written notice to the other party, (b) upon his death or permanent disability, (c) by him for good reason (as defined in the service agreement), or (c) by Arch Capital for any reason. Upon Mr. Iordanou’s employment with Arch Capital ceasing for any reason, he will immediately resign from all positions and in all capacities with Arch Capital and its affiliates, other than as a non-employee member of the Board.
If the service period is terminated (i) as a result of either Arch Capital’s or Mr. Iordanou’s provision of six months’

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prior written notice of termination, (ii) by Arch Capital for cause, (iii) as a result of Mr. Iordanou’s resignation other than for good reason, or (iv) upon his death or permanent disability, Mr. Iordanou will be entitled to receive his base compensation through the date of termination. If the termination is upon his death or permanent disability, Mr. Iordanou (or his estate in the case of death) will also be entitled to receive an amount equal to the sum of the total remaining base compensation and target annual bonus which would have been paid to him under the service agreement for the period through six months after the date of termination of employment, in each case, offset by any proceeds received, or scheduled to be received, from any insurance coverages provided by Arch Capital or any of its affiliates, and he will be entitled to continued major medical plan coverage for up to 36 months after termination (and he will be required to pay the full premium cost for any period of coverage after the first 18 months). He will also be entitled to such continued medical coverage if his employment terminates due to provision of six months’ prior notice by either party.
If the service period is terminated by Mr. Iordanou for good reason or by Arch Capital not for cause, Mr. Iordanou will be paid an amount equal to the sum of the total remaining base compensation and target annual bonus which would have been paid to him under the service agreement for the period through six months after the date of termination of employment, provided he will be entitled to such payments only if he does not breach the restrictive covenants set forth in the service agreement and he has delivered a general release of claims. He will also be entitled to continued major medical plan coverage for up to 36 months after termination (and he will be required to pay the full premium cost for any period of coverage after the first 18 months).
Mr. Iordanou has agreed that, during the service period and for the period of 12 months after termination, he will not compete with the businesses of Arch Capital or any of its subsidiaries as such businesses exist as of the date of termination, within any geographical area in which Arch Capital or any of its subsidiaries engage in such businesses. If we terminate Mr. Iordanou’s employment without cause or he terminates for good reason, the term of his non-competition period will extend only as long as he is receiving severance benefits described above (which may be up to 12 months following termination if we so elect). However, in the event of termination due to expiration of the term of the agreement following six months’ notice by either party, or by reason of Mr. Iordanou’s resignation other than for good reason, the non-competition period will continue beyond his termination date for up to six months (12 months in the case of resignation other than for good reason) only if the Company so elects and pays Mr. Iordanou severance benefits described above during the noncompetition period. Mr. Iordanou also agreed that he will not, for a 12-month period following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.
In addition, in the event of a change in control, the service agreement provides that any payments contingent on a change of control that would be subject to the excise tax imposed by Section 4999 of the Code will be reduced by an amount equal to the smallest amount possible such that no payment would be subject to such excise tax; provided that if, without any reduction in payments, the net amount retained by Mr. Iordanou, after subtracting all taxes imposed thereon, would exceed the after-tax amount that would be retained by him after the reduction described above, then no reduction in payments will be made. The service agreement also provides for indemnification of Mr. Iordanou to the fullest extent permitted by applicable law and Arch Capital’s governing instruments in connection with suits or proceedings arising by reason of the fact that he is or was a director, officer or employee of Arch Capital.
Employment Agreement (in effect through March 2, 2018)
Mr. Iordanou’s employment agreement provided for an annual base salary of $1,000,000, which remained unchanged since 2002. Mr. Iordanou was eligible to participate in an annual bonus plan on terms established from time to time. The target rate for the annual cash bonus was 100% of his annual base salary. Mr. Iordanou was also entitled to participate in employee benefits programs; the cost of preparation of annual tax returns and associated tax planning; and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which included housing expense reimbursement and automobile allowance. Since Mr. Iordanou previously relocated to Bermuda, his employment agreement also provided for the use of any private aircraft owned or leased by Arch Capital for travel between Bermuda and the United States. In addition, prior to the amendment of the agreement to delete this provision effective January 1, 2018, Mr. Iordanou was entitled to an amount equal to the excess, if any, of the amount of income and employment taxes payable by him to Bermuda and any other governmental taxing authority for the applicable taxable year over the amount that would have been payable by him had he resided for the entire taxable year in the state of the United States with respect to which he files a state income tax return as a resident for the year. The intent of this provision was that Arch Capital would reimburse Mr. Iordanou for additional taxes imposed on him arising from his working and residing in Bermuda as described in footnote 4 in the “2017 Summary Compensation Table.” The agreement also provided that, during the employment period, Arch Capital

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would use its best efforts to cause Mr. Iordanou to be elected to our Board.
The agreement provided that if Mr. Iordanou’s employment was terminated due to his death, his estate would receive a prorated portion of his bonus for the year of his death and an amount equal to two times the sum of his base salary and target annual bonus payable in a lump sum, but offset by life insurance proceeds received by his estate from coverage provided by the Company. His agreement also provided that if his employment was terminated due to his permanent disability, he would receive a prorated portion of his bonus for the year in which he became disabled, as determined by the Board. The agreement further provided that if we terminated Mr. Iordanou’s employment without cause or he resigned for good reason, he would receive a prorated portion of his bonus for the year of his termination and an amount equal to two times the sum of his base salary and target annual bonus. Mr. Iordanou’s and his spouse’s major medical insurance coverage benefits would continue for up to 18 months after the date of termination in the event that (1) his employment ended due to death or permanent disability, (2) he was terminated other than for cause, (3) he resigned for good reason or (4) his employment ended due to the expiration of the term.
Mr. Iordanou agreed that he would not compete with Arch Capital for 18 months following termination of employment. However, if we terminated Mr. Iordanou’s employment without cause or he terminated for good reason, the term of his non-competition period would extend only as long as he was receiving severance benefits provided for under his employment agreement under such circumstances. Additionally, in the event of termination due to expiration of the term of the agreement or by reason of Mr. Iordanou’s resignation other than for good reason, the non-competition period would continue beyond his termination date for up to 18 months only if the Company so elected and paid Mr. Iordanou an amount equal to two times the sum of his annual base salary and target annual bonus (prorated for the period selected by the Company) and provided medical benefits for the selected period. Mr. Iordanou also agreed that he would not, for an 18-month period following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.
Marc Grandisson
Our employment agreement with Marc Grandisson provides for a specified annual base salary which is subject to review annually for increase at the discretion of the Board. The agreement provides that the target rate for the annual cash bonus for Mr. Grandisson is 100% of his annual base salary. As described above, the Committee has increased Mr. Grandisson’s annual target bonus to 165%. Mr. Grandisson is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board. Mr. Grandisson is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses and automobile allowance. His agreement also provides that the Company will reimburse him for his reasonable expenses incurred in traveling between Bermuda and Canada. The current term of his employment agreement ends on December 31, 2019, but we or Mr. Grandisson may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Grandisson gives notice at least 60 days prior to the expiration of the original term or any extended term.
The agreement provides that if the employment of Mr. Grandisson is terminated without cause or for good reason, he will be entitled to receive an amount equal to his annual base salary over a 12-month period. Mr. Grandisson’s major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason. If Mr. Grandisson’s employment is terminated for cause or if he resigns without good reason or as a result of his death or disability, he (or his estate) will receive his annual base salary to the date of such termination.
Mr. Grandisson agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of Arch Capital or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he or the Company gives notice of intent not to extend his employment term in accordance with the employment agreement. Mr. Grandisson also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

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Mark D. Lyons
Under an employment agreement, Mark D. Lyons serves as Executive Vice President, Chief Financial Officer and Treasurer of Arch Capital, with a term currently extending through September 1, 2019. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Lyons gives notice at least 180 days prior to the expiration of the original term or any extended term. The agreement provides for a specified annual base salary and a target rate for the annual cash bonus of 100% of the annual base salary. As described above, the Committee has increased Mr. Lyons’ annual target bonus to 135%. Mr. Lyons is eligible to receive annual cash bonuses and share-based awards at the discretion of the Board and is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance, the cost of preparation of annual tax returns and associated tax planning, and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses and automobile allowance. His agreement also provides that the Company will reimburse him for his reasonable expenses incurred in traveling between Bermuda and the United States. In addition, prior to the amendment of the agreement to delete this provision effective January 1, 2018, Mr. Lyons was entitled to an amount equal to the excess, if any, of the amount of income and employment taxes payable by him to Bermuda, Illinois and any other governmental taxing authority over the amount that would have been payable by him had he resided in Illinois for the entire calendar year. The intent of this provision was for Arch Capital to reimburse Mr. Lyons for additional taxes imposed on him arising from his working and residing in Bermuda as described in footnote (6) in the “2017 Summary Compensation Table.” In addition, upon the termination of his employment for any reason, Arch Capital will reimburse him for reasonable expenses incurred by him for the cost of relocating his household items to the United States and airfare for Mr. Lyons and his family to return to the United States.
The agreement provides that if Mr. Lyons’ employment is terminated without cause or for good reason, he will be entitled to receive an amount equal to 18 months of his base salary, payable over 12 months. The agreement also provides that if Mr. Lyons’ employment is terminated for cause, as a result of his resignation or leaving employment other than for good reason, as a result of death or permanent disability, or by written notice of the intention not to renew the agreement by Mr. Lyons, he (or his estate) will be entitled to receive his base salary through the date of termination. The agreement further provides that if Mr. Lyons’ employment is terminated by reason of death or permanent disability, he (or his estate) will also be entitled to receive a prorated portion of his target annual bonus (offset by any proceeds received from any insurance coverages provided by the Company), such amount would be paid to him by no later than March 15 of the calendar year following the calendar year of such termination of employment. For such purposes, the annual bonus will not be less than the average annual bonus received for the preceding three years. Mr. Lyons’ major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (a) his employment ends due to permanent disability, (b) he is terminated other than for cause or (c) he resigns for good reason.
Mr. Lyons has agreed that, during the employment period and for a period of one year after termination of employment, he will not compete with the businesses of Arch Capital or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. Mr. Lyons also agreed that he will not, for a period of one year following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.
Nicolas Papadopoulo
Under an employment agreement, Nicolas Papadopoulo serves as Chairman and Chief Executive Officer of our Worldwide Insurance Group and Chief Underwriting Officer for our Property & Casualty Operations. The terms of his employment provide for annual base salary of $750,000, which is subject to review annually for increase at the discretion of the Board. Mr. Papadopoulo is also eligible to participate in an annual bonus plan on terms set by the Board. The agreement provides that the target rate for his annual cash bonus is 100% of his annual base salary, and for calendar years 2018 and 2019, Mr. Papadopoulo will receive a minimum annual bonus of at least two times his target amount. As described above, the Committee has increased Mr. Papadopoulo’s annual target bonus to 135%. Mr. Papadopoulo is eligible to participate in our share-based award plans at the discretion of our Board. Mr. Papadopoulo is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance, annual tax return preparation and associated tax planning arrangements and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses and automobile allowance.

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Mr. Papadopoulo’s employment period under the employment agreement will end on the first to occur of the following: (a) the six month anniversary of our providing notice of termination without cause to him; (b) immediately upon our providing notice of termination for cause to him; (c) the six month anniversary of Mr. Papadopoulo providing notice of termination specifying his resignation with or without good reason (as defined in the employment agreement); (d) the fifth day following our providing notice of termination to him as a result of his permanent disability; and (e) the date of his death. The first of such dates is referred to as the “date of termination.”
The agreement provides that if the employment of Mr. Papadopoulo is terminated by us without cause or by him for good reason, he will be entitled to receive an amount equal to his annual base salary through the six month anniversary of the date of termination. In that event Mr. Papadopoulo will also receive an amount equal to the sum of (i) his target annual bonus plus (ii) a pro-rated portion of his target annual bonus based on the number of days elapsed in the calendar year through the date notice of termination is given, one half of which shall be paid in cash in a single lump sum on the date that is sixty days following the date of termination and the remaining half of which will be paid in accordance with our regular payroll practices over six months following the date of termination. Mr. Papadopoulo will also receive employee benefits through the date of termination, and his major medical insurance coverage benefits will continue for up to six months after the date of termination. Mr. Papadopoulo will be entitled to the amounts described above (other than base salary and employee benefits through the date of termination) only if he has delivered a general release of claims and he does not breach the restrictive covenants set forth in the agreement.
If Mr. Papadopoulo‘s employment is terminated as a result of his resignation other than for good reason, he will continue to receive base salary and employee benefits through the date of termination, and we will make a cash lump sum payment to him equal to one half of the sum of (I) his “bonus amount” (which is the greater of (i) his target annual bonus for the year during which notice of termination is given, or (ii) the average of his actual annual bonus for the three years immediately preceding the year during which notice of termination is given), and (II) a pro-rated portion of the bonus amount based on the number of days elapsed in the calendar year through the date notice of termination is given, which payment shall be made on the date that is sixty days following the date of termination.
If Mr. Papadopoulo’s employment is terminated by us for cause, as a result of his permanent disability or upon his death, Mr. Papadopoulo (or his beneficiaries or estate, in the case of death) will continue to receive base salary and employee benefits through the date of termination. In the case of termination due to his permanent disability or death, he and/or his dependents will also receive major medical insurance coverage benefits for a period of up to twelve months after the date of termination.
Following any notice of termination, whether by us or Mr. Papadopoulo, and until the date of termination, we may direct, in our sole and exclusive discretion, that Mr. Papadopoulo perform no duties and exercise no powers or authorities in connection with his employment, resign from any office with us and not attend any of our premises. However, following any such direction, Mr. Papadopoulo will continue to be required to comply with his other obligations under the agreement and will continue to have a duty of loyalty to us as an employee through the date of termination. This is referred to as a “garden leave” period.
Mr. Papadopoulo has agreed that, during the employment period and for the period of one year after the date of termination, he will not participate in or render services for any business competing with our insurance businesses as such businesses exist or are in process as of the date of termination or any business that is materially competitive with the businesses that (I) are at the time in question being conducted by us with which he was involved to a material extent in the twelve months prior to termination of employment, or (II) were, during his employment, either being conducted by, or being actively developed by, us with which he was involved to a material extent in the twelve months prior to termination of his employment. However, if Mr. Papadopoulo’s termination of employment occurs as a result of his resignation other than for good reason, the noncompetition period will continue beyond the date of termination only if (i) we pay Mr. Papadopoulo, for each day during which the noncompetition period so continues, an amount equal to 1/365th of the sum of (A) his annual base salary, plus (B) the bonus amount (as defined above), and (C) a pro-rated portion of his bonus amount based on the number of days elapsed in the calendar year through the date notice of termination is given; and (ii) he continues to receive his major medical insurance coverage for a period up to the end of the noncompetition period. Our obligation to make such payments and provide such benefits is contingent on Mr. Papadopoulo’s delivery of a general release of claims and his compliance with the restrictive covenants. Mr. Papadopoulo has also agreed that he will not, for a period of one year following termination, induce or attempt to induce any of our employees with whom he had material dealings to leave his or her position with us or induce any customer with whom he had material dealings to cease doing business with us. The lengths of the noncompetition period and the nonsolicitation period will be reduced by any period that Mr. Papadopoulo is on garden leave, as described above.

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In addition, in the event of a change in control, the agreement provides that any payments contingent on a change of control that would be subject to the excise tax imposed by Section 4999 of the Code will be reduced by an amount equal to the smallest amount possible such that no payment would be subject to such excise tax; provided that if, without any reduction in payments, the net amount retained by Mr. Papadopoulo, after subtracting all taxes imposed thereon, would exceed the after-tax amount that would be retained by him after the reduction described above, then no reduction in payments will be made.
Andrew T. Rippert
Under an employment agreement, Andrew T. Rippert serves as Chairman and Chief Executive Officer of Arch Worldwide Mortgage Group. The terms of his employment provide for annual base salary of $700,000, which is subject to review annually for increase at the discretion of the Board. Mr. Rippert is also eligible to participate in an annual bonus plan on terms set by the Board. The agreement provides that the target rate for his annual cash bonus is 100% of his annual base salary. As described above, the Committee has increased Mr. Rippert’s annual target bonus to 135%. Mr. Rippert is eligible to participate in our share-based award plans in the discretion of our Board. Mr. Rippert is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance, annual tax return preparation and associated tax planning arrangements and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses and automobile allowance.
Mr. Rippert’s employment period under the employment agreement will end on the first to occur of the following: (a) the six month anniversary of our providing notice of termination without cause to him; (b) immediately upon our providing notice of termination for cause to him; (c) the six month anniversary of Mr. Rippert providing notice of termination specifying his resignation with or without good reason (as defined in the employment agreement); (d) the fifth day following our providing notice of termination to him as a result of his permanent disability; and (e) the date of his death. The first of such dates is referred to as the “date of termination.”
The agreement provides that if the employment of Mr. Rippert is terminated by us without cause or by him for good reason, he will be entitled to receive an amount equal to his annual base salary through the six month anniversary of the date of termination. In that event Mr. Rippert will also receive an amount equal to the sum of (i) his target annual bonus plus (ii) a pro-rated portion of his target annual bonus based on the number of days elapsed in the calendar year through the date notice of termination is given, one half of which shall be paid in cash in a single lump sum on the date that is sixty days following the date of termination and the remaining half of which will be paid in accordance with our regular payroll practices over six months following the date of termination. Mr. Rippert will also receive employee benefits through the date of termination, and his major medical insurance coverage benefits will continue for up to six months after the date of termination. Mr. Rippert will be entitled to the amounts described above (other than base salary and employee benefits through the date of termination) only if he has delivered a general release of claims and he does not breach the restrictive covenants set forth in the agreement.
If Mr. Rippert’s employment is terminated as a result of his resignation other than for good reason, he will continue to receive base salary and employee benefits through the date of termination, and we will make a cash lump sum payment to him equal to one half of the sum of (I) his “bonus amount” (which is the greater of (i) his target annual bonus for the year during which notice of termination is given, or (ii) the average of his actual annual bonus for the three years immediately preceding the year during which notice of termination is given), and (II) a pro-rated portion of the bonus amount based on the number of days elapsed in the calendar year through the date notice of termination is given, which payment shall be made on the date that is sixty days following the date of termination.
If Mr. Rippert’s employment is terminated by us for cause, as a result of his permanent disability or upon his death, Mr. Rippert (or his beneficiaries or estate, in the case of death) will continue to receive base salary and employee benefits through the date of termination. In the case of termination due to his permanent disability or death, he and/or his dependents will also receive major medical insurance coverage benefits for a period of up to twelve months after the date of termination.
Following any notice of termination, whether by us or Mr. Rippert, and until the date of termination, we may direct, in our sole and exclusive discretion, that Mr. Rippert perform no duties and exercise no powers or authorities in connection with his employment, resign from any office with us and not attend any of our premises. However, following any such direction, Mr. Rippert will continue to be required to comply with his other obligations under the agreement and will continue to have a duty of loyalty to us as an employee through the date of termination. This is referred to as a “garden leave” period.
Mr. Rippert has agreed that, during the employment period and for the period of one year after the date of termination, he will not participate in or render services for any business competing with our mortgage insurance businesses as such

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businesses exist or are in process as of the date of termination or any business that is materially competitive with the businesses that (I) are at the time in question being conducted by us with which he was involved to a material extent in the twelve months prior to termination of employment, or (II) were, during his employment, either being conducted by, or being actively developed by, us with which he was involved to a material extent in the twelve months prior to termination of his employment. However, if Mr. Rippert’s termination of employment occurs as a result of his resignation other than for good reason, the noncompetition period will continue beyond the date of termination only if (i) we pay Mr. Rippert, for each day during which the noncompetition period so continues, an amount equal to 1/365th of the sum of (A) his annual base salary, plus (B) the bonus amount (as defined above), and (C) a pro-rated portion of his bonus amount based on the number of days elapsed in the calendar year through the date notice of termination is given; and (ii) he continues to receive his major medical insurance coverage for a period up to the end of the noncompetition period. Our obligation to make such payments and provide such benefits is contingent on Mr. Rippert’s delivery of a general release of claims and his compliance with the restrictive covenants. Mr. Rippert has also agreed that he will not, for a period of one year following termination, induce or attempt to induce any of our employees with whom he had material dealings to leave his or her position with us or induce any customer with whom he had material dealings to cease doing business with us. The lengths of the noncompetition period and the nonsolicitation period will be reduced by any period that Mr. Rippert is on garden leave, as described above.
In addition, in the event of a change in control, the agreement provides that any payments contingent on a change of control that would be subject to the excise tax imposed by Section 4999 of the Code will be reduced by an amount equal to the smallest amount possible such that no payment would be subject to such excise tax; provided that if, without any reduction in payments, the net amount retained by Mr. Rippert, after subtracting all taxes imposed thereon, would exceed the after-tax amount that would be retained by him after the reduction described above, then no reduction in payments will be made.
Maamoun Rajeh
Under an employment agreement, Maamoun Rajeh serves as the Chairman and Chief Executive Officer or our Worldwide Reinsurance Group. The terms of his employment provide for annual base salary of $650,000, which is subject to review annually for increase at the discretion of the Board. Mr. Rajeh is also eligible to participate in an annual bonus plan on terms set by the Board. The agreement provides that a target rate for his annual cash bonus is 100% of his annual base salary. As described above, the Committee has increased Mr. Rajeh’s annual target bonus to 135%. Mr. Rajeh is eligible to participate in our share-based award plans in the discretion of our Board. Mr. Rajeh is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance, annual tax return preparation and associated tax planning arrangements and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses and automobile allowance.
Mr. Rajeh’s employment period under the employment agreement will end on the first to occur of the following: (a) the six month anniversary of our providing notice of termination without cause to him; (b) immediately upon our providing notice of termination for cause to him; (c) the six month anniversary of Mr. Rajeh providing notice of termination specifying his resignation with or without good reason (as defined in the employment agreement); (d) the fifth day following our providing notice of termination to him as a result of his permanent disability; and (e) the date of his death. The first of such dates is referred to as the “date of termination.”
The agreement provides that if the employment of Mr. Rajeh is terminated by us without cause or by him for good reason, he will be entitled to receive an amount equal to his annual base salary through the six month anniversary of the date of termination. In that event Mr. Rajeh will also receive an amount equal to the sum of (i) his target annual bonus plus (ii) a pro-rated portion of his target annual bonus based on the number of days elapsed in the calendar year through the date notice of termination is given, one half of which shall be paid in cash in a single lump sum on the date that is sixty days following the date of termination and the remaining half of which will be paid in accordance with our regular payroll practices over six months following the date of termination. Mr. Rajeh will also receive employee benefits through the date of termination, and his major medical insurance coverage benefits will continue for up to six months after the date of termination. Mr. Rajeh will be entitled to the amounts described above (other than base salary and employee benefits through the date of termination) only if he has delivered a general release of claims and he does not breach the restrictive covenants set forth in the agreement.
If Mr. Rajeh’s employment is terminated as a result of his resignation other than for good reason, he will continue to receive base salary and employee benefits through the date of termination, and we will make a cash lump sum payment to him equal to one half of the sum of (I) his “bonus amount” (which is the greater of (i) his target annual bonus for the year during which notice of termination is given, or (ii) the average of his actual annual bonus for the three years

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immediately preceding the year during which notice of termination is given), and (II) a pro-rated portion of the bonus amount based on the number of days elapsed in the calendar year through the date notice of termination is given, which payment shall be made on the date that is sixty days following the date of termination.
If Mr. Rajeh’s employment is terminated by us for cause, as a result of his permanent disability or upon his death, Mr. Rajeh (or his beneficiaries or estate, in the case of death) will continue to receive base salary and employee benefits through the date of termination. In the case of termination due to his permanent disability or death, he and/or his dependents will also receive major medical insurance coverage benefits for a period of up to twelve months after the date of termination.
Following any notice of termination, whether by us or Mr. Rajeh, and until the date of termination, we may direct, in our sole and exclusive discretion, that Mr. Rajeh perform no duties and exercise no powers or authorities in connection with his employment, resign from any office with us and not attend any of our premises. However, following any such direction, Mr. Rajeh will continue to be required to comply with his other obligations under the agreement and will continue to have a duty of loyalty to us as an employee through the date of termination. This is referred to as a “garden leave” period.
Mr. Rajeh has agreed that, during the employment period and for the period of one year after the date of termination , he will not participate in or render services for any business competing with our reinsurance businesses as such businesses exist or are in process as of the date of termination or any business that is materially competitive with the businesses that (I) are at the time in question being conducted by us with which he was involved to a material extent in the twelve months prior to termination of employment, or (II) were, during his employment, either being conducted by, or being actively developed by, us with which he was involved to a material extent in the twelve months prior to termination of his employment. However, if Mr. Rajeh’s termination of employment occurs as a result of his resignation other than for good reason, the noncompetition period will continue beyond the date of termination only if (i) we pay Mr. Rajeh, for each day during which the noncompetition period so continues, an amount equal to 1/365th of the sum of (A) his annual base salary, plus (B) the bonus amount (as defined above), and (C) a pro-rated portion of his bonus amount based on the number of days elapsed in the calendar year through the date notice of termination is given; and (ii) he continues to receive his major medical insurance coverage for a period up to the end of the noncompetition period. Our obligation to make such payments and provide such benefits is contingent on Mr. Rajeh’s delivery of a general release of claims and his compliance with the restrictive covenants. Mr. Rajeh has also agreed that he will not, for a period of one year following termination, induce or attempt to induce any of our employees with whom he had material dealings to leave his or her position with us or induce any customer with whom he had material dealings to cease doing business with us. The lengths of the noncompetition period and the nonsolicitation period will be reduced by any period that Mr. Rajeh is on garden leave, as described above.
In addition, in the event of a change in control, the agreement provides that any payments contingent on a change of control that would be subject to the excise tax imposed by Section 4999 of the Code will be reduced by an amount equal to the smallest amount possible such that no payment would be subject to such excise tax; provided that if, without any reduction in payments, the net amount retained by Mr. Rajeh, after subtracting all taxes imposed thereon, would exceed the after-tax amount that would be retained by him after the reduction described above, then no reduction in payments will be made.
Share-Based Award Agreements
Our long-term incentive share award plans provide for the grant to eligible employees and directors of stock options, SARs, restricted shares, restricted share units payable in common shares or cash, share awards in lieu of cash awards, dividend equivalents, performance shares and performance units and other share-based awards.
To date, the Company has provided grants in the form of stock options, SARs, restricted common shares and restricted common share units. Share-based awards granted to employees vest over a prescribed period, motivating executives to remain with us and sustain high corporate performance in order to increase the value of such awards. Our share-based awards typically provide for vesting over three years. The May 2017 annual grants outlined in the “2017 Grants of Plan-Based Awards” table will vest over a three-year period, which the Company believes is consistent with the Company’s objectives to retain management and to align further the interests of management and the Company’s shareholders. Options and SARs awarded to executives are granted at the closing price of the shares on the date of grant and, subject to the award agreements, will expire 10 years from the grant date. In the event that an employee’s employment terminates due to his/her death or permanent disability, unvested awards would generally vest, and the employee or his/her estate may exercise the options and SARs for a period of three years. In the event that an employee’s employment is terminated by the Company for cause, all unvested restricted shares would be forfeited and all unvested and vested and unexercised options and SARs would be

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forfeited. In the event that an employee’s employment terminates (other than for cause) after retirement age, unvested awards would continue to vest on the schedule set forth in the applicable agreement so long as the employee does not engage in a competitive activity. If the employee does engage in a competitive activity, then any unvested awards would be forfeited and the holder would have a reduced period in which to exercise vested options and SARs.

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AUDIT MATTERS
Report of the Audit Committee of the Board
The audit committee assists the Board in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements.
It is not the responsibility of the audit committee to plan or conduct audits or to determine that Arch Capital’s financial statements are in all material respects complete and accurate and in accordance with U.S. generally accepted accounting principles (“GAAP”). The financial statements are the responsibility of the Company’s management. The Company’s independent public registered accounting firm is responsible for expressing an opinion on these financial statements based on their audit. It is also not the responsibility of the audit committee to assure compliance with laws and regulations or with any codes or standards of conduct or related policies adopted by Arch Capital from time to time which seek to ensure that the business of Arch Capital is conducted in an ethical and legal manner.
The audit committee has reviewed and discussed the consolidated financial statements of Arch Capital and its subsidiaries set forth in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017 (“2017 Annual Report”), management’s annual assessment of the effectiveness of Arch Capital’s internal control over financial reporting and PricewaterhouseCoopers LLP’s opinion on the effectiveness of internal control over financial reporting, with management of Arch Capital and PricewaterhouseCoopers LLP, independent registered public accounting firm for Arch Capital.
The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the audit committee. The audit committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence.
Based on the review and discussions with management of Arch Capital and PricewaterhouseCoopers LLP referred to above and other matters the audit committee deemed relevant and appropriate, the audit committee has recommended to the Board that Arch Capital publish the consolidated financial statements of Arch Capital and its subsidiaries for the year ended December 31, 2017 in our 2017 Annual Report.

AUDIT COMMITTEE Brian S. Posner (chairman) Yiorgos Lillikas Louis J. Paglia Eugene S. Sunshine

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Principal Auditor Fees and Services
The following table summarizes professional services rendered to the Company and its majority-owned subsidiaries by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2017 and 2016.

	Year Ended December 31,
	2017	2016	Description
Audit Fees	$8,440,876	$6,918,268
Includes fees for the integrated audit of our annual financial statements and internal control over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q, statutory audits for our insurance subsidiaries and review of SEC registration statements. Audit fees for the year ended December 31, 2017 increased primarily due to fees associated with growth in Arch Mortgage Insurance as a result of the UGC acquisition, common and preferred share issuance costs, the impact of tax reform and non-recurring transactions in 2017.

Audit Related Fees	271,867	212,708	Fees consisted of the audit of the Company’s benefit plans and other audit related services.
Tax Fees	584,438	656,571	Fees for tax services, including tax compliance, tax advice and tax planning.
All Other Fees	58,216	37,933	Fees for services that are not included in the above categories and primarily include fees related to software licensing fees.
Total (1)	$9,355,397	$7,825,480

(1)
Excludes fees related to audit work for Watford, which are subject to approval by Watford’s board of directors and its audit committee. We own common and preferred interests in Watford and have the right to designate two members of Watford’s six member board of directors. We consolidate Watford’s results under applicable accounting guidance. Please see note 4, “Variable Interest Entity and Noncontrolling Interests,” of the notes accompanying our consolidated financial statements included in our 2017 Annual Report, for additional information about our ownership interest in Watford.

The audit committee has considered whether the provision of these services is compatible with maintaining PricewaterhouseCoopers LLP’s independence. The audit committee approves all audit and permissible non-audit services performed for us by PricewaterhouseCoopers LLP, our independent registered public accounting firm. Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees compared to the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The audit committee delegates pre-approval authority to one or more of its independent members. To the extent applicable, the member to whom such authority is delegated reports, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

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ITEM 3—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the Board proposes and recommends that the shareholders appoint the firm of PricewaterhouseCoopers LLP to serve as independent registered public accounting firm of Arch Capital for the year ending December 31, 2018. Unless otherwise directed by the shareholders, proxies will be voted for the appointment of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the year ending December 31, 2018. A representative of PricewaterhouseCoopers LLP will attend the annual meeting and will have an opportunity to make a statement and respond to appropriate questions.
Required Vote
The affirmative vote of a majority of the voting power of all of our outstanding common shares represented at the annual meeting will be required for the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018.
Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

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2018 LONG-TERM INCENTIVE AND SHARE AWARD PLAN
ITEM 4—APPROVAL OF 2018 LONG-TERM INCENTIVE AND SHARE AWARD PLAN
What am I Voting on?
Shareholders are being asked to vote upon a proposal to approve the Arch Capital Group Ltd. 2018 Long-Term Incentive and Share Award Plan (the “2018 Plan”).
Required Vote
The affirmative vote of a majority of the voting power of all of our outstanding common shares represented at the annual meeting will be required for the approval of the 2018 Plan.
Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.
Introduction
On February 28, 2018, with the recommendation of the compensation committee, the Board adopted the 2018 Plan, subject to shareholder approval. The purpose of the 2018 Plan is to advance the interests of the Company and its shareholders by providing a means to attract, retain and motivate our employees and directors. The 2018 Plan is intended to provide for competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of performance goals and to promote the creation of long-term value for shareholders by aligning the interests of participants with those of shareholders.
On March 14, 2018, 1,331,211 of our common shares remain available for grant to participants under the Arch Capital Group Ltd. 2015 Long-Term Incentive and Share Award Plan and 263,066 of our common shares remain available for grant to participants under the Arch Capital Group Ltd. 2012 Long-Term Incentive and Share Award Plan, both of which will continue in effect in accordance with their terms. Both plans provide that no more than 50% of the authorized shares may be issued in connection with full value awards, (i.e., awards other than stock options and stock appreciation rights).
Reasons for the Proposal
The Board unanimously recommends that the shareholders approve the 2018 Plan. Our ability to grant an appropriate number of equity-based awards continues to be crucial in allowing us to effectively compete for key employee talent. It is in the long-term interest of Arch Capital and its shareholders to strengthen the ability to attract, motivate and retain employees, officers, and directors, and to provide additional incentives for those persons through stock ownership and other incentives to improve operations, increase profits and strengthen the mutuality of interest between those persons and Arch Capital’s shareholders.
If the 2018 Plan is not approved, the number of shares currently available under the existing plans may not be sufficient to cover projected awards for next year. Thus, if the 2018 Plan is not approved, we may not be able to provide persons eligible for awards with compensation packages that are necessary to attract, retain and motivate these individuals.
The Board currently intends that the additional 11,500,000 shares under the 2018 Plan combined with our existing plans will be sufficient to fund Arch Capital’s equity compensation needs for approximately four to five years.

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Key Data
The following table sets forth information regarding outstanding equity awards and shares available for future equity awards under the existing long-term incentive and share award plans as of March 14, 2018 (without giving effect to approval of the 2018 Plan):

Total shares underlying outstanding stock options	6,668,045
Weighted average exercise price of outstanding stock options	$53.05
Weighted average remaining contractual life of outstanding stock options	5.32
Total shares underlying outstanding unvested restricted stock and restricted stock unit awards	980,157
Total shares currently available for grant under existing plans	1,594,277
Remaining full value shares available for grant under existing plans	881,733
Total shares of common stock outstanding as of March 14, 2018	136,702,745
When approving the 2018 Plan, the Board considered our overhang and the burn rate with respect to the equity awards granted.
Overhang is equal to the total number of equity awards outstanding (which includes total shares underlying outstanding stock options and restricted stock unit awards) plus the total number of shares available for grant under Arch Capital’s equity plans, divided by the sum of the total common stock outstanding, the number of equity awards outstanding and the total number of shares available for grant under Arch Capital’s equity plans. Arch Capital’s overhang as of March 14, 2018 was 5.9%, and it would be 12.8% after taking into account the additional shares authorized for issuance under the 2018 Plan.
The burn rate is equal to the total number of equity awards Arch Capital granted in a calendar year divided by the weighted average common stock outstanding during the year. The following table provides data on Arch Capital’s burn rate under its existing equity compensation plans for the last three calendar years:

Year	Total Shares Subject to Options	Total Shares Subject to Full Value Awards	Weighted Average Common Shares Outstanding	Annual Burn Rate	Annual Burn Rate (full value awards counted as 3.5 shares)
2017	843,690	582,392	134,712,788	1.06%	2.14%
2016	696,817	480,980	120,792,114	0.98%	1.97%
2015	693,107	571,978	121,786,127	1.04%	2.21%

Average Three-Year Burn Rate					2.11%
As shown in the table above, our average three-year burn rate of 2.11%, computed by multiplying each full value award by 3.5 in each year (which is similar to the methodology used by Institutional Shareholder Services), is under the 4.36% benchmark established by Institutional Shareholder Services for our industry.
Promotion of Sound Corporate Governance Practices
The 2018 Plan is designed to include a number of features that reinforce and promote alignment of equity compensation arrangements for employees, officers and directors with the interests of shareholders and the Company. The following are some of the features included in the 2018 Plan:

▪	Minimum Vesting Requirements. Subject to certain limited exceptions described below, Awards will be granted under the 2018 Plan with vesting periods of at least one year.

▪
No Single-Trigger Change in Control Vesting Provided Awards are Assumed. If awards granted under the 2018 Plan are assumed by the successor entity in connection with a change in control of the Company, the awards will not automatically vest and pay out upon the change in control.

▪
No Discounted Stock Options or Stock Appreciation Rights (SARs). Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

▪
No Repricing of Stock Options or SARs. The exercise price of a stock option or SAR may not be reduced, directly or indirectly, without the prior approval of shareholders, including by repurchase of “underwater” stock options or SARs.

▪
Limit on Full Value Awards. The share limits are designed such that the number of “full-value” awards (awards other than stock options and SARs) that may be granted under the 2018 Plan are limited since these

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awards are counted against the plan’s share reserve as 3.6 shares for every one share issued in connection with such awards. This “fungible share design” is maintained because “full-value” awards are perceived by many shareholders to have a higher cost compared to other awards like options and SARs.

▪	No Dividends on Unvested Awards. In no event will dividends or dividend equivalents be paid on unvested awards.

▪
No Liberal Share Recycling on Stock Options or SARs. Shares retained by or delivered to Arch Capital to pay the exercise price of a stock option or SAR or to satisfy tax withholding in connection with the exercise of such awards will count against the number of shares remaining available under the 2018 Plan.

▪	No Tax Gross-Ups. The 2018 Plan does not provide tax gross-ups.

▪	Awards Subject to Clawback Policy. Awards under the 2018 Plan will be subject to Arch Capital’s clawback policy as in effect from time to time.
Description of 2018 Plan
The following summary is qualified in its entirety by reference to the 2018 Plan, which is attached to this proxy statement as Annex B—2018 Long-Term Incentive and Share Award Plan.
General
The 2018 Plan will provide for the grant to eligible employees and directors of stock options, SARs, restricted shares, restricted share units payable in common shares or cash, dividend equivalents, performance shares and performance units and other share-based awards (the “Awards”). The number of common shares reserved for grants of Awards under the 2018 Plan, subject to anti-dilution adjustments in the event of certain changes in Arch Capital’s capital structure, will be 11,500,000; provided, that (I) any common shares issued under stock options or SARs will be counted against this limit on a one-for-one basis, and any common shares issued as or under Awards other than stock options or SARs will be counted against the limit as 3.6 common shares for every one share subject to such Award, and (II) no more than 2,000,000 common shares may be issued as incentive stock options under Section 422 of the Code.
If the share split proposal (Item 5) is approved by shareholders, after the share split is effected, such share limits will be adjusted to reflect the split by multiplying by three, so that the number of common shares reserved for grants of Awards under the 2018 Plan will be 34,500,000 and the maximum number of common shares that may be issued as incentive stock options will be 6,000,000.
If any Awards are forfeited, canceled, terminated, exchanged or surrendered or any such Award is settled in cash or otherwise terminates without a distribution of common shares to the participant, any common shares counted against the number of common shares reserved and available under the 2018 Plan with respect to such Award will, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the 2018 Plan. Any common shares that again become available for grant will be added back as one share if such common shares were subject to stock options or SARs and as 3.6 shares if such common shares were subject to Awards other than stock options or SARs.
Notwithstanding the foregoing, common shares subject to an Award under the 2018 Plan may not again be made available for issuance under the 2018 Plan if such common shares (x) were subject to a stock option or stock-settled SAR and were not issued upon the net settlement or net exercise of such stock option or SAR, or (y) were delivered to or withheld by Arch Capital to pay the exercise price or withholding taxes under stock options, SARs or other Awards.
Eligibility and Administration
Officers, other employees and directors of Arch Capital and its subsidiaries and affiliates will be eligible for grants of Awards under the 2018 Plan. The 2018 Plan will be administered by the compensation committee or such other committee of the Board (or the entire Board) as may be designated by the Board (the “Committee”). The Committee will determine which eligible employees and directors receive Awards, the types of Awards to be received and the terms and conditions thereof, including performance or vesting conditions thereof. Approximately 3,000 employees and seven non-employee directors are currently eligible to participate in the 2018 Plan.
The Committee will be permitted to delegate to officers of the Company the authority to perform administrative functions for the 2018 Plan and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine to the extent permitted under Rule 16b-3 of the Exchange Act and applicable law.

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Award Vesting Limitations
Under the 2018 Plan, Awards will be granted with vesting periods of not less than one year following the grant date (other than in the case of death or disability). However, Awards that result in the issuance of an aggregate of up to 5% of the shares reserved for issuance under the 2018 Plan may be granted without regard to the minimum vesting provisions.
Awards
Stock Options
Incentive stock options, intended to qualify for special tax treatment in accordance with the Code, and non-qualified stock options, not intended to qualify for special tax treatment under the Code, may be granted for such number of common shares as the Committee determines. The Committee will be authorized to set the terms relating to a stock option, including exercise price and the time and method of exercise. The terms of incentive stock options will comply with the provisions of Section 422 of the Code. Awards may be granted alone, in tandem with or in exchange for any other Award.
SARs
A SAR will entitle the holder thereof to receive with respect to each share subject thereto, an amount equal to the excess of the fair market value of one common share on the date of exercise over the exercise price of the SAR set by the Committee. Payment with respect to SARs may be made in cash or common shares as determined by the Committee.
No Repricing/Maximum Term/Exercise Price
The 2018 Plan specifically provides that the exercise price per share of stock options and SARs will not be less than the fair market value per share on the date of grant of the Award. The 2018 Plan also specifically provides that, unless the approval of shareholders is obtained, (i) outstanding stock options and SARs cannot be amended to lower their exercise price or exchanged for other stock options or SARs with lower exercise prices; (ii) outstanding stock options and SARs issued under the Plan with an exercise price in excess of the fair market value of the underlying common shares will not be exchanged for cash or other property and (iii) no other action will be taken with respect to stock options or SARs that would be treated as a repricing under applicable stock exchange rules. In addition, the term of stock options and SARs may not exceed 10 years.
Restricted Shares
Awards of restricted shares will be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria. Except as otherwise determined by the Committee, eligible employees granted restricted shares will have rights of a shareholder, including the right to vote restricted shares, and unvested restricted shares will be forfeited upon termination of employment during any applicable restriction period.
Restricted Share Units
A restricted share unit will entitle the holder thereof to receive common shares or cash at the end of a specified deferral period. Restricted share units also will be subject to such restrictions as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria. Except as otherwise determined by the Committee, restricted share units subject to restriction will be forfeited upon termination of employment during any applicable restriction period.
Performance Shares/Performance Units
Performance shares and performance units will provide for future issuance of shares or payment of cash, respectively, to the recipient upon the attainment of corporate performance goals established by the Committee over specified performance periods. Except as otherwise determined by the Committee, performance shares and performance units will be forfeited upon termination of employment during any applicable performance period.
Dividend Equivalents/Other Share-Based Awards
Dividend equivalents granted under the 2018 Plan will entitle the holder thereof to receive cash, common shares or other property equal in value to dividends paid with respect to a specified number of common shares. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis. The Committee is also authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated in, valued in, or otherwise based on, common shares, as deemed by the Committee to be consistent with the purposes of the 2018 Plan.
Dividend Equivalents Not Paid on Unvested Awards
Dividend equivalents and dividends will not be paid with respect to any unvested Awards prior to the time of vesting of the underlying Award with respect to which the dividend equivalent or dividend is accrued.
Nontransferability
Awards (except for vested shares) will generally not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during

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the lifetime of the participant only by such participant or his or her guardian or legal representative, provided that, if the Committee expressly so provides, an Award (other than incentive stock options) may be transferred by a participant to members of his or her immediate family or to a trust established for the exclusive benefit of solely one or more members of the participant’s immediate family or to a partnership, limited liability company or other entity under which the only partners or equity holders are one or more members of the participant’s immediate family.
Change in Control
Unless otherwise provided in an applicable Award agreement, the following will apply to Awards in the event of a change in control of Arch Capital (as defined in the 2018 Plan).
Awards Assumed
Upon the occurrence of a change in control of Arch Capital in which Awards under the 2018 Plan are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control, if within two years after the effective date of the change in control, a participant’s employment is terminated without Cause or the participant resigns for Good Reason (as such terms are defined in the 2018 Plan), then: (i) all of that participant’s outstanding stock options and SARs will become fully vested and exercisable, and all time-based vesting restrictions on that participant’s outstanding Awards will lapse; and (ii) the payout level under performance-based awards outstanding at the time of the change in control will be determined and vest based on the greater of: (A) an assumed achievement of all relevant performance goals at the target level prorated based upon the number of days within the performance period that have elapsed prior to the termination of employment, or (B) the actual level of achievement of all relevant performance goals (measured as of the latest date immediately preceding the termination date for which performance can, as a practical matter, be determined). In either such case, there will be a payout to the participant within sixty (60) days following the termination date.
Awards Not Assumed
Upon the occurrence of a change in control of Arch Capital in which Awards under the 2018 Plan are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Committee or the Board: (i) all outstanding stock options and SARs will become fully vested and exercisable, and all time-based vesting restrictions on outstanding Awards will lapse; and (ii) the payout opportunities attainable under outstanding performance-based awards will vest based on the greater of: (A) an assumed achievement of all relevant performance goals at the target level prorated based upon the number of days within the performance period that have elapsed prior to the change in control or (B) the actual level of achievement of all relevant performance goals (measured as of the latest date immediately preceding the change in control for which performance can, as a practical matter, be determined). In either such case, there will be a payout to the participant within sixty (60) days following the change in control.
Capital Structure Changes
In the event that the Committee determines that any dividend in shares, recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, extraordinary distribution or share exchange, or other similar change affects our common shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the 2018 Plan, then the Committee will make such equitable changes or adjustments as it deems appropriate to (i) the number and kind of shares which may thereafter be issued under the 2018 Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards and (iii) the exercise price, grant price or purchase price relating to any Award. In such event, the Committee may also provide for a distribution of cash or property in respect of outstanding Awards.
Amendment and Termination
The 2018 Plan may be amended, altered, suspended, discontinued or terminated by the Board at any time, in whole or in part without the approval of shareholders, except that an amendment will be subject to shareholder approval (i) to the extent such shareholder approval is required under the rules of any stock exchange or automated quotation system on which the common shares may then be listed or quoted or (ii) as it applies to incentive stock options, to the extent such shareholder approval is required under Section 422 of the Code. In addition, no amendment, alteration, suspension, discontinuation or termination of the 2018 Plan may materially and adversely affect the rights of a participant under any Award theretofore granted to him or her without the consent of the affected participant. Unless earlier terminated, the 2018 Plan will expire February 28, 2028, and no further Awards may be granted thereunder after such date.
Market Value
The per share closing price of our common shares on March 14, 2018 was $84.41.

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Federal Income Tax Consequences
The following is a summary of the United States federal income tax consequences of the 2018 Plan, based upon current provisions of the Code, the treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any other applicable tax laws. The provisions of the Code, regulations thereunder and related interpretations are complicated and their impact in any one case may depend upon the particular circumstances relating thereto.
Stock Options
In general, the grant of a stock option will not be a taxable event to the recipient and it will not result in a deduction to Arch Capital or any of its subsidiaries. The tax consequences associated with the exercise of a stock option and the subsequent disposition of common shares acquired on the exercise of such stock option depend on whether the stock option is a non-qualified stock option or an incentive stock option.
Upon the exercise of a non-qualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the common shares received upon exercise over the exercise price. If the participant is employed by a United States subsidiary, the subsidiary will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the common shares will be capital gain or loss. If the holding period for the shares is not more than one year, the gain or loss will be short-term capital gain or loss. Short-term capital gain is taxable at the same rates as ordinary income. If the holding period is more than one year, the gain or loss will be long-term capital gain or loss. In general, long-term capital gain is subject to lower maximum federal income tax rates than ordinary income.
Generally, upon the exercise of an incentive stock option, a participant will not recognize ordinary taxable income and no deduction will be available to Arch Capital or any of its subsidiaries, provided the stock option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of termination of employment by reason of disability or death). If an incentive stock option granted under the 2018 Plan is exercised after these periods, the exercise will be treated for United States federal income tax purposes as the exercise of a non-qualified stock option. Also, an incentive stock option granted under the 2018 Plan will be treated as a non-qualified stock option to the extent it (together with any other incentive stock options granted under other plans of Arch Capital and its subsidiaries) first becomes exercisable in any calendar year for common shares having a fair market value, determined as of the date of grant, in excess of $100,000.
If common shares acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years from the date of grant of the stock option, any gain or loss will be long-term capital gain or loss. If common shares acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one-year or two-year holding periods (a “Disqualifying Disposition”), the participant will recognize ordinary income at the time of disposition, and, if the participant is employed by a United States subsidiary, the subsidiary will generally be able to claim a deduction, in an amount equal to the excess of the fair market value of the common shares at the date of exercise over the exercise price (or, in certain circumstances, the gain on sale, if less). Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the common shares have been held. Where common shares are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the common shares have been held.
Although the exercise of an incentive stock option as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant’s alternative minimum taxable income and may result in an alternative minimum tax liability for the year of exercise.
Restricted Shares
A participant who receives restricted shares will generally recognize ordinary income at the time they vest. The amount of ordinary income so recognized will be the fair market value of the common shares at the time the income is recognized, determined without regard to any restrictions other than restrictions which by their terms will never lapse. If the participant is employed by a United States subsidiary, this amount will generally be deductible for United States federal income tax purposes by the subsidiary. Any gain or loss upon a subsequent sale or exchange of the common shares, measured by the difference between the sale price and the fair market value on the date the shares vest, will be capital gain or loss, long-term or short-term, depending on the holding period for the common shares. The holding period for this purpose will begin on the date following the date the shares vest.

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In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted shares at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and if the participant is employed by a United States subsidiary, the subsidiary will generally be entitled to a corresponding deduction. If a Section 83(b) election is made and the restricted shares are subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.
Performance Shares and Other Awards
With respect to SARs, restricted share units, performance shares, performance units, dividend equivalents and other Awards under the 2018 Plan not described above, generally, when a participant receives payment with respect to any such Award granted to him or her under the 2018 Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for United States federal income tax purposes to an employer that is a United States subsidiary.
Payment of Withholding Taxes
Arch Capital may withhold, or require a participant to remit to Arch Capital or a subsidiary, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with Awards under the 2018 Plan.
Limitation on Deductibility
Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including compensation otherwise deductible in connection with Awards granted under the 2018 Plan) by a public company to a “covered employee” (i.e., the chief executive officer, chief financial officer and certain other current or former executive officers of Arch Capital) to no more than $1,000,000 each. Since Arch Capital will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of Arch Capital if it employs a covered employee. The Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to Arch Capital’s success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances due to the restrictions of Section 162(m).

Compliance with Sections 409A and 457A
It is intended that the 2018 Plan and the Awards granted thereunder will either be exempt from or comply with Section 409A and 457A of the Code and any regulations and guidelines issued thereunder, and that the 2018 Plan and the Awards granted thereunder be interpreted on a basis consistent with such intent.
New Plan Benefits
No benefits have been received or allocated to any employee or non-employee director under the 2018 Plan and the Awards to be granted in the future are not currently determinable and, therefore, a “New Plan Benefits” table has not been included.

2018 PROXY STATEMENT |	76

Securities Authorized for Issuance under Equity Compensation Plans
The following information is as of December 31, 2017:

	Column A	Column B	Column C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Stock Options(1), Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Stock Options(1), Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	6,894,554	51.67	2,998,321
Equity compensation plans not approved by security holders	—	—	—
Total	6,894,554	51.67	2,998,321	(2)

(1)
Includes all vested and unvested stock options outstanding of 6,590,058 and restricted stock units outstanding of 304,496. The weighted average exercise price does not take into account restricted stock units. In addition, the weighted average remaining contractual life of Arch Capital’s outstanding exercisable stock options and SARs at December 31, 2017 was 4.8 years.

(2)
Includes 1,209,876 common shares remaining available for future issuance under our Employee Share Purchase Plan and 1,788,445 common shares remaining available for future issuance under our equity compensation plans. Shares available for future issuance under our equity compensation plans may be issued in the form of stock options, SARs, restricted shares, restricted share units payable in common shares or cash, share awards in lieu of cash awards, dividend equivalents, performance shares and performance units and other share based awards. In addition 952,517 common shares, or 53.3% of the 1,788,445 common shares remaining available for future issuance may be issued in connection with full value awards (i.e., awards other than stock options or SARs).

77	| 2018 PROXY STATEMENT

THREE-FOR-ONE COMMON SHARE SPLIT
ITEM 5—APPROVAL OF AN AMENDMENT OF MEMORANDUM TO EFFECT A THREE-FOR-ONE COMMON SHARE SPLIT
What am I Voting on?
Shareholders are being asked to vote on a proposal to amend Arch Capital’s Memorandum of Association, as amended (“Memorandum”), to increase, by means of a three-for-one common share split, the authorized common shares of Arch Capital from 600,000,000 shares, par value $.0033 per share, to 1,800,000,000 shares, par value $.0011 per share, and to effect a split of the issued common shares of Arch Capital by changing each issued common share into three common shares (‘’Share Split’’).
Required Vote
The affirmative vote of a majority of the voting power of all of our outstanding common shares represented at the annual meeting will be required to approve the proposed amendment. This amendment will not affect our preferred shares.
Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.
Effects and Purposes of the Share Split
The proposed amendment will increase the number of common shares which Arch Capital is authorized to issue from 600,000,000 to 1,800,000,000. The additional 1,200,000,000 shares will be a part of the existing class of common shares and, if and when issued, will have the same rights and privileges as the common shares presently issued and outstanding.
As of March 14, 2018 there were 189,039,050 common shares issued (of which 52,336,305 common shares were held in the treasury of Arch Capital) and 1,594,277 common shares reserved for issuance under Arch Capital’s equity compensation plans. This means that after giving effect to the Share Split, there will be 567,117,150 common shares issued (of which 157,008,915 common shares will be held in the treasury of Arch Capital) and 4,782,831 common shares reserved for issuance under Arch Capital’s equity compensation plans and 1,232,882,850 authorized common shares that are not outstanding, held in the treasury of Arch Capital or reserved for issuance.
The Board anticipates that the increase in the number of our outstanding common shares resulting from the proposed Share Split will place the market price of the common shares in a range more attractive to investors, particularly individual investors as well as existing and prospective employees, which may result in a broader market for our shares. The Board has not proposed the increase in the amount of authorized common shares with the intention of discouraging tender offers or takeover attempts of Arch Capital.
In addition, and as is currently the case, the Company intends to use the authorized but unissued common shares for general corporate purposes. These general corporate purposes could include acquisitions, equity financings, other share distributions, and grants of SARs, options and other share rights, all as deemed necessary or advisable by the Board. We have no present plans, understandings, agreements or arrangements for the issuance of these common shares for any of these general corporate purposes, other than the grant of share-based awards in the ordinary course of business. If shareholders approve the proposal, Arch Capital will have additional authorized but unissued common shares that may be issued in the future by the Board, without the necessity of any further shareholder action, except to the extent otherwise required by applicable law, regulations or the rules of any stock exchange or other market system on which Arch Capital’s securities may then be listed.
We have been advised by tax counsel that the proposed Share Split will not result in recognition of gain, loss or other taxable income by owners of common shares under existing U.S. Federal income tax laws. The cost basis for tax purposes of each new common share and each retained common share will be equal to one-third of the cost basis for tax purposes of the corresponding common share immediately preceding the Share Split. In addition, the holding period

2018 PROXY STATEMENT |	78

for the additional common shares issued pursuant to the Share Split will be deemed to be the same as the holding period for the original common shares. Shareholders who are subject to the tax laws of other jurisdictions are urged to consult their tax advisors regarding any tax consequences of the Share Split under such laws.
In accordance with the various equity compensation plans of the Company, it will be necessary to make appropriate adjustments in the number of common shares that remain available for issuance pursuant to such plans, as well as in the number of common shares and price of common shares subject to outstanding awards under such plans. From the effective date of the proposed Share Split, the number of common shares that remain available for issuance pursuant to such plans will be tripled, the number of common shares subject to outstanding awards under such plans will be tripled, and the exercise price per common share of stock options and share appreciation rights granted under such plans will be divided by three. In addition, appropriate adjustments will be made under the Company’s employee share purchase plans and any other applicable plans.
Effective Date of Proposed Amendment and Issuance of Shares for Share Split
If the proposed amendment to the Memorandum of Arch Capital is adopted by the required vote of shareholders, such amendment will become effective on June 18, 2018, which will become the record date for the determination of the owners of common shares entitled to additional common shares and the distribution date for such additional common shares will be on or about June 20, 2018. At that time, each record date shareholder will become the record owner of, and entitled to receive two additional common shares for each common share then owned of record by such shareholder. Shareholders will receive information about the additional common shares to which they are entitled on or around the distribution date.
Shareholders will not pay, and Arch Capital will not receive, any payment or other consideration for the additional fully paid common shares that will result, or the adjustments that will be made, pursuant to the Share Split. The Share Split will not dilute the aggregate voting power, or economic value, of any common shares held by shareholders as of the effective date of the Share Split. The proposed Share Split will not affect Arch Capital’s preferred shares.
The Board reserves the right, notwithstanding shareholder approval of the proposed amendment to the Memorandum, and without further action by the shareholders, to elect not to proceed with the amendment if, at any time prior to effective date, the Board determines that it is no longer in the best interests of the Company and shareholders to proceed with the Share Split.

IMPORTANT NOTE:
PLEASE DO NOT DESTROY OR SEND YOUR EXISTING SHARE CERTIFICATES TO US. IF THE PROPOSED AMENDMENT IS ADOPTED, THOSE CERTIFICATES WILL REMAIN VALID FOR THE NUMBER OF SHARES SHOWN THEREON, AND SHOULD BE CAREFULLY PRESERVED BY YOU. ALL SHARES ISSUED AS A RESULT OF THE PROPOSED SHARE SPLIT WILL BE ISSUED IN BOOK-ENTRY FORM OR AS A CREDIT TO AN EXISTING ACCOUNT OF A SHAREHOLDER OF RECORD. YOU WILL RECEIVE INFORMATION ABOUT THE ADDITIONAL SHARES TO WHICH YOU ARE ENTITLED ON OR AROUND THE DISTRIBUTION DATE.

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SUBSIDIARY DIRECTORS
Under our bye-law 75, the Boards of Directors of any of our subsidiaries that are incorporated in Bermuda, the Cayman Islands and any other subsidiary designated by our Board, must consist of persons who have been elected by our shareholders as designated company directors (“Designated Company Directors”).
ITEM 6—ELECTION OF SUBSIDIARY DIRECTORS
Required Vote
The affirmative vote of a majority of the voting power of all of our outstanding common shares represented at the annual meeting will be required for the election of Designated Company Directors.
Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.
Nominees
The persons named below have been nominated to serve as Designated Company Directors of our non-U.S. subsidiaries indicated below. Unless authority to vote for a nominee is withheld, the enclosed proxy will be voted for the nominee, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that the nominee is unable or declines to serve.

2018 PROXY STATEMENT |	80

Arch Capital Holdings Ltd.
Graham B.R. Collis; Mark D. Lyons

Arch Investment Property Holdings Ltd.
Robert Appleby; W. Preston Hutchings; David J. Mulholland

Arch Investment Holdings I Ltd., Arch Investment Holdings II Ltd., Arch Investment Holdings III Ltd., Arch Investment Holdings IV Ltd.
W. Preston Hutchings; Mark D. Lyons; David J. Mulholland

Arch Risk Transfer Services Ltd., Alternative Re Holdings Limited, Alternative Re Limited, Alternative Underwriting Services, Ltd.
Graham B.R. Collis; Mark D. Lyons

Arch Reinsurance Ltd. (“Arch Re Bermuda”)
Nicolas Papadopoulo; Maamoun Rajeh

Arch Investment Management Ltd. (“AIM”)
W. Preston Hutchings; Constantine Iordanou; Mark D. Lyons

Arch Global Services Holdings Ltd.
Dennis R. Brand; François Morin

Arch Insurance Canada Ltd. (“Arch Insurance Canada”)
Patrick Mailloux; Robert McDowell; Michael Price; Arthur Scace; Hugh Sturgess; Ross Totten; Gerald Wolfe

Arch Underwriters Ltd.
Nicolas Papadopoulo; Maamoun Rajeh

Arch Mortgage Insurance Designated Activity Company (“Arch Mortgage”)
Anthony Asquith; Michael Constantinides; Stephen J. Curley; Seamus Fearon; Beau H. Franklin; Giuliano Giovannetti; Mark Nolan; Andrew T. Rippert

Arch Reinsurance Europe Underwriting Designated Activity Company (“Arch Re Europe”)
Anthony Asquith; Ian Britchfield; Michael Hammer; Jason Kittinger; Gerald König; Maamoun Rajeh; Søren Scheuer

Alwyn Insurance Company Limited (“Alwyn”)
Paul Cole; Michael Feetham; Elisabeth Quinn; Maamoun Rajeh; William A. Soares

Arch Insurance Company (Europe) Limited (“Arch Insurance Europe”)
Stephen Bashford; Pierre-Andre Camps; Nick Denniston; Jason Kittinger; Lino Leoni; Patrick Mailloux; Paul Martin; David H. McElroy; Matthew Shulman; Patrick Storey

Arch MI Asia Limited
Chung Foo Choy; Christopher A. Edwards; Beau H. Franklin; Jean-Philippe Latour; Andrew T. Rippert

Other Non-U.S. Subsidiaries, as Required or Designated Under Bye-Law 75 (except as otherwise indicated herein)
François Morin; Nicolas Papadopoulo; Maamoun Rajeh

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Robert Appleby, 56, has served as a director of Arch Investment Property Holdings Ltd. since November 2016. He is currently Joint Chief Investment Officer for ADM Capital, a global investment manager, which he founded in Hong Kong with his business partner during the Asian financial crisis of 1997. Prior to this, he served 13 years with Lehman Brothers in London, New York and Singapore. In 2006, Mr. Appleby assisted with the formation and is also a director of the ADM Capital Foundation, a philanthropic organization closely associated with environmental conservation. Mr. Appleby is a graduate of St Peter’s College, Oxford and holds an MA in Zoology.
Anthony Asquith, 65, has served as a director of Arch Mortgage since March 2012 and of Arch Re Europe since October 2016. He began his career with the British Army, retiring in 1981 with the rank of Captain. From 1981 to 2010, Mr. Asquith served in senior management roles at two reinsurance broking companies, E.W. Payne and Guy Carpenter, including the roles of Managing Director and Global Client Development Manager for Guy Carpenter & Co. Ltd. Mr. Asquith is a graduate of the Royal Military Academy Sandhurst, England, and the University College of Wales in Wales.
Stephen Bashford, 52, joined Arch Insurance Europe in September 2011 and currently serves in the role of Senior Vice President, Chief Underwriting Officer (Financial Lines, Property and Casualty). Prior to this, Mr. Bashford spent 12 years in Beazley Group. Mr. Bashford holds a Bachelor of Laws from University of Sheffield.
Dennis R.  Brand, 67, is Chairman, Worldwide Services at Arch Capital Services Inc. Mr. Brand also serves on the Group Reinsurance Steering Committee. He served as Senior Executive Vice President and Chief Administration Officer for Arch Insurance Group Inc. (“Arch Insurance Group”) until December 2017. Mr. Brand joined Arch Insurance Group in 2004 as Senior Executive Vice President and Chief Reinsurance Officer where he oversaw reinsurance, finance, information technology, actuarial, corporate underwriting, human resources, legal and premium audit departments. Prior to joining Arch Insurance Group, Mr. Brand has held various positions in the insurance industry: first in finance, then in assumed underwriting and ceded reinsurance, as well as serving in other operational roles in the industry. Mr. Brand has over 40 years of reinsurance and executive management experience through positions held at Kemper and Reliance National. Mr. Brand holds a B.A. in Business from West Virginia University; he has also served in the United States Navy.
Ian Britchfield, 49, has served as a director of Arch Re Europe since February 2015 and has been Chairman of the Board since November 2016. He acts as a full-time

Independent Non-Executive Directors and sits on number of boards in the insurance/reinsurance industry. Between 2004 and 2014 he was Managing Director of RenaissanceRe Dublin, Ireland operations. A Chartered Accountant, Mr. Britchfield started his career with PricewaterhouseCoopers where he spent seven years in their Ireland and Bermuda offices. He then served as director of Aon Insurance Managers in Dublin prior to joining RenaissanceRe. He is a Fellow of the Institute of Chartered Accountants in Ireland and a Member of the Institute of Directors.
Pierre-Andre Camps, 57, has over 30 years of experience in the non-life insurance industry in the U.K. and France. Most recently, Mr. Camps served as Chief Risk and Compliance Officer for Tokio Marine Kiln Insurance Limited and also held a variety of senior positions there, including head of corporate planning, country manager and chief property underwriter. Mr. Camps holds an M.B.A. and a masters degree in Law from the Université Paris 1 Panthen-Sorbonne.
Chung Foo Choy, 69, has over 30 years of experience in the insurance industry mainly in Hong Kong, China and Asia. Mr. Choy spent over 25 years at HSBC Insurance (Asia) Limited where he served as Chief Executive for Asia Pacific and Chairman of HSBC Insurance (Asia) Group of Companies from 2006 until his retirement end of 2007. From November 2008 to November 2013, Mr. Choy served as Chief Executive and Executive Director of Bank of China Group Life Assurance Company Ltd. He also served, from November 2008 to November 2014 as Insurance Business Adviser of Bank of China (Hong Kong) Limited. He currently serves as an Executive Director of Well Link General Insurance Company Limited since 2016. He also serves as Group Chief Executive of Well Link Group Holdings Company Limited and Executive Director since 2017. From November 2014, Mr. Choy continued his insurance career as Insurance Consultant to investors in various significant mergers and acquisitions projects. Mr. Choy has served as a director of Arch MI Asia Limited (formerly AIG United Guaranty Insurance (Asia) Limited) since March 2013.
Paul Cole, 45, has served as a director of Alwyn since July 2011. He is currently a director of Artex Risk Solutions (Gibraltar) Limited (“Artex”), formerly known as Quest Insurance Management (Gibraltar) Limited, a company that specializes in providing management services to insurance company clients, which he joined in 2007. Prior to joining Artex, he held senior roles for several years within the investment banking division of HSBC Bank plc. He is also an Associate Member of the Chartered Institute of Management Accountants and is a Member of the Chartered Institute of Insurers.

2018 PROXY STATEMENT |	82

Graham B.R. Collis, 57, has practiced law at Conyers Dill & Pearman Limited in Bermuda since 1992, where he has been a director since 1995. Mr. Collis obtained a Bachelor of Commerce Degree from the University of Toronto and received his Law Degree from Oxford University in 1985.
Michael Constantinides, 69, has served as a director of Arch Mortgage since October 2012. From 1974 to 2011, Mr. Constantinides held several positions at the Civil Service of the Republic of Cyprus. From 2000 to 2004, he served as Director General (Permanent Secretary) Ministry of Agriculture, Natural Resources and the Environment of Cyprus, and from 2004 to 2011, he served as Director General (Permanent Secretary) Ministry of Communications and Works of Cyprus. Mr. Constantinides is the Honorary Chairman of Flight Safety Foundation (“FSF”) of the Mediterranean Region and served as a Chairman of FSF from 2008 until 2014. From October 2012 until August 2014, he served on the board of directors (Chairman) of Hippokrateon Private Hospital in Nicosia, Cyprus. He is a graduate of Queen Mary College, University of London with a degree in Mechanical Engineering and holds an M.Sc. from the University of Minnesota. He was a Fulbright Scholar (Hubert Humphrey Fellow) at the University of Washington.
Stephen J. Curley, 66, has served as a director of Arch LMI Pty Ltd (“Arch LMI”) since November 2014 and of Arch Mortgage since August 2016. He was a partner of Deloitte LLP from 2001 to 2007 in the insurance consultancy area and also established a new insurance actuarial and management consultancy business in Japan during that period. From 2007 to 2014, Mr. Curley was a principal and director of Finity Consulting Pty Limited, an independent insurance and actuarial firm serving the general insurance industry in Australia. He holds a Bachelor of Economics from the Australian National University, is a Certified Practicing Accountant and is a Fellow of the Australian Institute of Company Directors.
Nick Denniston, 63, is currently an independent consultant acting for a number of companies including FTI Consulting in the United Kingdom with over 35 years of experience in the financial services sector and a director of Uniform Leavers Application Service Ltd. Between 2004 and 2009, he was group Finance Director and a board member of Argo Underwriting Agency plc (formerly Heritage Underwriting Agency plc). Prior to that, he was a Managing Director of Securitas Capital, a Swiss Re private equity fund from 2000 to 2003. From 1995 to 1999, he was Finance Director of CDC Capital Partners, a U.K. government-owned investment business. From 1982 to 1995, he worked at SG Warburg in various finance positions, including Executive Director, working on mergers and acquisitions and equity issues.

Mr. Denniston qualified as a Chartered Accountant with Arthur Young in London in 1981.
Christopher A. Edwards, 63, is a Fellow of the Institute of Chartered Accountants in England and Wales with over 30 years of experience in senior finance roles, predominantly in banking and insurance. This includes over 20 years of experience in life, property and casualty insurance. He previously spent over 10 years as Chief Financial Officer for several international insurance companies in Asia, including five years as Chief Financial Officer for HSBC Insurance (Asia) Ltd.
Seamus Fearon, 37, joined Arch Capital in September 2012 and currently serves as the Chief Actuary of the Global Mortgage Group. Prior to joining Arch Capital, Mr. Fearon was Associate Director and Actuary for KPMG Dublin from 2008 to 2012 and, from 2003-2008, Mr. Fearon was Pricing Actuary for Aviva General Insurance Ltd. Mr. Fearon is a Fellow of the Institute and Faculty of Actuaries and holds a B.Sc. in Actuarial and Financial Mathematics from Dublin City University.
Michael Feetham, 73, joined the board of directors of Alwyn in December 2011. Mr. Feetham served as a Member of the Gibraltar Parliament from 1984 to 1996 and Minster for Trade and Industry with responsibility for Gibraltar’s Economic Development, Trade, Port and the Finance Centre from 1988 to 1996. During this time, his responsibilities included the introduction of key financial services legislation in Gibraltar. Since 1996, Mr. Feetham has served as a director for several companies in Gibraltar and a consultant. He also established a business development company based in Lima, Peru in 2011.
Beau H. Franklin, 48, is President and Chief Executive Officer, an Arch Capital position, for the International Mortgage Group. He joined Arch Capital in 2008 to assist in the development of the mortgage insurance segment and left in early 2010 to pursue personal interests. In 2012, Mr. Franklin consulted with Arch Capital to determine the feasibility of developing an Australian domiciled mortgage insurer. From May 2015 to September 2017, Mr. Franklin was appointed Chief Executive Officer of Arch LMI. Prior to joining Arch Capital, and for the period from 1998 to September 2008, Mr. Franklin was President and Chief Executive Officer of Financial Security Assurance International Ltd. and a director of XL Financial Assurance Ltd, which later became Syncora Capital Assurance Ltd. Mr. Franklin holds a B.A. from Bond University in Australia.
Giuliano Giovannetti, 50, is President and Chief Executive Officer of Arch Mortgage in Dublin. Since January 2014, he has also served as a director of Arch Mortgage. He has also served as a director of Arch Underwriters Europe Limited (“Arch Underwriters Europe”) since July 2015. He started his

83	| 2018 PROXY STATEMENT

career as a strategy consultant with McKinsey & Co. between 1994 and 2000 focusing on financial institutions. He has held several entrepreneurial and managerial roles in the corporate finance and real estate sectors. In particular, between 2004 and 2008, he was the country manager for Italy and later the head of the European branches of PMI Europe, a mortgage insurer. Mr. Giovannetti is a Fellow of the Institute and Faculty of Actuaries and holds an M.Sc. in Electronic Engineering from Politecnico di Milano and an M.B.A. from Insead.
Michael Hammer, 51, has served as President and Chief Executive Officer of Arch Re Europe since September 2014 and as director of Arch Underwriters Europe since July 2015. He previously served as Head of Credit & Surety of Arch Re Europe from August 2012. He joined Arch Re Europe in April 2012 as a management team member of the former Ariel Re Credit & Surety team since August 2009. From 1996 to 2009, Mr. Hammer held a variety of senior underwriting positions at Swiss Re in Zurich and London both in credit & surety reinsurance and corporate insurance. He also served in several underwriting positions at American International Group, Inc. between 1992 and 1996 in New York, Paris and Frankfurt in corporate risk financing. He holds a Masters in Risk Management and Insurance from St. Gallen University, Switzerland.
W. Preston Hutchings, 61, has served as President of AIM since April 2006 and Senior Vice President and Chief Investment Officer of Arch Capital since July 2005. Prior to joining Arch Capital, Mr. Hutchings was at RenaissanceRe from 1998 to 2005, serving as Senior Vice President and Chief Investment Officer. Previously, he was Senior Vice President and Chief Investment Officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Group plc in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College and received in 1981 an M.A. in Jurisprudence from Oxford University, where he studied as a Rhodes Scholar.
Constantine Iordanou, 68, has been Chairman of the Board of Arch Capital since November 2009 and was Chief Executive Officer of Arch Capital since August 2003 to March 2018. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as Senior Executive Vice President of group operations and business development of Zurich Financial Services, President of Zurich-American Specialties Division, Chief Operating Officer and Chief Executive Officer of Zurich-American and Chief Executive Officer of Zurich North America. Prior to joining Zurich, he served as President of the commercial casualty division of the Berkshire Hathaway Group and served as Senior Vice President with the American Home Insurance Company, a member of the American International Group. Since 2001, Mr. Iordanou has served as a director of Verisk Analytics, Inc. (formerly known as ISO Inc.). He holds an aerospace engineering degree from New York University.
Jason Kittinger, 38, joined Arch Insurance Europe in May 2006 and has served as Vice President, Financial Controller and more recently in the role of Senior Vice President, Finance Director. Prior to May 2006, Mr. Kittinger spent four years at Arch Insurance Group. Mr. Kittinger has a B.S. in Business Administration with a concentration in accounting from Samford University and is a Certified Public Accountant.
Gerald König, 60, has served as a director of Arch Re Europe since October 2014. He is currently Chief Executive Officer of PRS Prime Re Services in Switzerland, which he joined in January 2014. He began his career in 1986 as an underwriter of non-life reinsurance business at Frankona Re in Munich. He served in multiple senior roles after Frankona Re was acquired in 1995 by General Electric Co. From July 2003 until December 2006, he was a member of the Board of Management of GE Frankona Re. From 2007, Mr. König served as Chief Executive Officer of the Swiss Branch of Montpelier Re Bermuda and at the same time served as Lloyd’s Coverholder on behalf of Syndicate 5151 until December 2013. He holds a degree from the University of Munich in Economics, Business Administration, Political Sciences and Health Care Economics.
Jean-Philippe Latour, 51, is Head of Mortgage Underwriting with Arch Re Bermuda since 2013. Prior to joining Arch Re Bermuda, Mr. Latour was Vice President Secondary and Capital Markets with MCAP from 2009 to 2013. Prior to MCAP, Mr. Latour was Vice President Capital Markets with GMAC RFC, from 2004 to 2009, responsible for all aspects of mortgage securitization, trading and pricing. He holds a B.Sc. in Actuarial Sciences from Université Laval. Mr. Latour is a Fellow of the Society of Actuaries, Fellow of the Canadian Institute of Actuaries and a Chartered Financial Analyst.
Lino Leoni, 51, joined Arch Insurance Europe in May 2005 and served as Head of the Accident & Health division. In 2016, he assumed the role of Active Underwriter at Arch Underwriting at Lloyd’s Ltd (“Arch Underwriting”) and in 2017 he was appointed Chief Underwriting Officer for Arch Insurance Europe and Arch Underwriting for the Specialty, Marine and Energy lines. Prior to that, he spent seven years at CNA where he held the title of Senior Personal Accident Underwriter. Mr. Leoni also worked at Generali-Assitalia’s UK branch from 1993 to 1998 where he worked as reinsurance treaty underwriter and as liaison manager for the head office ceded reinsurance department before being

2018 PROXY STATEMENT |	84

appointed Operation Manager and Head of the branch’s Actuarial department. Mr. Leoni has over 25 years of industry experience within the London marketplace.
Mark D. Lyons, 61, has served as Executive Vice President, Chief Financial Officer and Treasurer of Arch Capital since September 2012. From September 2012 to May 2015, he also functioned as Chief Risk Officer. Prior to that, he served as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group, an officer position of Arch Capital, and Chairman and Chief Executive Officer of Arch Insurance Group since July 2008. Prior thereto, he served as President and Chief Operating Officer of Arch Insurance Group from June 2006. Prior to June 2006, he served as Executive Vice President of group operations and Chief Actuary of Arch Insurance Group from August 2003. From August 2002 to 2003, he was Senior Vice President of group operations and Chief Actuary of Arch Insurance Group. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was Executive Vice President of product services at Zurich U.S. From 1987 until 1992, he was a Vice President and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. in Mathematics from Elizabethtown College. He is also an Associate of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.
Patrick Mailloux, 57, is an Executive Vice President with Arch Insurance Group. Prior to joining Arch Insurance Group in 2014, Mr. Mailloux served in many executive roles with the Swiss Reinsurance Group (“Swiss Re”) over his 23-year tenure. These included Chief Executive Officer and President of Swiss Reinsurance America Corporation, Member of the Americas Division’s Management Board, Chief Operating Officer of the Americas Division, President and Chief Executive Officer of Swiss Re Canada and Senior Vice President and Chief Financial Officer of the Canadian operation. Mr. Mailloux’s other executive roles at Swiss Re have included treaty marketing and underwriting and actuarial and consulting experience. He began his career in 1984 as an Actuarial Analyst with Fireman’s Fund Insurance in Toronto and served as an actuary and officer with Prudential Assurance in Montreal. Mr. Mailloux has a B.Sc. degree in Actuarial Studies from Université Laval in Quebec City and an M.B.A. from McGill University in Montreal. He is also a Fellow of the Casualty Actuarial Society and the Canadian Institute of Actuaries as well as a Chartered Financial Analyst.
Paul Martin, 53, is a Fellow of the Institute and Faculty of Actuaries in the U.K. with 30 years experience in the global property and casualty insurance and reinsurance markets with extensive experience of actuarial and risk matters. He previously spent 18 years with the Catlin Group, initially as Group Chief Actuary and ultimately as Group Chief Risk

Officer leading a large team of professionals worldwide. He is also currently a director of Cathedral Underwriting Ltd and International General Insurance Company (UK) Limited.
Robert McDowell, 71, has served as a director of Arch Insurance Canada since July 2012. Mr. McDowell is a partner of Fasken Martineau DuMoulin LLP, a law firm in Canada, and has been with the firm since 1970. He is Chair of the firm’s financial institutions group. He specializes in transactional, financing, corporate, governance and regulatory work for insurance companies. He is a graduate of Osgoode Hall Law School.
David H. McElroy, 59, is Vice Chairman of Arch Worldwide Insurance Group since October 2017. Prior to that time, he has served as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group, an officer position of Arch Capital, since September 2012, and Chairman and Chief Executive Officer of Arch Insurance Group since July 2012. He joined Arch Insurance Group in 2009 as the President of the Financial and Professional Liability Group, which is comprised of the executive assurance, professional liability, surety and healthcare lines. Prior to joining Arch Insurance Group, Mr. McElroy was a Senior Vice President at The Hartford. He joined The Hartford in 2000 from the acquisition of the directors and officers and errors and omissions business of Reliance National. He started his career at Chubb. Mr. McElroy is a graduate of Temple University with a B.A. in Business Administration.
François Morin, 50, is Senior Vice President, Chief Risk Officer and Chief Actuary of Arch Capital, a position he has held since May 2015. He joined Arch Capital in October 2011 as Chief Actuary and Deputy Chief Risk Officer. From January 1990 through September 2011, Mr. Morin served in various roles for Towers Watson & Co. and its predecessor firm Towers Perrin Forster & Crosby, including its actuarial division, Tillinghast. He holds a B.Sc. in Actuarial Science from Université Laval in Canada. He is a Fellow of the Casualty Actuarial Society, a Chartered Financial Analyst, a Chartered Enterprise Risk Analyst, and a Member of the American Academy of Actuaries.
David J. Mulholland, 51, has served as Senior Vice President and Chief Administrative Officer of AIM since November 2011. Prior to November 2011, he served as Vice President at AIM, which he joined in January 2006. Prior to that time, he spent 11 years at STW Fixed Income Management where he held the title of Principal and Portfolio Manager. From 1990 to 1994, he worked as a money market and foreign exchange trader in the treasury department of the Bank of Butterfield in Bermuda. Mr. Mulholland holds a B.S. with a concentration in finance from Boston University.
Mark Nolan, 51, is Chief Financial Officer of Arch Re Europe. He joined Arch Re Europe in November 2008 as Finance

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Director. He has served as a director for Arch Mortgage since December 2011. Prior to joining Arch Re Europe, he served as Chief Financial Officer for the European operations of Quanta Capital Group and Managing Director of Quanta Europe Limited during 2003 to 2008. From 2001 to 2003, Mr. Nolan was General Manager and director of Chubb Financial Products (Ireland) Limited. Mr. Nolan has held other finance and operations positions with insurance companies and financial institutions and commenced his career as a Chartered Accountant. He is a Fellow of the Institute of Chartered Accountants in Ireland.
Nicolas Papadopoulo, 55, is Chairman and Chief Executive Officer of Arch Worldwide Insurance Group and Chief Underwriting Officer for the Property & Casualty Group, executive positions at Arch Capital. From July 2014 to September 2017, Mr. Papadopoulo was Chairman and Chief Executive Officer Arch Reinsurance Group at Arch Capital. He joined Arch Re Bermuda in December 2001 where he held variety of underwriting roles. Prior to joining Arch, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama and he was also an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l’Administration Economique in France with a masters degree in statistics. He is also a Member of the International Actuarial Association and a Fellow at the French Actuarial Society.
Michael Price, 45, joined Arch Insurance Group in 2009 to develop and manage executive assurance lines of business. In December, 2014, Mr. Price was appointed Chief Underwriting Officer of Arch Insurance Group. He has 22 years of experience in the insurance industry, serving in underwriting and management positions at Chubb, AIG, Reliance National, and immediately prior to joining Arch Insurance Group, as Vice President of the Financial Products Division of The Hartford. Mr. Price holds a B.A. in Economics from Boston College.
Elisabeth Quinn, 54, has served as a director of Alwyn since July 2011. Since 2004, she has been a director of Artex, a company that specializes in providing management services to insurance company clients. In her role, she is responsible for the finance and accounting function, risk management and Solvency II requirements and sits on a number of insurance company boards and committees. Prior to setting up Artex, Mrs. Quinn worked for Touche Ross (now Deloitte LLP) in London from 1986 to 1990 and as an audit manager for a small firm of accountants from 1990 to 1995. She is a graduate of Southampton University and a qualified Chartered Accountant.

Maamoun Rajeh, 47, was promoted to the position of Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group in October 2017. From July 2014 to September 2017, he was Chairman and Chief Executive Officer of Arch Re Bermuda. He joined Arch Re Bermuda in 2001 as an underwriter, ultimately becoming Chief Underwriting Officer in November 2005. Most recently, he was President and Chief Executive Officer of Arch Re Europe from October 2012 to July 2014. From 1999 to 2001, Mr. Rajeh served as Assistant Vice President at HartRe, a subsidiary of The Hartford Financial Services Group, Inc. Mr. Rajeh also served in several business analysis positions at the United States Fidelity and Guarantee Company between 1992 and 1996 and as an underwriter at F&G Re from 1996 to 1999. He has a B.S. from The Wharton School of Business of the University of Pennsylvania, and he is a Chartered Property Casualty Underwriter.
Andrew T. Rippert, 57, has served as Chairman and Chief Executive Officer of Arch Worldwide Mortgage Group at Arch Capital since January 2014. Prior to that, he served as President and Chief Executive Officer of Arch Mortgage from December 2011 to March 2014. Prior to December 2011, he served as senior executive of mortgage insurance at Arch Re Bermuda. He joined Arch Insurance Europe in September 2010 as a Senior Vice President. Prior to that time, he worked as a consultant to mortgage insurers and mortgage backed security investors. From 2001 through 2006, he held various positions at Radian Guaranty Inc., a subsidiary of Radian Group Inc. including senior vice president and managing director of the international mortgage insurance group. He has also worked in reinsurance as an actuary and underwriter. Mr. Rippert serves on the board of directors of the Mortgage Bankers Association (“MBA”) and the MBA’s Opens Doors Foundation. He is also a member of the Executive Committee of the Housing Policy Council and a voting member of the MBA’s Residential Board of Governors. Mr. Rippert graduated from Drexel University with a B.S. in Physics and Mathematics and has an M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Rippert is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.
Arthur Scace, 79, has served as a director of Arch Insurance Canada since July 2012. Mr. Scace joined the Canadian law firm, McCarthy Tétrault, in 1967, serving as a Partner from 1972 to 2003, as well as Managing Partner of the firm from 1988 to 1998 and Chairman from 1990 to 1992 and 1996 to 1998. Mr. Scace currently serves as a director of several other Canadian companies and charitable foundations. He holds a B.A. from the University of Toronto, an M.A. from Harvard University, a B.A. from Oxford University and a L.L.B. from Osgoode Hall Law School.

2018 PROXY STATEMENT |	86

Søren Scheuer, 54, has served as General Manager of Arch Re Accident & Health ApS (“Arch Re Denmark”) in Denmark since September 2010. Prior to that time, he served as Chief Executive Officer of Arch Re Europe in Dublin from June 2008 and as General Manager of Arch Re Denmark from May 2007 to June 2008. Before joining Arch Re Denmark, he served as General Manager of Danish Re from October 2000 to May 2007 and was responsible for accident & health business worldwide. Prior to that time, he held various positions at the International Division of ReliaStar Reinsurance Group (now part of RGA) from 1991, including Managing Director of the Danish Branch since 1997. Prior to 1991, Mr. Scheuer worked as an actuarial assistant at the largest Danish life and pension company, Statsanstalten for Livsforsikring. Mr. Scheuer graduated from the University of Copenhagen in Denmark with a masters degree in Actuarial Science. He is also a Member of the International Actuarial Association and a Fellow at the Danish Actuarial Society.
Matthew Shulman, 44, joined Arch Insurance Europe in July 2016 as President and Chief Executive Officer. He has more than 20 years experience in the insurance industry and previously worked at Arch Insurance Group since June 2009. Most recently at Arch Insurance Group, Mr. Shulman was an Executive Vice President who managed the Executive Assurance and Professional Liability underwriting divisions. Prior to joining Arch Insurance Group and for the period from June 2000 to June 2009, he worked at The Hartford in various senior underwriting positions within their Financial Products Division. Mr. Shulman has a B.A. from Cornell University and a J.D. from Fordham University School of Law.
William A. Soares, 38, joined Arch Re Bermuda in 2006 as a Casualty Underwriter and was promoted in July 2015 to Co-Head Customized Products and to Head of Specialty in January 2018. Prior to joining Arch Re Bermuda, he was an Assurance Manager in the reinsurance department for Ernst & Young in Bermuda. He graduated in 2002 with a B.A. in Economics from Harvard University and is a Chartered Accountant in Bermuda. Mr. Soares is a Chartered Property Casualty Underwriter, an Associate in Reinsurance and a Chartered Financial Analyst.
Patrick Storey, 59, is a Chartered Accountant and was formerly Senior Partner in the Financial Services Group at Grant Thornton UK LLP. After 30 years specializing in Governance, Culture and Regulation in the Financial Services Sector, he retired from Grant Thornton to take on a select portfolio of Non-Executive and Advisory roles.  He is a serving member of the Financial Markets Tribunal for the Dubai Financial Services Authority and also the Quality Assurance Review Committee of the Chartered Accountants Regulatory Board in Ireland. Mr. Storey is a Fellow of the Institute of Chartered Accountants in England and Wales,

he holds a Financial Planning Certificate and is a member of the Chartered Institute for Securities & Investment.
Hugh Sturgess, 40, joined Arch Insurance Group in 2005 with responsibility for establishing management liability and professional liability product lines in Canada. Mr. Sturgess was appointed President and Chief Executive Officer of Arch Insurance Canada. in July 2014. He has 16 years of experience in various roles in the financial services industry, including as a Senior Analyst with the Royal Bank of Canada’s Capital Markets division, and as an underwriter with Chubb Insurance Company of Canada. Mr. Sturgess has a Bachelor of Commerce from McGill University in Montreal, and holds the Chartered Insurance Professional designations.
Ross Totten, 71, has served as a director of Arch Insurance Canada since October 2013. Mr. Totten began his insurance career in 1966 and has four decades of experience in senior management of intermediaries, primarily as Chief Executive Officer. He now consults with brokers, MGA’s and specialty markets on claims, marketing and distribution. He was founder of Totten Insurance Group in 2002, which is now part of Hub International, and past President of the Insurance Institute of Ontario. Mr. Totten is a Fellow at the Insurance Institute of Canada and a Canadian Chartered Insurance Broker.
Gerald Wolfe, 69, has served as Chairman of Arch Insurance Canada since February 2015. Prior to that time, he served as President and Chief Executive Officer of Arch Insurance Canada from February 2013 through July 2014. He has also served as a director of Arch Insurance Canada since July 2012. Mr. Wolfe has over 40 years of experience in the insurance industry, most recently as Senior Vice President, Casualty Operations at Berkley Canada from 2008 to 2010. From 2008 to 2010, he was Casualty Manager at Creechurch International Underwriters, and from 1975 to 2005, he served in several senior positions at General Reinsurance, Canada, including Senior Vice President, Treaty Operations. Mr. Wolfe also served as the Chief Agent of General Reinsurance Canada for 20 years. Mr. Wolfe has a B.A. from the University of Montreal.

87	| 2018 PROXY STATEMENT

ANNEX A—GENERAL INFORMATION

Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 9, 2018: For the convenience of our shareholders, this proxy statement and 2017 Annual Report to Shareholders for the Annual Meeting of Shareholders to be held on May 9, 2018 are available at: www.proxyvote.com.
Notice and Access
We are furnishing proxy materials to our shareholders primarily via the Internet under the SEC’s “Notice and Access” rules. On or about March 29, 2018, we expect to mail to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and 2017 Annual Report to Shareholders. The Notice of Internet Availability also will instruct you on how to access and submit your proxy through the Internet, by phone or with your mobile device.
We are providing Internet distribution of our proxy materials to expedite receipt by shareholders, reduce costs and conserve paper. However, if you would like to receive printed proxy materials, please follow the instructions on the Notice of Internet Availability.

Electronic Access to Proxy Materials
This proxy statement and our 2017 Annual Report to Shareholders are available at www.proxyvote.com or at the Company’s website, www.archcapgroup.com. If you received paper copies of this year’s proxy statement and Annual Report to Shareholders by mail, you can elect to receive an e-mail message in the future that will provide a link to those documents on the Internet. By opting to access your proxy materials via the Internet, you will:

▪	gain faster access to your proxy materials;

▪	help reduce production and mailing costs;

▪	reduce the amount of mail you receive; and

▪	save paper.
If you have already enrolled in the electronic access service, you will continue to receive your proxy materials by e-mail, unless and until you change your delivery preference.
Registered and Beneficial Shareholders may enroll in the electronic proxy and annual report access service for future annual meetings by registering at www.proxyvote.com. If you vote via the Internet, simply follow the prompts that link you to that website.

Shareholders Entitled to Vote and Voting Standard

Our Board set March 14, 2018 as the record date for the meeting. This means that shareholders as of the close of business on that date are entitled to receive this notice of the annual meeting and vote at the annual meeting and any and all postponements or adjournments of the annual meeting.
On the record date, there were 136,702,745 common shares outstanding and entitled to vote, subject to our bye-laws (described below). At that date, there were an estimated 1,010 holders of record and approximately 31,500 beneficial holders of the common shares. Each holder of record of shares on the record date is entitled to cast one vote per share, subject to the limitations described below. Only holders of the Company’s common shares may vote at the annual meeting. The Company’s outstanding preferred shares have no voting rights (except in very limited circumstances which do not currently apply).
How to Vote
You are encouraged to vote in advance of the annual meeting, even if you are planning to attend in person.
You can use any of the following methods listed to vote. Make sure you have your Notice, proxy card or vote instruction form in hand and follow the instructions.
Registered Shareholders
Shareholders who hold their shares directly with our stock registrar, American Stock Transfer & Trust Company, can vote any one of several ways.

2018 PROXY STATEMENT |	A-1

Via the Internet: Visit www.proxyvote.com and follow the instructions on the website.
If you vote via the Internet or by phone, your voting instructions may be transmitted until 11:59 p.m. Eastern Time on May 8, 2018. See “Arch Capital Employee Share Purchase Plan” below for voting instructions regarding shares held under our share purchase plan.
By Phone: Call 1-800-690-6903 and follow the voice prompts.
By Mail: Sign, date and return the proxy card.

By QR Code: Scan the QR Code on your proxy card, Notice or Voting Instruction Form to vote with your mobile device.
In Person: Attend the annual meeting, or send a personal representative with an appropriate proxy, to vote by ballot at the meeting (see below “Annual Meeting Attendance”).
Beneficial Shareholders
Shareholders who hold their shares beneficially through an institutional holder of record such as a bank or broker (sometimes referred to as holding shares “in street name”), will receive voting instructions from that holder of record. If you wish to vote in person at the annual meeting, you must obtain a legal proxy from the holder of record of your shares and present it at the meeting.

Quorum; Votes Required for Approval

The presence of two or more persons representing, in person or by proxy, including proxies properly submitted by mail, telephone or Internet, at least a majority of the voting power of our shares outstanding and entitled to vote at the annual meeting is necessary to constitute a quorum. If a quorum is not present, the annual meeting may be adjourned until a quorum is obtained. The affirmative vote of a majority of the voting power of the shares represented at the annual meeting will be required for approval of each of the proposals, except for Item 1 as described below and Item 2, which is advisory and does not have a required vote.
With respect to Item 1, in any uncontested election of directors, the affirmative vote of a majority of the votes cast will be required to elect each director. In the event of a director election in which the number of director nominees exceeds the number of directors to be elected, the directors will be elected by a plurality of the votes cast for such directors. Our Corporate Governance Guidelines provide that in an uncontested election, any nominee for director who fails to receive a majority of the votes cast in such election will be obligated to tender his or her resignation to the Board. The nominating committee or other committee designated by our Board will consider any such resignation and make a recommendation to the Board whether to accept or reject the resignation. The Board would then be required to accept or reject the resignation within 90 days following certification of the election results, taking into account all relevant facts and circumstances, and would publicly disclose its reasons if the resignation is not accepted.
An automated system administered by our distribution and tabulation agent will tabulate votes cast by proxy at the annual meeting, and our inspector will tabulate votes cast in person. Abstentions and broker non-votes (i.e., shares held by a broker which are represented at the meeting but with respect to which such broker does not have discretionary authority to vote on a particular proposal) will be counted for purposes of determining whether or not a quorum exists. Abstentions will not be considered in determining the number of votes necessary for approval of Item 1 and will be considered in determining the number of votes necessary for approval of Items 3, 4, 5 and 6.
Several of our officers and directors will be present at the annual meeting and available to respond to questions. Our independent auditors are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

A-2	| 2018 PROXY STATEMENT

Effect of Your Proxy

Your proxy authorizes another person to vote your shares on your behalf at the Annual Meeting.
If your valid proxy is received by Internet, telephone, or mail before the deadline, the persons designated as proxies will vote your shares per your directions. We have designated two of our officers as proxies for the 2018 Annual Meeting of Shareholders – Marc Grandisson and Susie Tindall.
Should any other matter not referred to in this proxy statement properly come before the meeting, the designated proxies will vote in their discretion. If any Director nominee should refuse or be unable to serve, an event that is not anticipated, your shares will be voted for the person designated by the Board to replace such nominee or, alternatively, the Board may reduce the number of Directors on the Board.

Effect of Not Casting Your Vote

Registered Shareholders
When a valid proxy is received, but specific choices are not indicated, the designated proxies will vote as recommended by the Board.
Beneficial Shareholders
It is critical that you cast your vote if you want it to count in the election of Directors and most other items on the agenda. Under applicable regulations, if you hold your shares beneficially and do not instruct your bank, broker or other holder of record on how to vote your shares, the holder of record will only have discretion to vote your uninstructed shares on the appointment of our independent registered public accounting firm (Item 3). The holder of record will not have discretion to vote your uninstructed shares on the election of four Class II directors (Item 1), the advisory vote to approve named executive officer compensation (Item 2), the approval of the Arch Capital Group Ltd. 2018 Long Term Incentive and Share Award Plan (Item 4), the approval of a three-for-one common share split (Item 5) or the election of certain individuals as Designated Company Directors of certain of our non-U.S. subsidiaries, as required by our bye-laws (Item 6), resulting in “broker non-votes” on those items.

Revoking Your Proxy or Changing Your Vote

You may change your vote at any time before the proxy is exercised.
Registered Shareholders
If you voted by mail, you may revoke your proxy at any time before it is exercised by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If you voted via the Internet or by phone, you may change your vote with a timely and valid later Internet or telephone vote, or by voting by ballot at the meeting.
Attendance at the meeting will not have the effect of revoking a proxy unless (1) you give proper written notice of revocation to the Secretary before the proxy is exercised, or (2) you vote by ballot at the meeting.
Beneficial Shareholders
Follow the specific directions provided by your bank, broker or other holder of record to change or revoke any voting instructions you have already provided. Alternatively, you may vote your shares by ballot at the meeting if you obtain a legal proxy from your holder of record and present it at the meeting

2018 PROXY STATEMENT |	A-3

Arch Capital Employee Share Purchase Plan

If you purchased common shares in the Arch Capital company employee share purchase plan, you will receive one proxy card or Notice that covers these shares as well as any other shares registered directly in your name (but not shares held beneficially through a bank, broker or other holder of record). See “How to Vote” (above) for instructions on voting shares held beneficially through a bank or broker.

Annual Meeting Attendance

If you were a shareholder as of the record date, March 14, 2018, you are invited to attend our Annual Meeting in person.
Venue:
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda

Date:
Wednesday, May 9, 2018

Time:
8:45 a.m., local time

Limitation on Voting Under Our Bye-laws

Under our bye-laws, if the votes conferred by shares of the Company, directly or indirectly or constructively owned(within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended (the “Code”)), by any U.S. person(as defined in Section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced, subject to certain exceptions, by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors. There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of our bye-laws because of shares that may be attributed to that person under the Code.
Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the Board may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of Arch Capital entitled to vote generally at an election of directors.
In order to implement our bye-laws, we will assume that all shareholders are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.

A-4	| 2018 PROXY STATEMENT

Proxy Solicitation

Proxies are being solicited by and on behalf of the Board. In addition to the use of the mail, proxies may be solicited by personal interview, phone, telegram and facsimile, in each case by our directors, officers and employees.
We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and verify records related to the solicitation for a fee of approximately $12,500 plus expenses. We will reimburse brokerage houses, nominees, fiduciaries and other custodians for their costs in forwarding proxy materials. We may request by phone, facsimile, mail, electronic mail or other means the return of the proxy cards. Please contact MacKenzie Partners at 1-800-322-2885 with any questions you may have regarding our proposals.

Corporate Governance Materials

Shareholders can see our Board Committee Charters; Code of Business Conduct; Corporate Governance Guidelines and other corporate governance materials at www.ir.archcapgroup.com. Copies of these documents, as well as additional copies of this proxy statement, are available to shareholders, without charge, upon request to:

Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Secretary

Reduce Duplicate Mailings

We have adopted a procedure approved by the SEC called “householding”. Under this procedure, registered shareholders, who have the same address and last name and who receive either Notices or paper copies of the proxy materials in the mail, will receive only one copy of our proxy materials, or a single envelope containing the Notices for all shareholders at that address. This consolidated method of delivery will continue unless one or more of these shareholders notifies us that they would like to receive individual copies of proxy materials. This procedure reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards or Notices that include each shareholder’s unique control number for voting the shares held in each account.

Registered Shareholders who wish to discontinue householding and receive separate copies of proxy materials may notify Broadridge by calling 1-866-540-7095, or send a written request to the Office of the Secretary at the address of our principal office.
Beneficial Shareholders may request information about householding from your bank, broker or other holder of record.

2018 PROXY STATEMENT |	A-5

Shareholder Proposals for the 2019 Annual Meeting

To be included in our proxy statement and form of proxy relating to the 2019 annual meeting, all proposals of security holders intended to be presented at the 2019 annual meeting of shareholders must be received by the Company not later than November 28, 2018 and must comply with Rule 14a-8 under the U.S. Securities and Exchange Act of 194, as amended.
For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, the rules of the SEC permit management to vote proxies in its discretion if we do not receive notice of the proposal on or before the deadline for advance notice set forth in our bye-laws as described below.
Our bye-laws provide that any shareholder desiring to make a proposal or nominate a director at an annual meeting must provide written notice of such proposal or nomination to the Secretary of the Company at least 50 days prior to the date of the meeting at which such proposal or nomination is proposed to be voted upon (or, if less than 55 days’ notice of an annual meeting is given, shareholder proposals and nominations must be delivered no later than the close of business of the seventh day following the day notice was mailed). Any such proposal or nomination must include the information required under our bye-laws with respect to each proposal or nomination and the shareholder making such proposal or nomination.
A shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting.
Proposals and other items of business should be directed to the attention of:
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Secretary

Contacting Our Board, Individual Directors and Committees

You can contact any of our directors, including our lead director, by writing to them care of:
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Secretary

Employees and others who wish to contact the Board or any member of the audit committee to report any complaint or concern with respect to accounting, internal accounting controls or auditing matters, may do so anonymously by using the above address.

Principal Executive Offices

Our registered office is located at:	Our principal executive offices are located at:
Clarendon House 2 Church Street Hamilton HM 11, Bermuda Phone: (441) 295-1422	Waterloo House, Ground Floor 100 Pitts Bay Road Pembroke HM 08, Bermuda Phone: (441) 278-9250

A-6	| 2018 PROXY STATEMENT

ANNEX B—ARCH CAPITAL GROUP LTD. 2018 LONG-TERM INCENTIVE AND SHARE AWARD PLAN

1.Purposes. The purposes of the 2018 Long-Term Incentive and Share Award Plan are to advance the interests of Arch Capital Group Ltd. and its shareholders by providing a means to attract, retain, and motivate employees and directors of the Company its subsidiaries and affiliates, to provide for competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long-term value for shareholders by aligning the interests of such persons with those of shareholders.
2.Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:
“Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.
“Award” means any Option, SAR, Restricted Share, Restricted Share Unit, Performance Share, Performance Unit, Dividend Equivalent or Other Share-Based Award granted to an Eligible Person under the Plan.
“Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.
“Beneficiary” means the person, persons, trust or trusts which have been designated by an Eligible Person in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Person, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.
“Board” means the Board of Directors of the Company.
“Cause” means, with respect to an Eligible Person, (a) theft or embezzlement by the Eligible Person with respect to the Company, its Subsidiaries or Affiliates; (b) malfeasance or negligence in the performance of the Eligible Person’s duties; (c) the commission by the Eligible Person of any felony or any crime involving moral turpitude; (d) willful or prolonged absence from work by the Eligible Person (other than by reason of disability due to physical or mental illness); (e) failure, neglect or refusal by the Eligible Person to adequately perform his or her duties and responsibilities as determined by the Company; (f) continued and habitual use of alcohol by the Eligible Person to an extent which materially impairs the Eligible Person’s performance of his or her duties without the same being corrected within ten (10) days after being given written notice thereof; or (g) the Eligible Person’s use of illegal drugs without the same being corrected within ten (10) days after being given written notice thereof. Notwithstanding the foregoing, in the event that an Eligible Person is party to an employment or similar agreement with the Company or any of its Subsidiaries or Affiliates and such agreement contains a definition of “Cause,” the definition of “Cause” set forth above shall be deemed replaced and superseded, with respect to such Eligible Person, by the definition of “Cause” used in such employment or similar agreement.
“Change in Control”, unless otherwise defined in an applicable Award Agreement, shall mean:

(A)
any person (within the meaning of the Exchange Act), other than a Permitted Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing 50% or more of the total voting power or value of all the then outstanding Voting Securities; or

(B)
the individuals who, as of the date hereof, constitute the Board together with those who become directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors

2018 PROXY STATEMENT |	B-1

as of such date or whose recommendation, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or

(C)
the consummation of a merger, consolidation, recapitalization, liquidation, sale or disposition by the Company of all or substantially all of the Company’s assets, or reorganization of the Company, other than any such transaction which would (x) result in more than 50% of the total voting power and value represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the former shareholders of the Company and (y) not otherwise be deemed a Change in Control under subparagraphs (A) or (B) of this definition.

Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation” (as defined for purposes of Section 409A of the Code), “Change in Control” shall be limited to a “change in control event” as defined under Section 409A of the Code.
“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.
“Committee” means the Compensation Committee of the Board, or such other Board committee or subcommittee (or the entire Board) as may be designated by the Board to administer the Plan.
“Company” means Arch Capital Group Ltd., a corporation organized under the laws of Bermuda, or any successor corporation.
“Director” means a member of the Board who is not an employee of the Company, a Subsidiary or an Affiliate.
“Dividend Equivalent” means a right, granted under the Plan, to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.
“Eligible Person” means (i) an employee of the Company, a Subsidiary or an Affiliate, including any director who is an employee, and (ii) any Director. Notwithstanding any provisions of this Plan to the contrary, an Award may be granted to an employee, in connection with his or her hiring or retention prior to the date the employee first performs services for the Company, a Subsidiary or an Affiliate; provided, however, that any such Award shall not become vested or exercisable prior to the date the employee first performs such services.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.
“Fair Market Value” means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares shall mean the closing price per Share on the date (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange or market system on which the Shares are traded, as such prices are officially quoted thereon.
“ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.
“NQSO” means any Option that is not an ISO.
“Option” means a right, granted under Section 5(b), to purchase Shares.
“Other Share-Based Award” means a right, granted under Section 5(h), that relates to or is valued by reference to Shares.
“Participant” means an Eligible Person who has been granted an Award under the Plan.
“Performance Share” means a performance share granted under Section 5(f).
“Performance Unit” means a performance unit granted under Section 5(f).
“Permitted Persons” means (A) the Company; (B) any Related Party; or (C) any group (as defined in Rule 13b-3 under the Exchange Act) comprised of any or all of the foregoing.

B-2	| 2018 PROXY STATEMENT

“Plan” means this 2018 Long-Term Incentive and Share Award Plan.
“Related Party” means (A) a majority-owned subsidiary of the Company; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (C) any entity, 50% or more of the voting power of which is owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of Voting Securities immediately prior to the transaction.
“Restricted Shares” means an Award of Shares under Section 5(d) that may be subject to certain restrictions and to a risk of forfeiture.
“Restricted Share Unit” means a right, granted under Section 5(e), to receive Shares or cash at the end of a specified deferral period.
“Rule 16b‑3” means Rule 16b‑3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.
“SAR” or “Share Appreciation Right” means the right, granted under Section 5(c), to be paid an amount measured by the difference between the exercise price of the right and the Fair Market Value of Shares on the date of exercise of the right, with payment to be made in cash, Shares, or property as specified in the Award or determined by the Committee.
“Shares” means common shares, $.0033 par value per share, of the Company, and such other securities as may be substituted for Shares pursuant to Section 4(c) hereof.
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
“Voting Security” means any security of the Company which carries the right to vote generally in the election of directors.
3.Administration.
(a)Authority of the Committee. The Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:
(i)to select Eligible Persons to whom Awards may be granted;
(ii)to designate Affiliates;
(iii)to determine the type or types of Awards to be granted to each Eligible Person;
(iv)to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waivers of performance or vesting conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;
(v)to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be cancelled, forfeited, exchanged, or surrendered;
(vi)to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Eligible Person; provided that such deferral shall be structured with the intent to be in compliance with Section 409A of the Code;
(vii)to prescribe the form of each Award Agreement, which need not be identical for each Eligible Person;
(viii)to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

2018 PROXY STATEMENT |	B-3

(ix)to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;
(x)to extend the period during which an Award is exercisable; and
(xi)to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.
(b)Manner of Exercise of Committee Authority. The Committee shall have sole discretion in exercising its authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Eligible Persons, any person claiming any rights under the Plan from or through any Eligible Person, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b‑3 (if applicable) and applicable law. Notwithstanding any provision of this Plan to the contrary, the Committee may grant Awards which are subject to the approval of the Board; provided that an Award shall be subject to Board approval only if the Committee expressly so states.
(c) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, and no officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.
(d)No Option or SAR Repricing Without Shareholder Approval. Except as provided in the first sentence of Section 4(c) hereof relating to certain anti-dilution adjustments, unless the approval of shareholders of the Company is obtained, (i) Options and SARs issued under the Plan shall not be amended to lower their exercise price, (ii) Options and SARs issued under the Plan will not be exchanged for other Options or SARs with lower exercise prices, (iii) Options and SARs issued under the Plan with an exercise price in excess of the Fair Market Value of the underlying Shares will not be exchanged for cash or other property, and (iv) no other action shall be taken with respect to Options or SARs that would be treated as a repricing under the rules of the principal stock exchange or market system on which the Shares are listed.
(e)Limitation on Committee’s Authority Under 409A.   Anything in this Plan to the contrary notwithstanding, the Committee’s authority to modify outstanding Awards shall be limited to the extent necessary so that the existence of such authority does not (i) cause an Award that is not otherwise deferred compensation subject to Section 409A of the Code to become deferred compensation subject to Section 409A of the Code or (ii) cause an Award that is otherwise deferred compensation subject to Section 409A of the Code to fail to meet the requirements prescribed by Section 409A of the Code.
(f)Award Vesting Limitations. Notwithstanding any provision of the Plan to the contrary, the Awards will be granted with vesting periods of not less than one year following the date the applicable Award is granted (other than in the case of death or disability); provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the Shares reserved for issuance under Section 4(a) may be granted to Eligible Persons without regard to such minimum vesting provisions.
4.Shares Subject to the Plan.
(a)Subject to adjustment as provided in Section 4(c) hereof, the total number of Shares reserved for issuance under the Plan shall be 11,500,000; provided, however, that (I) any Shares issued under Options or SARs shall be counted against this limit on a one-for-one basis, and any Shares issued as or under Awards other than Options or SARs shall be counted against this limit as 3.6 Shares for every one (1) Share subject to such Award, and (II) subject to adjustment as provided in Section 4(c) hereof, no more than 2,000,000 Shares may be issued as ISOs. No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under the Plan, exceeds the number of Shares reserved under the applicable provisions of the preceding sentence. If any Awards are forfeited,

B-4	| 2018 PROXY STATEMENT

cancelled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the applicable provisions of the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the Plan, and any Shares that again become available for grant pursuant to this Section 4(a) shall be added back as one (1) Share if such Shares were subject to Options or SARs and as 3.6 Shares if such Shares were subject to Awards other than Options or SARs; provided, however, that Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are (x) Shares that were subject to an Option or a stock-settled SAR and were not issued upon the net settlement or net exercise of such Option or SAR, or (y) Shares delivered to or withheld by the Company to pay the exercise price or the withholding taxes under Options, SARs or other Awards. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of Shares as to which the Award is exercised.
(b)Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.
(c)In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, extraordinary distribution or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Persons under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, (i) adjust any or all of (x) the number and kind of shares which may thereafter be issued under the Plan, (y) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (z) the exercise price, grant price, or purchase price relating to any Award, or (ii) provide for a distribution of cash or property in respect of any Award; provided, however, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, unless the Committee determines otherwise; provided further, however, that no adjustment shall be made pursuant to this Section 4(c) that causes any Award that is not otherwise deferred compensation subject to Section 409A of the Code to be treated as deferred compensation pursuant to Section 409A of the Code. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives, if any, included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles.
5.Specific Terms of Awards.
(a)General. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 8(d)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of service by the Eligible Person.
(b)Options. The Committee is authorized to grant Options, which may be NQSOs or ISOs, to Eligible Persons on the following terms and conditions:
(i)Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that the exercise price per Share of an Option shall not be less than the Fair Market Value of a Share on the date of grant of the Option. The Committee may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Committee.
(ii)Option Term. The term of each Option shall be determined by the Committee, but such term shall not exceed ten years from the date of grant of the Option.
(iii)Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash, Shares or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Persons.

2018 PROXY STATEMENT |	B-5

(iv)ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that no ISO shall be granted more than ten years after the earlier of the date of adoption or shareholder approval of the Plan. ISOs may only be granted to employees of the Company or a Subsidiary.
(c)SARs. The Committee is authorized to grant SARs (Share Appreciation Rights) to Eligible Persons on the following terms and conditions:
(i)Right to Payment. A SAR shall confer on the Eligible Person to whom it is granted a right to receive with respect to each Share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise over (2) the exercise price per Share of the SAR as determined by the Committee as of the date of grant of the SAR (which shall not be less than the Fair Market Value per Share on the date of grant of the SAR and, in the case of a SAR granted in tandem with an Option, shall be equal to the exercise price of the underlying Option).
(ii)Other Terms. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part (which shall not be more than ten years after the date of grant of the SAR), the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Eligible Persons, whether or not a SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Unless the Committee determines otherwise, a SAR (1) granted in tandem with a NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO.
(d)Restricted Shares. The Committee is authorized to grant Restricted Shares to Eligible Persons on the following terms and conditions:
(i)Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments or otherwise, as the Committee may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Person granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon.
(ii)Forfeiture. Except as otherwise determined by the Committee, upon termination of service during any applicable restriction period, Restricted Shares and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may determine that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes.
(iii)Certificates for Shares. Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Person, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and, unless otherwise determined by the Committee, the Company shall retain physical possession of the certificate.
(iv)Dividends. Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date, and subject to such conditions, as determined by the Committee, in cash or in restricted or unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Unless otherwise determined by the Committee, Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.
(e)Restricted Share Units. The Committee is authorized to grant Restricted Share Units to Eligible Persons, subject to the following terms and conditions:
(i)Award and Restrictions. Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Share Units by the Committee (or, if permitted by the Committee, as elected by the Eligible Person). In addition, Restricted Share Units shall be subject to such restrictions as the Committee may impose (including, without limitation, the achievement of performance criteria if deemed appropriate by the

B-6	| 2018 PROXY STATEMENT

Committee), which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine.
(ii)Forfeiture. Except as otherwise determined by the Committee, upon termination of service (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Share Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Share Units relate, all Restricted Share Units that are at that time subject to deferral or restriction shall be forfeited; provided, however, that the Committee may determine that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of termination resulting from specified causes.
(iii)Dividend Equivalents. Unless otherwise determined by the Committee at the date of grant, Dividend Equivalents on the specified number of Shares covered by a Restricted Share Unit shall be either (A) paid with respect to such Restricted Share Unit at the dividend payment date in cash or in restricted or unrestricted Shares having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Restricted Share Unit and the amount or value thereof automatically deemed reinvested in additional Restricted Share Units or other Awards, as the Committee shall determine.
(f)Performance Shares and Performance Units. The Committee is authorized to grant Performance Shares or Performance Units or both to Eligible Persons on the following terms and conditions:
(i)Performance Period. The Committee shall determine a performance period (the “Performance Period”) of one or more years or other periods and shall determine the performance objectives for grants of Performance Shares and Performance Units. Performance objectives may vary from Eligible Person to Eligible Person and shall be based upon the performance criteria as the Committee may deem appropriate. The performance objectives may be determined by reference to the performance of the Company, or of a Subsidiary or Affiliate, or of a division or unit of any of the foregoing. Performance Periods may overlap and Eligible Persons may participate simultaneously with respect to Awards for which different Performance Periods are prescribed.
(ii)Award Value. The Committee shall determine for each Eligible Person or group of Eligible Persons with respect to that Performance Period the range of number of Shares, if any, in the case of Performance Shares, and the range of dollar values, if any, in the case of Performance Units, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which shall be paid to an Eligible Person as an Award if the relevant measure of Company performance for the Performance Period is met.
(iii)Significant Events. If during the course of a Performance Period there shall occur significant events as determined by the Committee which the Committee expects to have a substantial effect on a performance objective during such period, the Committee may revise such objective.
(iv)Forfeiture. Except as otherwise determined by the Committee, upon termination of service during the applicable Performance Period, Performance Shares and Performance Units for which the Performance Period was prescribed shall be forfeited; provided, however, that the Committee may determine that restrictions or forfeiture conditions relating to Performance Shares and Performance Units will be waived in whole or in part in the event of terminations resulting from specified causes.
(v)Payment. Each Performance Share or Performance Unit may be paid in whole Shares, or cash, or a combination of Shares and cash either as a lump sum payment or in installments, all as the Committee shall determine, at the time of grant of the Performance Share or Performance Unit or otherwise, commencing at the time determined by the Committee.
(g)Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Committee may specify, provided that unless otherwise determined by the Committee, Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of any underlying Awards to which they relate.
(h)Other Share-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the

2018 PROXY STATEMENT |	B-7

Plan, including, without limitation, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the performance of specified Subsidiaries or Affiliates. The Committee shall determine the terms and conditions of such Awards consistent with the provisions of this Plan. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 5(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, shall also be authorized pursuant to this Section 5(h).
6.Certain Provisions Applicable to Awards.
(a)Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted to Eligible Persons either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under the Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of an Eligible Person to receive payment from the Company or any Subsidiary or Affiliate. Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to the provisions of Section 3(d) hereof prohibiting Option and SAR repricing without shareholder approval, the per Share exercise price of any Option, grant price of any SAR, or purchase price of any other Award conferring a right to purchase Shares which is granted, in connection with the substitution of awards granted under any other plan or agreement of the Company or any Subsidiary or Affiliate, or any business entity to be acquired by the Company or any Subsidiary or Affiliate, shall be determined by the Committee, in its discretion.
(b)Term of Awards. The term of each Award granted to an Eligible Person shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option or SAR exceed a period of ten years from the date of its grant (or, in the case of an ISO, such shorter period as may be applicable under Section 422 of the Code).
(c)Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis; provided that any such deferral shall be intended to be in compliance with Section 409A of the Code. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments, and the Committee may require deferral of payment under an Award if, in the sole judgment of the Committee, it may be necessary in order to avoid nondeductibility of the payment under Section 162(m) of the Code.
(d)Nontransferability. Except as set forth below and except for vested Shares, Awards shall not be transferable by an Eligible Person except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) and shall be exercisable during the lifetime of an Eligible Person only by such Eligible Person or his guardian or legal representative. Notwithstanding the foregoing, if the Committee expressly so provides in the applicable Award agreement (at the time of grant or at any time thereafter), an Award (other than an ISO) granted hereunder may be transferred by a Participant to members of his or her “immediate family”, to a trust established for the exclusive benefit of solely one or more members of the Participant’s “immediate family”, or to a partnership, limited liability company or other entity under which the only partners, members or equity holders are one or more members of the Participant’s “immediate family.” Any Award held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Award immediately prior to the transfer, except that the Award will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, “immediate family” means the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption. An Eligible Person’s rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Person’s creditors.
(e)Restrictive Covenants. The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Award, provided they are not inconsistent with the Plan, including, without limitation, the requirement that the Participant not engage in competition with, solicit customers or employees of, or disclose or use confidential information of, the Company or its Affiliates.

B-8	| 2018 PROXY STATEMENT

(f)No Dividends or Dividend Equivalents on Unvested Awards. Notwithstanding any provision of this Plan to the contrary, dividends and Dividend Equivalents shall not be paid with respect to unvested Awards prior to the time of vesting of the underlying Award, or portion thereof, with respect to which the dividend or Dividend Equivalent is accrued.
7.Change in Control Provisions. Unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of this Plan to the contrary, upon a Change in Control:
(a)Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control: if within two years after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then (i) all of that Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully vested and exercisable, (ii) all time-based vesting restrictions on his or her outstanding Awards shall lapse, and (iii) the payout level under all of that Participant’s performance-based Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination based upon the greater of: (A) an assumed achievement of all relevant performance goals at the “target” level pro-rated based upon the number of days within the performance period that have elapsed prior to the termination of employment date, or (B) the actual level of achievement of all relevant performance goals (measured as of the latest date immediately preceding the date of termination for which performance can, as a practical matter, may be determined), and, in either such case, there shall be a payout to such Participant within sixty (60) days following the termination of employment date (unless a later date is required by Section 8(l) hereof). With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Award Agreement includes such provision (and Good Reason shall be as defined therein), or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason (and Good Reason shall be as defined therein). Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Agreement. To the extent that this provision causes ISOs to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be NQSOs.
(b)Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully vested and exercisable, (ii) time-based vesting restrictions on outstanding Awards shall immediately lapse and such Awards shall become vested in full, and (iii) the target payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon the greater of: (A) an assumed achievement of all relevant performance goals at the “target” level pro-rated based upon the number of days within the performance period that have elapsed prior to the Change in Control, or (B) the actual level of achievement of all relevant performance goals (measured as of the latest date immediately preceding the Change in Control for which performance can, as a practical matter, be determined), and, in either such case, there shall be a payout to Participants within sixty (60) days following the Change in Control (unless a later date is required by Section 8(l) hereof). Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award agreement. To the extent that this provision causes ISOs to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be NQSOs.
8.General Provisions.
(a)Compliance with Legal and Trading Requirements. The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any stock exchange, regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or any required action under any state, federal or foreign law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or foreign law. The Shares issued under this Plan may be subject to such other restrictions on transfer as determined by the Committee.

2018 PROXY STATEMENT |	B-9

(b)No Right to Continued Employment or Service. Neither the Plan nor any action taken thereunder shall be construed as giving any employee or director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee’s or director’s employment or service at any time.
(c)Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Person, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Persons to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Person’s tax obligations; provided, however, that the amount of tax withholding to be satisfied by withholding Shares shall be limited to the minimum amount of taxes, including employment taxes, required to be withheld under applicable Federal, state and local law.
(d)Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders of the Company or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s shareholders (i) to the extent such shareholder approval is required under the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or (ii) as it applies to ISOs, to the extent such shareholder approval is required under Section 422 of the Code; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her. Except as provided in the first sentence of Section 4(c) hereof relating to certain anti-dilution adjustments, unless the approval of shareholders of the Company is obtained, (i) Options and SARs issued under the Plan shall not be amended to lower their exercise price, (ii) Options and SARs issued under the Plan will not be exchanged for other Options or SARs with lower exercise prices, (iii) Options and SARs issued under the Plan with an exercise price in excess of the Fair Market Value of the underlying Shares will not be exchanged for cash or other property, and (iv) no other action shall be taken with respect to Options or SARs that would be treated as a repricing under the rules of the principal stock exchange or market system on which the Shares are listed.
(e)No Rights to Awards; No Shareholder Rights. No Eligible Person or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons and employees. No Award shall confer on any Eligible Person any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Eligible Person in accordance with the terms of the Award.
(f)Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.
(g)Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
(h)Not Compensation for Benefit Plans. No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees or directors unless the Company shall determine otherwise.

B-10	| 2018 PROXY STATEMENT

(i)No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. In the case of Awards to Eligible Persons, the Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
(j)Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of New York without giving effect to principles of conflict of laws.
(k)Effective Date; Plan Termination. The Plan shall become effective as of May 9, 2018 (the “Effective Date”), subject to approval by the shareholders of the Company. The Plan shall terminate as to future awards on February 28, 2028.
(l)Section 409A. Awards granted under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A and Section 457A of the Code and shall be limited, construed and interpreted in accordance with such intent. Although the Company does not guarantee any particular tax treatment, to the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that is intended to comply with Section 409A of the Code, including regulations and any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. No payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or an Award Agreement upon a termination of service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of “separation from service” with respect to an Award, then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), the commencement of any payments or benefits under the Award shall be deferred until the expiration of the six (6)-month period measured from the date of the Participant’s “separation from service,” or, if earlier, the Participant’s death (or such other period as required to comply with Section 409A). In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Sections 409A or 457A of the Code or any damages for failing to comply with Sections 409A or 457A of the Code.
(m)Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

2018 PROXY STATEMENT |	B-11

ANNEX C—NON-GAAP FINANCIAL MEASURES
In presenting our results for purposes of compensation determinations, we include and discuss certain non-GAAP financial measures as defined in Regulation G. We believe that these non-GAAP financial measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with GAAP.
After-tax operating income available to Arch common shareholders is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, UGC transaction costs and other, loss on redemption of preferred shares and income taxes. The table below presents the reconciliation of net income available to Arch common shareholders to after-tax operating income available to Arch common shareholders.
Annualized operating return on average common equity (“Operating ROE”) represents after-tax operating income available to Arch common shareholders divided by average common shareholders’ equity during the period. Management uses Operating ROE as a key measure of the return generated to our common shareholders.
The following table summarizes our consolidated financial data, including a reconciliation of net income available to Arch common shareholders to after-tax operating income available to Arch common shareholders. Each line item reflects the impact of our approximate 11% ownership of Watford Re’s common equity.

	Year Ended
	December 31,	December 31,
(U.S. Dollars in thousands, except share data)	2017	2016
Net income available to Arch common shareholders (a)	$566,502	$664,668
Net realized (gains) losses	(148,836)	(77,081)
Net impairment losses recognized in earnings	7,138	30,442
Equity in net (income) loss of investment funds accounted for using the equity method	(142,286)	(48,475)
Net foreign exchange losses (gains)	113,613	(31,987)
UGC transaction costs and other	22,150	41,729
Loss on redemption of preferred shares	6,735	—
Income tax expense (benefit)	22,139	(1,852)
After-tax operating income available to Arch common shareholders (b)	$447,155	$577,444

Beginning common shareholders’ equity	$7,481,163	$5,841,542
Ending common shareholders’ equity	8,324,047	7,481,163
Average common shareholders’ equity (1) (c)	$7,902,605	$6,113,718

Annualized return on average common equity (a)/(c)	7.2%	10.9%
Annualized operating return on average common equity (b)/(c)	5.7%	9.4%

(1)
Average common shareholders’ equity and the related returns on average common equity reflect the weighted impact of the $1.10 billion of convertible non-voting common equivalent preferred shares, which were issued on December 31, 2016 as part of the UGC acquisition.

C-1	| 2018 PROXY STATEMENT

Tangible book value per common share represents common shareholders’ equity available to Arch less goodwill and intangible assets (including the impact of our approximate 11% ownership of Watford Re’s goodwill). We believe that goodwill and intangible assets are not indicative of our underlying operating results or trends and make comparisons of book value to less acquisitive peer companies less meaningful. The following table provides a reconciliation of book value per common share to tangible book value per common share:

	Year Ended
	December 31,	December 31,
(U.S. Dollars in thousands, except share data)	2017	2016
Total shareholders’ equity available to Arch	$9,196,602	$8,253,718
Less preferred shareholders’ equity	872,555	772,555
Common shareholders’ equity available to Arch (a)	$8,324,047	$7,481,163
Less: goodwill and intangible assets	645,802	774,744
Common shareholders’ equity available to Arch less goodwill and intangible assets (b)	$7,678,245	$6,706,419

Common shares and common share equivalents outstanding, net of treasury shares (c)	136,652,139	135,550,337

Book value per common share (a)/(c)	$60.91	$55.19
Tangible book value per common share (b)/(c)	$56.19	$49.48

Underwriting income represents the pre-tax profitability of our underwriting operations and includes net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to our individual underwriting operations. Underwriting income or loss does not incorporate items included in the our corporate (non-underwriting) segment. Refer to note 5 (Segment Information) to the consolidated financial statements in our 2017 Annual Report for a reconciliation of underwriting income to net income.

2018 PROXY STATEMENT |	C-2

Arch

SCAN TO
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E35959-P00984

TO VOTE FOR ON ALL PROPOSALS OR AGAINST ON ALL PROPOSALS OR TO ABSTAIN ON ALL PROPOSALS, MARK THE APPROPRIATE BOX. (NO OTHER VOTE IS NECESSARY, NOR WILL IT BE RECOGNIZED.)	For All	Against All	Abstain All
	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
1. To elect the nominees listed as Class II Directors of the Company for a term of three years.			
1a. Eric W. Doppstadt	☐	☐	☐
1b. Laurie S. Goodman	☐	☐	☐
1c. Constantine Iordanou	☐	☐	☐
1d. John M. Pasquesi	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
3. To appoint PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
5. Approve a three-for-one common share split.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

6. To elect the nominees listed as Designated Company Directors so that they may be elected directors of certain of our non-U.S. subsidiaries.

	For	Against	Abstain
6a. Robert Appleby	☐	☐	☐
6b. Anthony Asquith	☐	☐	☐
6c. Stephen Bashford	☐	☐	☐
6d. Dennis R. Brand	☐	☐	☐
6e. Ian Britchfield	☐	☐	☐
6f. Pierre-Andre Camps	☐	☐	☐
6g. Chung Foo Choy	☐	☐	☐
6h. Paul Cole	☐	☐	☐
6i. Graham B.R. Collis	☐	☐	☐
6j. Michael Constantinides	☐	☐	☐
6k. Stephen J. Curley	☐	☐	☐
6l. Nick Denniston	☐	☐	☐
6m. Christopher A. Edwards	☐	☐	☐
6n. Seamus Fearon	☐	☐	☐
6o. Michael Feetham	☐	☐	☐
6p. Beau H. Franklin	☐	☐	☐
6q. Giuliano Giovannetti	☐	☐	☐
6r. Michael Hammer	☐	☐	☐
6s. W. Preston Hutchings	☐	☐	☐
6t. Constantine Iordanou	☐	☐	☐
6u. Jason Kittinger	☐	☐	☐
6v. Gerald König	☐	☐	☐
6w. Jean-Philippe Latour	☐	☐	☐
6x. Lino Leoni	☐	☐	☐
6y. Mark D. Lyons	☐	☐	☐
6z. Patrick Mailloux	☐	☐	☐
6aa. Paul Martin	☐	☐	☐
6ab. Robert McDowell	☐	☐	☐
6ac. David H. McElroy	☐	☐	☐
6ad. François Morin	☐	☐	☐
6ae. David J. Mulholland	☐	☐	☐
6af. Mark Nolan	☐	☐	☐
6ag. Nicolas Papadopoulo	☐	☐	☐
6ah. Michael Price	☐	☐	☐
6ai. Elisabeth Quinn	☐	☐	☐
6aj. Maamoun Rajeh	☐	☐	☐
6ak. Andrew T. Rippert	☐	☐	☐
6al. Arthur Scace	☐	☐	☐
6am. Søren Scheuer	☐	☐	☐
6an. Matthew Shulman	☐	☐	☐
6ao. William A. Soares	☐	☐	☐
6ap. Patrick Storey	☐	☐	☐
6aq. Hugh Sturgess	☐	☐	☐
6ar. Ross Totten	☐	☐	☐
6as. Gerald Wolfe	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners)[PLEASE SIGN WITHIN BOX] Date

ANNUAL MEETING OF SHAREHOLDERS OF

ARCH CAPITAL GROUP LTD.

May 9, 2018

Please mark, sign and date this proxy card on the reverse side and return promptly in the enclosed envelope.

E35960-P00984

ARCH CAPITAL GROUP LTD.

PROXY CARD FOR ANNUAL MEETING OF SHAREHOLDERS ON MAY 9, 2018

This proxy is solicited by the board of directors of Arch Capital Group Ltd. (the "Company").
The undersigned hereby appoints Marc Grandisson and Susie Tindall as proxies, each with full power of substitution, to represent the undersigned and to vote all common shares of the Company held of record by the undersigned on March 14, 2018, or which the undersigned would otherwise be entitled to vote at the annual meeting to be held on May 9, 2018, and any adjournment thereof, upon all matters that may properly come before the annual meeting. **All shares eligible to be voted by the undersigned will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the annual meeting.**

The undersigned hereby acknowledges receipt of the proxy statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and hereby revokes all previously granted proxies.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

Continued and to be signed on reverse side